UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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ICF INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)
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Notice of Annual Meeting of Stockholders
to be held on June 5, 2015

Date:	Time:	Place:
June 5, 2015	10:30 a.m.	ICF International’s Corporate Headquarters 9300 Lee Highway Fairfax, Virginia 22031

AGENDA:

●	To elect two (2) directors for a term expiring in 2018 (Proposal 1);
●	To approve the amendment of the ICF International, Inc. 2010 Omnibus Incentive Plan, as amended on June 7, 2013 (the “2010 Incentive Plan”) (Proposal 2);
●	To approve the material performance goals under the 2010 Incentive Plan, for purposes of complying with the requirements of Internal Revenue Code Section 162(m) (Proposal 3);
●	To provide an advisory vote regarding ICF International’s overall pay-for-performance executive compensation program (Proposal 4);
●	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2015 (Proposal 5); and
●	To transact any other business that is properly brought before the meeting or any adjournment or postponement.

Pursuant to the Delaware General Corporation Law and ICF International’s Amended and Restated Bylaws, stockholders of record at the close of business on April 6, 2015 are entitled to notice of, and to vote at, the annual meeting. This notice of annual meeting, the Proxy Statement, and form of proxy or voting instruction form are being distributed and made available on or about April 24, 2015.

We are pleased to utilize the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials to stockholders over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of the Proxy Statement and our 2014 Annual Report. This notice contains instructions on how to access those documents over the Internet. We direct your attention to the attached Proxy Statement for more information, including instructions on how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, our 2014 Annual Report and a form of proxy or voting instruction form. All stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Employing an electronic distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

We cordially invite you to attend this year’s meeting. It is important that your shares of ICF International common stock be represented at this meeting in order to help ensure the presence of a quorum. Even if you plan to attend the annual meeting of stockholders in person, please vote your shares of ICF International common stock by mailing your completed proxy or voting instruction form, or voting electronically or telephonically, as doing so will ensure your representation at the annual meeting regardless of whether you attend in person. Thank you for your cooperation and continued support of ICF International.

By Order of the Board of Directors,

Sudhakar Kesavan
Chairman and Chief Executive Officer
Fairfax, Virginia
April 24, 2015

CAST YOUR VOTE RIGHT AWAY

We hope you will exercise your rights and fully participate as a stockholder. It is very important that you vote to play a part in the future of our Company. You do not need to attend the annual meeting of stockholders to vote your shares.

If you hold your shares through a broker, bank or nominee, your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the annual meeting of stockholders (except on ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm for 2015), unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your shares via telephone or the internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or nominee before the date of the stockholder meeting.

Even if you plan to attend our annual meeting of stockholders in person, please read this Proxy Statement with care and vote right away using any of the following methods. In all cases, have your proxy card or voting instruction form in hand and follow the instructions.

BY INTERNET USING	BY TELEPHONE	BY MAILING YOUR PROXY CARD
YOUR COMPUTER

Visit 24/7 www.proxyvote.com	Registered Owners dial toll-free 24/7 1-800-690-6903	Cast your ballot, sign your proxy card and send by free post

Admission:

All (1) stockholders of record as of the record date, (2) beneficial holders of ICF International common stock held by a broker, bank, or other nominee (i.e., in “street name”) as of the record date and (3) any authorized representatives of entities who are record or beneficial holders as of the record date may attend the annual meeting of stockholders. Attendees must present, in addition to valid photo identification or other satisfactory proof of identification, the following materials in order to be admitted to the meeting:

●	For stockholders, the top portion of their proxy card, which will serve as an admission ticket;
●

For beneficial holders, proof of stock ownership such as a recent brokerage statement or letter from a bank or broker. If you want to vote your shares of ICF International common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares; and

●	For authorized representatives, a letter from the entity certifying as to their status as an authorized representative.

PROXY SUMMARY

PROXY SUMMARY

To assist you in reviewing the proposals to be acted upon at the annual meeting of stockholders, we call your attention to the following information about ICF International, Inc.’s (“ICF International,” the “Company,” “we,” “our” or “us”) 2014 financial performance and key executive compensation actions and decisions. The following description is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the complete Proxy Statement that follows.

Proposals Which Require Your Vote

		More Information	Board Recommendation	Votes Required for Approval
PROPOSAL 1	Election of two (2) directors	Page 5	FOR each Director Nominee	Plurality of the votes entitled to be cast in the election of directors.
PROPOSAL 2	Approval of the amendment to the Company’s 2010 Omnibus Incentive Plan, as amended on June 7, 2013 (the “2010 Incentive Plan”)	Page 14	FOR	Affirmative “FOR” vote of a majority of the votes cast for the proposal.
PROPOSAL 3	Approval of material terms of the 2010 Incentive Plan, for purposes of complying with the requirements of Internal Revenue Code Section 162(m)	Page 21	FOR	Affirmative “FOR” vote of a majority of the votes cast for the proposal.
PROPOSAL 4	Advisory vote regarding ICF International’s overall pay-for-performance executive compensation program	Page 22	FOR	Advisory vote only.
PROPOSAL 5	Ratification of the selection of the independent registered public accounting firm	Page 23	FOR	Optional vote only.

About ICF International

ICF International provides professional services and technology solutions that deliver beneficial impact in areas critical to the world's future. The Company is fluent in the language of change, whether driven by markets, technology, or policy. Since 1969, we have combined a passion for our work with deep industry expertise to tackle our clients' most important challenges. We partner with clients around the globe—advising, executing, innovating—to help them define and achieve success. Our more than 5,000 employees serve government and commercial clients from more than 70 offices worldwide. ICF International’s website is www.icfi.com.

At December 31, 2014, ICF International had total revenue of $1,050.1 million, consolidated assets of approximately $1,110.3 million and total consolidated stockholders’ equity of approximately $500.7 million.

ICF International is a Delaware corporation. ICF International’s principal executive offices are located at 9300 Lee Highway, Fairfax, Virginia 22031.

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PROXY SUMMARY

2014 Business Highlights

Financial Performance. 2014 was a year of major progress and accomplishment for our Company on many fronts:

●

Operating income was $69.4 million, up 7.2% over the $64.7 million reported for full year 2013. Earnings per share, on a diluted basis, was $2.00 per share of common stock for 2014, compared to $1.95 per share of common stock for 2013:

●	Revenue was $1.05 billion in 2014, up 10.6% over the $949.3 million reported for full year 2013:

Acquisitions.

In February 2014, March 2014 and November 2014, ICF International completed its acquisition of Mostra S.A. (“Mostra”), CityTech, Inc. (“CityTech”) and OCO Holdings, Inc. and its subsidiaries (collectively known as “Olson”), respectively. Mostra is a strategic communications consulting company based in Brussels, Belgium that offers end-to-end, multi-channel communications solutions to assist government and commercial clients, particularly the European Commission. CityTech is a Chicago-based digital interactive consultancy specializing in enterprise applications development, web experience management, mobile application development, cloud enablement, managed services, and customer experience management solutions. Olson is a Minnesota-based marketing technology and digital services firm. ICF International’s acquisition of Mostra, CityTech and Olson in 2014 broadened its offerings to clients in the areas of content management, marketing and digital services. These acquisitions now allow us to offer complete end-to-end solutions for chief marketing officers, chief communications officers, and chief technology officers as they invest in digital marketing platforms and solutions.

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PROXY SUMMARY

Compensation Highlights

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company took the following actions during fiscal year 2014 and to date to maintain and improve the pay-for-performance nature of our executive compensation program:

●	Extensively reviewed external executive compensation trends to ensure the Company’s executive compensation practices align with market best practices.

●

Reviewed the work of management’s compensation consultant, Semler Brossy Consulting Group, LLC, and then, with input from the Compensation Committee’s compensation consultant, AonHewitt, made determinations on the design of a performance share program (“Performance Program”) to add performance shares to the mix of ICF International’s long-term incentive program beginning in 2015. Performance shares are performance-contingent awards where executives may earn zero to maximum performance shares depending on the Company’s actual performance against pre-established performance measures. The performance periods of the performance shares focus on the long term (i.e., more than one year) to align executives’ interests with the interests of long-term stockholders. Performance shares were granted to members of ICF International’s executive leadership team on March 16, 2015 (as reported by a Form 8-K filed with the SEC on March 11, 2015).

●

Enhanced the Executive Stock Ownership Policy by expanding the designated executives (including the named executive officers (the “NEOs”)) subject to it and increased the level of stock ownership that executives are required to hold. Under the policy, the executive may not sell, transfer or dispose of shares of Company common stock if he or she does not meet the requisite stock ownership policy.

●

Revised the Annual Incentive Program to make it more formulaic. Previously, “on plan” performance was defined as achieving 85% to 115% of performance goals. Beginning in 2015, threshold, target and maximum performance goals are established with appropriate payouts at each level.

●

Reviewed the 2010 Incentive Plan against key institutional investors’ voting policies on equity plans and proxy advisory firms’ equity plan evaluation criteria, which resulted in recommendations for the amendment to the 2010 Incentive Plan, as described in this Proxy Statement including, consistent with best corporate governance practices, “double-trigger” change of control equity vesting and one (1) year minimum vesting of equity awards (except for pre-existing employment or severance agreements), the approval of which will be voted upon at the 2015 annual meeting of stockholders.

●	Revised the peer group to include a broader array of companies to reflect the evolution of ICF International’s business strategy.

For additional information on compensation-related matters, see the Compensation Discussion & Analysis (the “CD&A”) section of this Proxy Statement.

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PROXY SUMMARY

The compensation of our NEOs reflects both our 2014 performance and the increased rigor of our annual incentive program.

NEO	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Compensation ($)	All Other Compensation ($)	Total ($)
Sudhakar Kesavan	$810,867	$714,300	$714,445	$656,184	$19,783	$2,915,579
John Wasson	597,365	375,843	375,951	382,639	10,828	1,742,626
James C. Morgan	469,622	189,121	189,158	263,213	10,540	1,121,654
Ellen Glover	359,981	108,697	108,734	144,739	11,548	733,699
Isabel Reiff	339,827	103,653	103,667	174,870	14,444	736,461

2014 Executive Total Compensation Mix

Under our executive compensation program, a significant portion (71% and 58%, respectively) of the Chief Executive Officer’s (the “CEO”) and other NEOs’ annual total compensation is variable based on our operating performance and/or our stock price, as shown below:

Response to Advisory Vote

Approximately 96% of the votes cast at the 2014 annual meeting of stockholders on the non-binding advisory vote on our NEO compensation were voted in support of our executive compensation program. Consistent with its strong commitment to engagement, communication, and transparency, the Compensation Committee continues to regularly review our executive compensation program to ensure alignment between the interests of our senior executives and stockholders.

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PROXY SUMMARY

Corporate Governance Highlights

ICF International has a longstanding commitment to effective governance of its business and affairs for the benefit of stockholders. The Board of Directors’ (the “Board”) Governance and Nominating Committee (the “Governance and Nominating Committee”) periodically reviews our Corporate Governance Guidelines to maintain effective and appropriate standards of corporate governance.

Board Leadership Structure

Our Board leadership structure currently consists of a Chairman of the Board, who also serves as our CEO, a Lead Independent Director, and independent Committee chairs. The Board believes that ICF International is currently best served in combining the CEO and Chairman of the Board positions, complemented by an independent, strong and effective Lead Independent Director.

On April 15, 2015, S. Lawrence Kocot delivered his resignation from the Board, effective April 25, 2015. The size of the Board will decrease by one (1) member so that the Board consists of seven (7) directors, six (6) of whom are independent. In the effort to make the Board classes as even in number as possible, director Eileen O’Shea Auen was moved from Class I (with a term expiring in 2016) to Class III, and as a result, is up for re-election at the 2015 annual meeting of stockholders.

Lead Independent Director

Dr. Edward Bersoff serves as ICF International’s Lead Independent Director. Both the Board and management believe that strong, independent Board leadership is a critical aspect of effective corporate governance.

Lead Independent Director responsibilities include, but are not limited to:

●	Chair any meeting of the independent directors in executive session.

●	Meet with any director whom the Lead Director deems is not adequately performing his or her duties as a member of the Board or any committee.

●

Facilitate communications between other members of the Board and the Chairman of the Board and/or the CEO; however, each director is free to communicate directly with the Chairman of the Board and with the CEO.

●	Work with the Chairman of the Board in the preparation of the agenda for each Board meeting and in determining the need for special meetings of the Board.

●	Consult with the Chairman of the Board and/or the CEO on matters relating to corporate governance and Board performance.

●

Lead the deliberation and action by the Board or a Board committee regarding any offer, proposal or other solicitation or opportunity involving a possible acquisition or other change of control of the Company, including by merger, consolidation, asset or stock sale or exchange, or recapitalization.

Strong Board Committees

The three (3) standing committees established by the Board meet on a regular basis and operate under written charters approved by the Board. Each committee performs an annual self-evaluation to determine whether the committee is functioning effectively and fulfilling its duties as prescribed by its charter. All members of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee are independent, and each committee has the ability to hire and terminate its own outside advisors.

Board Risk Oversight

Our Board has oversight for risk management with a focus on the most significant enterprise risks facing the company, including strategic, reputation, liquidity, market, operational, financial, legal, and compliance risks.

Continuing Education

ICF International’s Corporate Governance Guidelines encourage all directors to receive continuing education in areas that will assist them in discharging their duties.

Stock Ownership and Holding Period Requirements

The Board believes that designated executives of the Company should have a financial stake in ICF International so that their interests are aligned with those of the stockholders, and therefore, will more effectively represent ICF International’s stockholders. Currently, pursuant to the Company’s Executive Stock Ownership Policy, as amended in May 2014 (the “Executive Stock Ownership Policy”), each of the Chairman of the Board and CEO, the NEOs and other designated executives are expected to own shares of ICF International common stock with a value equal to, or in excess of, four (4) times, two (2) times, and one (1) times the value of his or her annual base salary, respectively. For designated executives (including NEOs) as of January 1, 2015, ownership levels are to be achieved within five (5) years of that date, and for newly appointed designated executives, such levels are to be achieved by the later of the fifth (5th) anniversary of becoming such an executive, or December 31 of that year.

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PROXY SUMMARY

The Board also believes that its members should share stockholders’ focus on the Company’s long-term value. In March 2011, upon the recommendation of the Governance and Nominating Committee, the Board adopted a revised Board member stock ownership policy establishing, as a guideline (but not an absolute requirement), that non-employee directors of the Company be expected to own shares of Company common stock valued at five (5) times such director’s annual cash meeting retainer, which may include shares of unvested restricted stock (i.e., directors are strongly encouraged to hold common stock valued at $300,000 (or five (5) times $60,000)). Such ownership level is to be achieved over a period of four (4) years after becoming a member of the Board.

As of April 6, 2015, each of our NEOs and non-employee directors either met the above stock ownership guidelines or are expected to meet the applicable ownership guidelines within the specified time period.

Anti-Hedging and Anti-Pledging.

Pursuant to the Company’s Policy on Insider Information and Securities Trading (“Policy on Insider Information”) the Company considers it improper and inappropriate for any employee, officer or director of the Company to engage in short-term or speculative transactions in the Company’s securities. The Policy on Insider Information specifically prohibits directors, officers and other employees from engaging in short sales of the Company’s securities and transactions in puts, calls or other derivative securities (sometimes referred to as “hedging”). Each of the NEOs and directors complied with the Policy on Insider Information during fiscal year 2014.

Individual stock grant agreements prohibit the pledging or assignment of stock grants.

Good Governance Practices

●	Board is 86% independent, 43% female, and includes a Lead Director.
●	Board reflects a range of talents, ages, skills, diversity, and expertise.
●	Each director attended over 75% of applicable Board/Committee meetings.
●	Board has three (3) standing committees, each operating under a written charter and chaired by an independent director: Audit, Compensation, and Governance and Nominating.
●	Board has adopted comprehensive Corporate Governance Guidelines to guide its oversight and leadership.
●	The Board and each Committee conduct an annual self-evaluation.
●	The Board conducts an annual evaluation of the CEO.
●	We have stock ownership guidelines for directors and executive officers.
●	We have policies restricting hedging and short sales of ICF International equity securities by directors and executive officers.
●	Individual stock grant agreements prohibit the pledging or assignment of stock grants.
●	The Board reviews management talent and succession planning annually.
●	No stockholder rights plan or “poison pill” has been adopted.
●	The Compensation Committee, in conjunction with an independent compensation consultant, routinely reviews our pay-for-performance executive compensation program.
●	Neither the Board nor management has engaged in related party transactions.
●	The CEO’s and COO’s severance agreements have a “double trigger” in connection with any compensation, equity or benefits paid in the event of a change of control.

Compensation Recoupment Policy

The Company’s recoupment policy is set forth in the 2010 Incentive Plan. Under this policy, if any of the Company’s financial statements are required to be restated resulting from errors, omissions, or fraud, the Committee may direct that the Company recover all or a portion of any award (cash or equity) granted or paid to a participant with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from the participant shall be the amount by which the award exceeded the amount that would have been payable to the participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Committee shall determine. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law (including but not limited to amounts that are required to be recovered or forfeited under Section 304 of the Sarbanes-Oxley Act of 2002).

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PROXY SUMMARY

Stockholder Actions

Election of Directors (Proposal 1)

You will find important information below about the qualifications and experience of each of the director nominees whom you are being asked to elect. The Governance and Nominating Committee performs an annual assessment to evaluate whether ICF International’s directors have the skills and experience to effectively oversee the Company. All of our directors have proven leadership ability, sound judgment, integrity and a commitment to the success of our Company.

Director Nominees

Name	Director Since	Age	Independent	Principal Occupation	Other Public Boards	ICF International Board Committees
Eileen O’Shea Auen	2008	52	Yes	Executive Chairman, Helios	None	Governance & Nominating Committee (Chair); Compensation Committee

Cheryl Grisé	2012	62	Yes	Retired	MetLife, Inc., PulteGroup, Inc., and Pall Corporation	Compensation Committee (Chair)

On April 15, 2015, S. Lawrence Kocot delivered his resignation from the Board, effective April 25, 2015. The size of the Board will decrease by one (1) member so that the Board consists of seven (7) directors. In the effort to make the Board classes as even in number as possible, director Eileen O’Shea Auen was moved from Class I (with a term expiring in 2016) to Class III. As a result, Ms. Auen is standing for re-election at the 2015 annual meeting of stockholders.

Approval of the Amendment to the 2010 Incentive Plan (Proposal 2)

Stockholders are being asked to vote in favor of the amendment to the 2010 Incentive Plan. The amendment to the 2010 Incentive Plan includes:

(1) an increase in the number of shares reserved for issuance thereunder by 1,540,000 shares,

(2) the adoption of a “double trigger” change of control provision for vesting of, and restriction period for, equity awards, and

(3) the adoption of a one-year minimum vesting of, and restriction/performance period for, equity awards (except for pre-existing employment or severance agreements) with up to 5% of the available shares (including the additional shares requested) not subject to such minimum one-year restrictions.

The proposed amendment was approved by the Board on April 8, 2015. If approved by the stockholders at the 2015 annual meeting, the amendment will become effective upon such approval. The purpose of the amendment is primarily to align certain provisions with recognized market best practices; and to increase the number of shares available under the 2010 Incentive Plan.

Detailed information on Proposal 2, including a summary of Stockholder Friendly Features and burn rates, can be found on pages 14 through 20 below.

Approval of the Material Terms of the Performance Goals under the 2010 Incentive Plan for Purposes of Complying with the Requirements of Internal Revenue Code Section 162(m) (Proposal 3)

Stockholders are being asked to vote to reapprove the material terms of the performance goals of the 2010 Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, including the corporate performance goals to which payment of certain awards made under the 2010 Incentive Plan may be tied in order to qualify those awards as performance-based compensation under Section 162(m) of the Code. Such performance goals must be approved by stockholders every five (5) years, and five (5) years have passed since the approval of the performance goals under the 2010 Incentive Plan. If our stockholders reapprove these terms, the Compensation Committee of the Board will have the ability to make awards and payments under the 2010 Incentive Plan that qualify as tax-deductible performance-based compensation under Section 162(m) of the Code.

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PROXY SUMMARY

Advisory Vote Regarding ICF International’s Overall Pay-For-Performance Executive Compensation Program (Proposal 4)

Stockholders are being asked to cast a non-binding, advisory say on pay (“Say on Pay”) vote on our executive officer compensation. Last year, approximately 96% of the votes cast by our stockholders on this proposal supported our executive compensation program. Consistent with the recommendation of the Board and the preference of our stockholders, we have decided to hold an annual Say on Pay vote. In evaluating this year’s Say on Pay proposal, we recommend that you carefully review the CD&A, which explains how and why the Compensation Committee arrived at its executive compensation actions and decisions for 2014.

Ratification of the Selection of the Independent Registered Public Accounting Firm

(Proposal 5)

The Audit Committee of the Board has appointed Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm (independent auditor) for 2015. While we are not required to have stockholders ratify the selection of Grant Thornton as the Company’s independent auditor, we are doing so because we believe it is good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider the appointment, but may nevertheless retain Grant Thornton as the Company’s independent auditor. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders.

Submission of Stockholder Proposals or Nominations for 2016 Annual Meeting of Stockholders

Stockholder proposals submitted for inclusion in our 2016 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by us by December 26, 2015. Notice of stockholder proposals to nominate a person for election as a Director or to introduce an item of business at the 2016 annual meeting of stockholders outside Rule 14a-8 must be received by us no earlier than February 6, 2016 and no later than March 7, 2016.

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TABLE OF CONTENTS

Page

VOTING AND MEETING INFORMATION	1

PROPOSAL 1 ELECTION OF DIRECTORS	5

PROPOSAL 2 APPROVAL OF AMENDMENT TO THE 2010 INCENTIVE PLAN	14

PROPOSAL 3 APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE 2010 INCENTIVE PLAN FOR PURPOSES OF INTERNAL REVENUE CODE SECTION 162(M)	21

PROPOSAL 4 ADVISORY VOTE REGARDING ICF INTERNATIONAL’S OVERALL PAY-FOR-PERFORMANCE EXECUTIVE COMPENSATION PROGRAM	22

PROPOSAL 5 RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT	23

AUDIT COMMITTEE REPORT	24

CORPORATE GOVERNANCE AND BOARD MATTERS	25

Board and Committee Meetings in 2014	25

Corporate Governance Guidelines	25

Director Independence	25

Board Leadership Structure; Lead Independent Director	25

Risk Oversight	25

Board Committees	26

Compensation Committee Interlocks and Insider Participation	27

Process for Selecting and Nominating Directors	27

Executive Stock Ownership Policy	28

Board Stock Ownership Guidelines	28

Director Continuing Education	28

Prohibitions on Derivatives Trading, Hedging and Pledging	28

Stockholder Communications with the Board	28

Director Compensation	28

Director Compensation Table for 2014	29

2014 Board Compensation	29

Code of Ethics	29

Certain Relationships and Transactions with Related Persons	30

Other Transactions Considered for Independence Purposes	30

EXECUTIVE OFFICERS OF THE COMPANY DURING 2014	30

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS	31

EXECUTIVE COMPENSATION	34

Compensation Discussion and Analysis	34

Fiscal 2014 – Financial Highlights	34

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Compensation Highlights	34

Stockholder-Aligned Executive Compensation Practices	35

Compensation Philosophy and Objectives	35

Guidelines for the 2014 Executive Officer Compensation Program	35

Implementing Our Objectives	36

Effect of 2014 Say on Pay Vote	38

Executive Compensation Components	38

2014 Base Compensation	38

2015 Base Compensation	39

Incentive Compensation	39

Retirement and Other Benefits	42

Compensation Practices and Risk	43

Summary Compensation Table	43

Employment Agreement	44

Grants of Plan-Based Awards in 2014	45

Option Exercises and Stock Vested During 2014	47

Deferred Compensation Plan	47

Potential Payments upon Termination or Change of Control	48

Payments Pursuant to Employment Agreement	48

Payments Pursuant to Severance Letter Agreements	48

Payments in the Event of Death or Disability	49

Payments in the Event of a Change of Control	49

COMPENSATION COMMITTEE REPORT	51

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	52

STOCKHOLDERS’ PROPOSALS FOR THE 2016 ANNUAL MEETING	52

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION	52

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VOTING AND MEETING INFORMATION

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ICF International, Inc. (“ICF International,” the “Company,” “we,” “our,” or “us”) to be used at the annual meeting of stockholders of the Company. The annual meeting will be held at our principal executive office, 9300 Lee Highway, Fairfax, Virginia 22031, on June 5, 2015, at 10:30 a.m., local time. This Proxy Statement and enclosed proxy form are being made available over the Internet or delivered by mail on or about April 24, 2015, to stockholders of record.

Voting And Meeting Information

What is the purpose of the annual meeting?

At our annual meeting, you will be asked to:

		More Information	Board Recommendation	Votes Required for Approval
PROPOSAL 1	Elect two (2) directors to serve for a term expiring at our annual meeting in 2018	Page 5	FOR each Director Nominee	Plurality of the votes entitled to be cast in the election of directors
PROPOSAL 2	Approve the amendment to the ICF International, Inc. 2010 Omnibus Incentive Plan, as amended on June 7, 2013 (the “2010 Incentive Plan”)	Page 14	FOR

Affirmative vote of the majority of votes cast. Because this is a non-routine matter, abstentions will have the same effect as voting against the proposal. Broker non-votes will have no effect on the vote results.

PROPOSAL 3	Approve material plan terms of the 2010 Incentive Plan for purposes of complying with the requirements of Internal Revenue Code Section 162(m)	Page 21	FOR

Affirmative vote of the majority of votes cast. Because this is a non-routine matter, abstentions will have the same effect as voting against the proposal. Broker non-votes will have no effect on the vote results.

PROPOSAL 4	Provide an advisory vote regarding ICF International’s overall pay-for-performance executive compensation program (the “Say on Pay” vote)	Page 22	FOR	Advisory vote only.
PROPOSAL 5	Ratify the selection of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm	Page 23	FOR	Optional vote only.
–Transact any other business that properly comes before the meeting or any adjournment or postponement.

VOTING AND MEETING INFORMATION

How does the Board recommend that I vote?

Our Board recommends that you vote your shares FOR: (i) the nominees for election to the Board; and (ii) Proposals 2, 3, 4 and 5.

Who is entitled to vote?

Holders of record of our common stock as of the close of business on April 6, 2015, are entitled to vote at the annual meeting. At that time, we had 19,555,426 outstanding shares of common stock. We have no other outstanding classes of stock that are entitled to vote at the annual meeting. Voting stockholders are entitled to one (1) vote per share.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

We are pleased to utilize the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials by mail.

To reduce the expenses of delivering duplicate notices to stockholders, we are relying upon SEC rules that permit us to deliver only one (1) notice about the Internet availability of the proxy materials to multiple stockholders who share an address, unless we receive contrary instructions from any stockholder at that address. Upon request, whether oral or written, we will deliver a separate copy of the notice about the Internet availability of the proxy materials to any stockholder at a shared address who requests his or her own copy. Requests should be made to ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Mollie Roy, Corporate Secretary.

How can I access the proxy materials over the Internet?

Your notice about the Internet availability of the proxy materials, proxy form, or voting instruction form will contain instructions on how to view our proxy materials for the annual meeting on the Internet. Our proxy materials are also publicly available, free of charge, at www.proxyvote.com. Our proxy materials will be available at this website through the conclusion of the annual meeting.

Your notice of Internet availability of proxy materials, proxy form, or voting instruction form will contain instructions on how you may request access to proxy materials electronically on an ongoing basis. Choosing to access your proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials.

How may I obtain a paper copy of the Company’s proxy materials, 2014 Annual Report, and/or other financial information?

Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions regarding how to obtain a paper copy of the proxy materials on their notice. Stockholders also may request a free copy of our Proxy Statement and/or 2014 Annual Report, which includes our Form 10-K, by writing to: ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Mollie Roy, Corporate Secretary. Alternatively, stockholders can access the 2014 Annual Report, which includes our Form 10-K, on our Investor Relations website at: http://investor.icfi.com. We will also furnish any exhibit to the 2014 Form 10-K if specifically requested.

How do I vote?

You may vote in person at the meeting, on the Internet, by telephone, or through a proxy or voting instruction form. Stockholders who have received a notice of the availability of the proxy materials by mail may submit proxies over the Internet by following the instructions on the notice. Stockholders who have received a paper copy of a proxy form or a voting instruction form by mail may either:

(i)	submit their proxy over the Internet using their computer or by telephone by following the instructions on the proxy form or voting instruction form; or

(ii)	submit their proxy by mail by signing and dating the proxy form or voting instruction form received and returning it in the prepaid envelope.

What if I hold shares indirectly?

If you hold shares in a stock brokerage account, or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. If you do not direct your broker how to vote, your broker is permitted to vote your shares on the appointment of the independent registered public accounting firm, even if you do not furnish voting instructions. However, your broker will not be able to vote on other matters.

If your shares are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Can I change my vote?

You have the right to revoke your proxy at any time before votes are counted at the meeting by:

●	notifying us in writing at our corporate offices by writing to ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Mollie Roy, Corporate Secretary;
●

entering a new vote by using the Internet or the telephone, or by mailing a new proxy form or new voting instruction form bearing a later date, which will automatically revoke your earlier voting instructions; or

VOTING AND MEETING INFORMATION

●	voting in person at the meeting.

Attendance at the meeting will not in itself constitute revocation of your proxy.

Attending the Meeting

Attendance at the meeting is limited to stockholders who, as of the record date, are:

●	stockholders of record;
●	beneficial holders of ICF International common stock held by a broker, bank, or other nominee (i.e., in “street name”); or
●	authorized representatives of entities who are record or beneficial holders.

A stockholder of a class noted above must present, in addition to valid photo identification or other satisfactory proof of identification, such as the following materials, in order to be admitted to the meeting:

●	stockholders of record must present the top portion of their proxy card, which will serve as an admission ticket;
●

beneficial holders will need proof of stock ownership. A recent brokerage statement or letter from a bank or broker is an example of proof of stock ownership. If you want to vote your shares of ICF International common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares; and

●

in addition to any evidence required above for record or beneficial holders, authorized representatives must present a letter from the entity certifying as to their status as an authorized representative.

Cameras, recording devices and other electronic devices, and the use of cellular phones or tablets will not be permitted at the meeting. Representatives will be at the entrance to the meeting and these representatives will have the authority, on the Company’s behalf, to determine whether the admission policies and procedures are being followed and whether you will be granted admission to the meeting.

What are the requirements and procedures for a quorum, abstentions, and broker non-votes?

Your shares are counted as present at the meeting if you attend the meeting, if you properly return a proxy by mail, or you vote by telephone or electronically. In order for us to vote on matters at the meeting, a majority of our outstanding shares of common stock as of April 6, 2015 and entitled to vote must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting and will be counted as voting (but not for or against) on the affected proposal. Broker non-votes will not be counted for purposes of establishing a quorum or counted as voting. A broker non-vote occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and/or has not received voting instructions from the beneficial owner. Broker non-votes may arise with respect to the proposal for the election of directors, the vote to approve the amendment to the 2010 Incentive Plan and to approve the material terms of the performance goals under the 2010 Incentive Plan, and the Say on Pay vote, because such proposals are considered non-routine matters under applicable rules, and brokers are not allowed to vote your shares on such proposals if you do not furnish voting instructions. If a quorum is not present, the meeting will be adjourned or postponed until a quorum is present.

How many votes are needed to approve each item?

For the election of two (2) directors, each for a term of three (3) years,

●	You may vote in favor of the nominees or withhold votes as to the nominees.

●	There is no cumulative voting for the election of directors.

●

Directors must be elected by a plurality of the votes entitled to be cast in the election of directors, which means that the nominee(s) receiving the greatest number of votes cast at the meeting will be elected.

●	Abstentions and broker non-votes will have no effect on the outcome of the election.

In voting on the amendment to the 2010 Incentive Plan:

●	You may vote in favor of or against the proposal, or you may abstain from voting.

●	Approval of the amendment to the 2010 Incentive Plan requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or by proxy at the annual meeting.

●	Abstentions will have the same effect as voting against this proposal.

●

The approval of this proposal is a non-routine proposal, which means that brokers or other nominees do not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on this matter and thus will have no effect on the result of the vote.

In voting on the approval of the material performance goals under the 2010 Incentive Plan for purposes of complying with the requirements of Internal Revenue Code Section 162(m),

●	You may vote in favor of or against the proposal, or you may abstain from voting.

●

Approval of the material performance goals under the 2010 Incentive Plan requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or by proxy at the annual meeting.

VOTING AND MEETING INFORMATION

●	Abstentions will have the same effect as voting against this proposal.

●

The approval of this proposal is a non-routine proposal, which means that brokers or other nominees do not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on this matter and thus will have no effect on the result of the vote.

The Say on Pay vote is only an advisory vote to the Board regarding the compensation of the Company’s top executives.

●	You may vote in favor of or against the Company’s compensation system, or you may abstain from voting.

●	Since this an advisory vote only, there are no minimum stockholder approval requirements.

●	Abstentions will have the same effect as voting against this proposal.

●

The approval of this proposal is a non-routine proposal which means that brokers or other nominees do not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on this matter and thus will have no effect on the result of the vote.

The Board will strongly consider the outcome of this vote in determining the compensation of top executives.

In voting on the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm,

●	You may vote in favor of the proposal, against the proposal, or abstain from voting.

●

The ratification of Grant Thornton LLP as the independent registered public accounting firm is an optional vote only that is performed as a means of good corporate governance, and as such, there are no minimum stockholder approval requirements.

●	Abstentions will have the same effect as voting against the proposal.

●

Broker non-votes will have no effect on the voting, although no broker non-votes are expected to exist in connection with this vote as ratification of the independent registered public accounting firm is considered a routine matter under applicable rules.

In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Internet Availability of Proxy Materials and by the organization that holds your shares.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the annual meeting other than the five (5) proposals described in this Proxy Statement. If any other business is properly presented at the meeting, your signed proxy form gives authority to the named proxies to vote your shares on such matters, including any adjournment or postponement of the meeting, in their discretion.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published within four (4) business days via a Form 8-K current event filing following the conclusion of the annual meeting.

VOTING AND MEETING INFORMATION

Proposal 1
Election of Directors

Our authorized number of directors is presently fixed at eight (8), divided into three (3) classes, one of which contains two (2) members and two (2) of which contain three (3) members.

In the past twelve (12) months, the following changes have been made to the composition of the Board. First, effective October 2, 2014, we increased the size of our Board by one (1) member and appointed Ms. Leslye Katz to the Board. Ms. Katz is serving as a Class II director and will serve until the Company’s annual meeting of stockholders in 2017.

Second, on April 15, 2015, S. Lawrence Kocot delivered his resignation from the Board, effective April 25, 2015. The size of the Board will decrease by one (1) member so that the Board consists of seven (7) directors. In the effort to make the Board classes as even in number as possible, director Eileen O’Shea Auen was moved from Class I (with a term expiring in 2016) to Class III. As a result, Ms. Auen is up for re-election at the 2015 annual meeting of stockholders.

Our directors are elected to serve three-year terms, so that the term of office of one (1) class of directors expires at each annual meeting.

The Board has nominated the following individuals, each of whom is currently a director, for election as directors for terms expiring at our annual meeting in 2018 or until their respective successors have been elected and qualified.

►	Cheryl W. Grisé

►	Eileen O’Shea Auen

If either of these nominees becomes unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. We have no reason to believe that either nominee will be unavailable.  The director nominees will be elected by a plurality of the votes entitled to be cast at the annual meeting. A plurality is generally defined as the excess of the votes cast in favor of a director nominee over those cast in favor of any other nominee. You may vote for up to the number of nominees named, and the nominees receiving the largest number of “FOR” votes will be elected to the director positions to be filled.

The nominees and each of our continuing directors is a seasoned business leader who contributes an array of experience, qualifications, attributes, and skills to the Board. The following pages regarding each nominee and each continuing director provide background information and a summary of some of each person’s key qualifications to serve as a director. Please also see the chart below summarizing how each nominee and each continuing director reflects Board selection criteria adopted by our Governance and Nominating Committee. The age indicated for each individual is as of December 31, 2014.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE DIRECTOR NOMINEES

VOTING AND MEETING INFORMATION

Nominees for Election as Directors for a Term Expiring in 2018—Class III Directors

CHERYL GRISÉ Independent Director Age 62	Director Since: 2012 Committees: Compensation (Chair) Other Current Public Directorships: MetLife, Inc.; PulteGroup, Inc.; Pall Corporation Current Occupation: Retired

Career and Education Highlights:

●	Eversource Energy (f/k/a Northeast Utilities), a public utility holding company:		●	Board member, Pall Corporation (NYSE: PLL), a manufacturer of fluid
	–	Executive Vice President (2005 to 2007).		purification devices (2007 to present).
	–	Various senior management positions at Northeast Utilities, after her	●	Former Board member, Dana Holding Corporation (f/k/a Dana Corporation)
		employment in 1980, including President-Utility Group, General Counsel and		(NYSE: DAN) (2002-2008).
		Chief Executive Officer of all Northeast Utilities operating subsidiaries.	●	Member, Board of Trustees, Kingswood-Oxford School (2005 to present).
●	Lead director, MetLife, Inc. (NYSE: MET), a major multi-line insurance carrier		●	Trustee Emeritus, University of Connecticut Foundation (2011 to present).
	(2004 to present).		●	B.A., Education, University of North Carolina.
●	Board member PulteGroup, Inc. (f/k/a Pulte Homes, Inc.) (NYSE: PHM), a large		●	J.D., Thomas Jefferson School of Law.
	commercial home builder (2008 to present).		●	Executive Management Program, Yale University School of Organization
and Management.

sELECTED dIRECTOR qUALIFICATIONS:

►

Director experience serving on boards of other public companies, including service as a Lead director and serving as a member of the Audit Committee and chairing Compensation or Governance Committees of those boards

►	Demonstrated business and financial acumen and experience

►	Governance experience as general counsel

►	Extensive management experience in the electric and natural gas utility industry

VOTING AND MEETING INFORMATION

EILEEN O’SHEA AUEN Independent Director Age 52	Director Since: 2008 Committees: Governance and Nominating (Chair); Compensation Other Current Public Directorships: None Current Occupation: Executive Chairman, Helios

Career and Education Highlights:

●	Executive Chairman of Helios (the resulting company in the merger of PMSI,	●	Managing Partner, Chapterhouse, LLC (2004 to 2005).
	Inc. and Progressive Medical, Inc.).	●	President, Health Net of the Northeast (2003 to 2004).
●	Chairman and Chief Executive Officer of PMSI, Inc. (2008 to 2013).	●	President, Southeast Region, Cigna Healthcare (2000 to 2003).
●	Head of Healthcare Management, Aetna (2007 to 2008).	●	B.A., Towson University.
●	Chief Executive Officer, APS Healthcare, Inc. (2005 to 2007).	●	M.B.A., University of Virginia.

sELECTED dIRECTOR qUALIFICATIONS:

►

Prior experience as a chief executive officer, providing significant management experience in the areas of finance, accounting, business operations, management, risk oversight, executive decision making and corporate governance

►	Substantial expertise in healthcare

►	Experienced ICF board member whose tenure provides a thorough understanding of ICF’s business and corporate governance and its values and culture

►	Meaningful experience in the services sector, including the sale and integration of a services business

VOTING AND MEETING INFORMATION

Directors Whose Term of Office Expires in
2016—Class I Directors

DR. SRIKANT M. DATAR Independent Director Age 61

Director Since: 2006

Committees: Governance and Nominating

Other Current Public Directorships: Novartis AG; T-Mobile US, Inc.; and Stryker Corporation

Current Occupation: Arthur Lowes Dickinson Professor at the Graduate School of Business Administration at Harvard University

Career and Education Highlights:

●	Arthur Lowes Dickinson Professor at the Graduate School of Business	●	Former Board member, HCL Technologies Limited, a public company under
	Administration, Harvard University (1996 to present).		Indian law whose shares are publicly traded on the Mumbai Stock Exchange
●	Chartered Accountant.		(2012 to 2014).
●	Professor, Stanford University (1989 to 1996).	●	Former Board member, KPIT Technologies (2007 to 2012).
●	Professor, Carnegie Mellon University (1983 to 1989).	●	Published papers in several leading academic journals and is the co-author of
●	Board member, Novartis AG, a holding company organized under Swiss law		“Rethinking the MBA: Business Education at a Crossroads.”
	and publicly traded on the SWX Swiss Stock Exchange and the NYSE (NYSE:	●	Consulted with, and done field-based research with, many corporations and
	NVS), in the form of American Depositary Shares (2003 to present).		has presented his research to managers and executives in North and South
●	Board member, Stryker Corporation (NYSE: SYK) (2009 to present).		America, Europe, Asia, Australia and Africa.
●	Board member, T-Mobile US, Inc. (NYSE: TMUS) (2013 to present).	●	Received gold medals upon his graduation from the Indian Institute of
Management, Ahmedabad, and the Institute of Cost and Works
Accountants of India.
		●	Masters in Statistics and Economics, Stanford University.
		●	Ph.D. in Business, Stanford University.

sELECTED dIRECTOR qUALIFICATIONS:

►

Service on boards of other international businesses, including as director of a leading global pharmaceutical company, director of a leading global medical technology company and director of a leading U.S. telecommunications company

►	Substantial teaching and practical experience in strategy, implementation, accounting and related issues, as a tenured professor of a leading U.S. university

►	Both academic and broad-based experience in strategy, finance, management, and accounting

►	Experienced ICF Board member whose tenure provides a thorough understanding of ICF’s business and corporate governance and its values and culture

VOTING AND MEETING INFORMATION

PETER M. SCHULTE Independent Director Age 57	Director Since: 1999 Committees: Audit and Compensation Other Current Public Directorships: None Current Occupation: Managing Partner and Founder, CM Equity Partners

Career and Education Highlights:

●	Managing Partner and Founder, CM Equity Partners, a private equity firm		–	Board member, ATS (2005 to 2012).
	which invests in established middle market companies and manages private	●	Director of several private companies, including: Grantham Education
	equity funds and investments through its management company, CM Equity		Corporation; RGS Associates, Inc.; Preferred Systems Solutions, Inc.;
	Management, L.P. (1995 to present).		Citizant, Inc.; and Xebec Global Corporation.
●	President, Secretary, Chief Financial Officer, Federal Services Acquisition	●	B.A. (Government), Harvard College.
	Corporation, a public special purpose acquisition company, and predecessor	●	Masters (Public and Private Management), Yale School of Management.
of ATS Corporation, a former publicly traded information technology services firm serving U.S. federal, state, and local government agencies until its merger with Salient Federal Solutions, Inc., a Delaware corporation, effective
March 30, 2012 (2005 to 2007).

sELECTED dIRECTOR qUALIFICATIONS:

►	Managing partner of the private equity firm that joined with management to purchase the Company in 1999

►	Service as the lead person responsible for the acquisition and oversight of various companies in both the public and private sector, including serving in the position of Chairman

►	Substantial experience in leading and financing acquisitions in, and experience on Boards and Audit/Compensation Committees of other companies within, the government services sector

►	Service on an Informational Roundtable Group for the Department of Defense

►	Experienced ICF Board member whose tenure provides a thorough understanding of ICF’s business and corporate governance and its values and culture

VOTING AND MEETING INFORMATION

Directors Whose Term Expires in 2017—Class II Directors

DR. EDWARD H. BERSOFF Independent Lead Director Age 72	Director Since: 2003 Committees: Audit (Chair) and Governance and Nominating Other Current Public Directorships: None Current Occupation: Managing Director of PFF, LLC

Career and Education Highlights:

●	Managing Director of PFF, LLC, a business finance firm (2013 to present).		●	Founder, Chairman, President and Chief Executive Officer, BTG, Inc. (“BTG”),
●	Chairman of ATS Corporation, a former publicly traded information			a publicly traded information technology firm (1982-2001). In November 2001,
	technology services firm serving U.S. federal, state, and local government			BTG was acquired by The Titan Corporation (“Titan”), a NYSE listed company.
	agencies until its merger with Salient Federal Solutions, Inc., a Delaware			– Director of Titan (2002-2005).
	corporation, effective March 30, 2012:		●	Serves on the boards of several private companies.
	–	President and Chief Executive Officer (2007-2011)	●	Current Director (and former Chairman) of Holy Cross Hospital in Silver Spring,
●	Chairman and Founder, Greenwich Associates, a business advisory firm			Maryland (2008 to present).
	(2003 to present).		●	Former Rector of the Board of Visitors of Virginia. Commonwealth University
●	Managing Director, Quarterdeck Investment Partners, LLC, an investment			(2004 to 2007).
	banking firm (2002 to 2003).		●	Former Trustee of the VCU Medical Center; and a former Trustee of New York
●	Chairman, Re-route Corporation, email forwarding and address correction			University (2001 to 2007).
	services firm (2002-2003).		●	A.B., M.S., and Ph.D. degrees in Mathematics, New York University.
			●	Graduate, Harvard Business School’s Owner/President Management Program.

sELECTED dIRECTOR qUALIFICATIONS:

►	Chief executive officer position with several publicly held companies

►	Very substantial experience in the government and commercial services sector

►	Experience on boards of other publicly held companies

►	Experience in leading acquisitions in the government services sector

►	Qualifies as an “audit committee financial expert” within the meaning of the SEC regulations

►	Experienced ICF Board member whose tenure provides a thorough understanding of ICF’s business and corporate governance and its values and culture

VOTING AND MEETING INFORMATION

LESLYE G. KATZ Independent Director Age 60	Director Since: 2014 Committees: Audit Committee Other Current Public Directorships: HealthSouth Corporation Current Occupation: Retired

Career and Education Highlights:

●	Board member of HealthSouth Corporation (NYSE: HLS), one of the nation’s		–	Senior Vice President and Chief Financial Officer (1998 to 2001).
	largest healthcare providers specializing in inpatient rehabilitation (2013 to present).	●	Cognizant Corporation, a spinoff of The Dun & Bradstreet
●	IMS Health, Inc., a provider of information, services and technology		Corporation
	for clients in the pharmaceutical and healthcare industries.		–	Vice President and Treasurer (1996 to 1998).
	– Senior Vice President and Chief Financial Officer (2007 to 2010).	●	The Dun & Bradstreet Corporation, serving in a number of financial
	– Vice President and Controller (2001-2006).		management positions (1980 to 1996).
●	Chair of the Board of Directors of My Sisters’ Place, a not-for-profit	●	B.A. in English and American Literature from Brown University.
	provider of shelter, advocacy, and support services to victims of	●	M.B.A. in Accounting and Finance from the Wharton School of the
	domestic violence.		University of Pennsylvania.
●	American Lawyer Media, Inc., a privately-held legal media and publishing company.

sELECTED dIRECTOR qUALIFICATIONS:

►	Experience on the board of another publicly traded company

►	Extensive experience in financial management at global companies serving the healthcare and pharmaceutical industries

►	Expertise in mergers and acquisitions, treasury, financial planning and analysis, SEC reporting, investor relations, real estate and procurement

►	Qualifies as an “audit committee financial expert” within the meaning of the SEC regulations

VOTING AND MEETING INFORMATION

SUDHAKAR KESAVAN Management Age 60	Director since: 1999 Committees: None Other Current Public Directorships: ABM Industries, Inc. Current Occupation: Chairman and Chief Executive Officer, ICF International

Career and Education Highlights:

●	ICF International:		●	Chair of the Northern Virginia Technology Council (2013 to present).
	–	Chairman and Chief Executive Officer of ICF International and its wholly	●	Board Member Emeritus, Rainforest Alliance, a New York-based non-profit
		owned subsidiary, ICF Consulting Group, Inc. (“ICF Consulting”) (1999		environmental organization (2011 to present).
		to present).	●	Member, Board of Trustees of the Inova Health System, a not-for-profit
	–	President of ICF Consulting when it was a subsidiary of ICF Kaiser		healthcare system (2014 to present).
		(“Kaiser”) (1997 to 1999). In 1999, ICF Consulting was divested from	●	Bachelor of Technology degree (chemical engineering) from the Indian
		Kaiser and became a wholly owned subsidiary of the Company through		Institute of Technology, Kanpur.
		a joint effort of the management of ICF Consulting and CM Equity	●	Postgraduate diploma in Management from the Indian Institute of
		Partners.		Management, Ahmedabad.
	–	Board member, ABM Industries, Inc. (NYSE: ABM) (2012 to present).	●	Master of Science degree from the Technology and Policy Program at the
Massachusetts Institute of Technology.

Selected dIRECTOR qUALIFICATIONS:

►	Chief Executive Officer since the Company was purchased in 1999

►	Chief Executive Officer who has overseen the Company’s very substantial growth while maintaining a stable, professional workforce

►	Experience leading both organic growth and acquisition activities

►	Service on the board of another public company

►	Experienced ICF Board member and executive whose tenure provides a thorough understanding of ICF’s business and corporate governance and its values and culture

VOTING AND MEETING INFORMATION

The Governance and Nominating Committee maintains, and periodically updates, non-exclusive “Board membership criteria” to assist the committee in evaluating candidates for the Board. These criteria, and an indication of which of the criteria are particularly satisfied by each nominee and continuing director, are summarized below:

Guideline Criteria	Eileen O’Shea Auen	Edward H. Bersoff	Srikant M. Datar	Cheryl W.Grisé	Leslye G. Katz	Sudhakar Kesavan	Peter M. Schulte
Reputation for integrity, honesty and adherence to high ethical standards	X	X	X	X	X	X	X
Demonstrated business and financial acumen and experience	X	X	X	X	X	X	X
Willingness and ability to contribute positively to the collegial decision-making process of the Board	X	X	X	X	X	X	X
Prominence within professional discipline and/or industry relevant to the Company’s strategy	X	X	X	X	X	X	X
Current or past experience as a board member of another mid-cap or large public company		X	X	X	X	X	X
Commitment to attend and participate in Board and Board Committee meetings regularly	X	X	X	X	X	X	X
No conflict of interest that would impair ability to represent the interests of all Company stockholders and fulfill responsibilities of a director	X	X	X	X	X	X	X
Contribute to Board diversity (in terms of race, gender, national origin, etc.)	X		X	X	X	X
Strengths and experience that contribute to ability to serve effectively on one (1) or more Board Committees (audit, compensation, governance)	X	X	X	X	X		X
Significant experience in mergers and acquisitions and/or integration	X	X	X	X	X	X	X
Familiarity with capital markets, financing transaction strategy, and investor relations	X	X	X	X	X	X	X
Experience identifying, evaluating and managing corporate risk	X	X	X	X	X	X	X

VOTING AND MEETING INFORMATION

Proposal 2
Approval of AmeNDMENT TO the 2010 Incentive Plan

Background and Purpose of the Proposal

As amended, the 2010 Incentive Plan currently provides for the issuance of 3,550,000 shares, of which 1,093,021 remain available for future grants as of April 6, 2015, and contains certain provisions, as further described below. At the 2015 annual meeting, stockholders will be asked to approve the amendment to the 2010 Incentive Plan primarily in order to:

(i) increase the number of shares reserved for issuance thereunder by 1,540,000 shares;

(ii) adopt a “double trigger” change of control for vesting of equity awards; and

(iii) adopt a one-year minimum vesting/restriction/performance period for equity awards with an exception thereto for up to 5% of the available shares (including the new additional shares).

The amendment to the 2010 Incentive Plan was approved by the Board on April 8, 2015.

If the amendment to the 2010 Incentive Plan is approved by stockholders, the following amendments will be made to the 2010 Incentive Plan:

(i) Section 4.1 of the 2010 Incentive Plan shall be amended to increase the shares available for issuance under the 2010 Incentive Plan by 1,540,000 shares from 3,550,000 to 5,090,000, for a total of 2,632,394 shares available for issuance (as of March 19, 2015);

(ii) Article 17 shall be amended to require termination of employment (of employees) and termination of directorship (of non-employee directors) during the two (2) year period following a change of control for full vesting of outstanding equity awards;

(iii) Sections 6.5, 7.5, 8.2, 9.1 and 10.2 shall be amended to implement a one-year minimum vesting/restriction/performance period for equity awards with an exception thereto in new Section 4.5 for up to 5% of the available shares (including the new additional shares); and

(iv) certain immaterial amendments necessary to clarify existing provisions resulting from the amendments discussed above.

The full text of the amendment to the 2010 Incentive Plan is attached as Exhibit A to this Proxy Statement, and the following description is qualified in its entirety by reference to that exhibit.

The Board believes that the amendment to the 2010 Incentive Plan is necessary for two (2) overriding reasons. First, with respect to the increase in the number of shares, it is necessary for the Company to have the ability to grant shares of the Company’s common stock in the form of stock options, restricted stock, restricted stock units, cash settled restricted stock units, performance shares, and any other stock awards permitted under the 2010 Incentive Plan in order to attract and retain qualified non-employee directors and senior management personnel. The increase in shares will help the Company achieve this goal. Second, with respect to the other two (2) amendments, the Board believes such amendments are necessary to better align certain plan provisions with recognized market best practices and to further align the interests of executives and the stockholders. It is the judgment of the Board that the amendment to the 2010 Incentive Plan is in the best interests of the Company and our stockholders.

Stockholder Friendly Features of Amended 2010 Incentive Plan

The 2010 Incentive Plan authorizes the granting of equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted shares, restricted stock units, performance shares, performance units and cash-based awards. The 2010 Incentive Plan and our other related governance practices and policies have a number of features that are designed to protect stockholder interests. Some of these features are set forth below and are described more fully under the heading “Summary of the 2010 Incentive Plan.” The description of these features and the summary provided below do not provide a complete description of all the provisions of the 2010 Incentive Plan. The full text of the amendment to the 2010 Incentive Plan is attached as Exhibit A to this Proxy Statement, and the following description is qualified in its entirety by reference to that exhibit.

●     Awards subject to Compensation Recovery Policy. Awards under the 2010 Incentive Plan will be subject to recoupment under certain circumstances.

VOTING AND MEETING INFORMATION

●     “Double-trigger” change of control vesting. Two (2) events are needed for outstanding equity awards to vest on an accelerated basis: (i) consummation of a change of control event and (ii) termination of employment/non-employee director service, other than for cause, within two (2) years following the change of control (except for pre-existing employment or severance agreements).

●     No liberal share recycling. The 2010 Incentive Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an option or SAR or to satisfy tax withholding requirements. The 2010 Incentive Plan also prohibits “net share counting” upon the exercise of options or SARs. Finally, the 2010 Incentive Plan does not allow shares repurchased on the open market with the proceeds from the payment of the option price of an option to replenish the 2010 Incentive Plan.

●     No repricing or cash-buyout of stock options or SARs. The 2010 Incentive Plan prohibits the direct or indirect repricing of stock options or SARs without stockholder approval. No cash buyback of underwater stock options are permitted without stockholder approval.

●     No discounted stock options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying common stock on the date of grant.

●     Administered by an independent committee. The 2010 Incentive Plan will be administered by the Compensation Committee of the Board (the “Compensation Committee”), which is made up entirely of independent directors.

●     Fungible share pool. The 2010 Incentive Plan uses a fungible share pool under which each share issued pursuant to an option or SAR will reduce the number of shares available under the 2010 Incentive Plan by one (1) share, and each share issued pursuant to awards other than options and SARs will reduce the number of shares available by 1.93 shares.

●     No “Evergreen.” The 2010 Incentive Plan does not contain an “evergreen” provision. The number of shares available is capped and there is no formula providing for any automatic increase in the number of shares available.

●     Minimum Vesting. Equity awards are subject to a minimum of one (1) year vesting/restriction/performance period, with the exception that up to 5% of the available shares (including the new additional shares) may be subject to awards without such minimum vesting/restriction/performance period. In practice, restricted stock units granted to employees vest over four (4) years. The new performance share program for executives has a three (3) year performance period.

●     No liberal acceleration of outstanding equity awards. The Compensation Committee may only accelerate vesting or exercisability of an award upon death or disability of a Participant or after a qualified form of termination following a Change of Control.

●     No tax gross-ups. Awards will not contain tax gross-up provisions per the terms of the 2010 Incentive Plan.

The Stockholder Friendly Features are augmented by the following:

●     Hedging and Pledging Policies. Our insider trading guidelines prohibit our directors, executive officers and employees from selling our common stock “short,” entering into any puts or calls relating to our common stock or hedging. Stock grant agreements prohibit the pledging or assignment of stock grants.

●     Director and Executive Stock Ownership Policy. Directors and designated executives of the Company are subject to minimum stock ownership levels of Company common stock. Under the policy, the executive may not sell, transfer or dispose of shares of common stock if he or she does not meet the requisite stock ownership policy.

Historical Burn Rate

The burn rate refers to how fast a company uses the supply of shares authorized for issuance under its stock plan. Although long-term incentive awards are a key element of our executive compensation program, we are mindful when making long-term incentive awards to ensure that our burn rate does not materially harm our stockholders. Our historical three (3) year burn rate has been trending downwards since 2012, as noted below. In addition, certain factors accentuate the burn rate. First, as a result of our acquisitions, which are discussed in the section “2014 Business Highlights – Acquisitions” of the Proxy Summary, our burn rate is inflated since we typically issue equity awards to employees of acquired companies for retention purposes. Second, we have increased our share repurchase activity in the past three (3) years. While share repurchases by the Company benefit stockholders, a lower number of common shares outstanding generates a higher burn rate for a company. Adjusting for grants made in connection with acquisitions and repurchase activity, ICF’s annual burn rate is significantly lower, as shown below.

VOTING AND MEETING INFORMATION

	2012	2013	2014
Awards Issued under 2010 Plan
All Stock Options Granted	203,436	218,707	166,861
All Restricted Stock Units (RSUs) & Awards	411,007	229,574	265,811
Weighted Common Shares Outstanding	19,663,000	19,755,000	19,608,000
Annual Burn Rate*	3.12%	2.27%	2.21%
Three-year Average Burn Rate (2012 – 2014)			2.53%
Considerations
Acquisition-related RSU Awards	49,400	—	123,738
Cancellations & Forfeitures	78,432	42,679	54,217
Share Repurchases	469,963	160,043	665,868

Alternate Burn Rate Calculations*
Burn Rate excluding Acquisition-related RSU Awards and adding back Share Repurchases	2.81%	2.25%	1.52%
Three-year Average Burn Rate (2012 – 2014)			2.19%
Burn Rate excluding Acquisition-related RSUs, Cancellations & Forfeitures and adding back Share Repurchases	2.42%	2.04%	1.26%
Three-year Average Burn Rate (2012 – 2014)			1.90%

*Note that the above burn rate calculations do not take into account the multiplier for full value awards, such as restricted stock units or stock awards.

Share Repurchase

ICF has increased its share buyback activity in the past five (5) years. A primary purpose of the share buyback is to mitigate the potential dilutive impact of employee stock-based compensation and to return wealth to stockholders.

Year	Number of Shares Repurchased	Dollar Value of Shares Repurchased	% of Weighted Common Shares Outstanding
2014	665,868	$ 24,400,502	3.40%
2013	160,043	$ 5,355,272	0.81%
2012	469,963	$ 10,452,116	2.39%
2011	—	—	—
2010	—	—	—

Dilution

Upon the approval of the amended 2010 Incentive Plan, the overall dilution of our equity awards would be approximately 17% based on 19,539,166 shares outstanding (as of March 19, 2015).

As of March 19, 2015	Total Shares	Basic Dilution (2)	Fully Diluted Dilution (3)	Basic Dilution (adding back share repurchase) (4)
Stock Options Issued and Outstanding	756,260	3.9%	3.7%	3.6%
RSUs and Performance Shares (at Target) Outstanding	727,260	3.7%	3.6%	3.5%
Total Stock Awards Outstanding	1,483,520	7.6%	7.1%	7.1%
New Additional Shares (1)	1,540,000	7.9%	7.3%	7.4%
Remaining Shares Available	1,092,394	5.6%	5.3%	5.2%
Total Stock Awards Outstanding Including New Shares and Shares Remaining Available	4,115,914	21.1%	17.4%	19.8%

    __________________

(1)	Subject to approval.
(2)	Denominator is equal to the shares outstanding on March 19, 2015 of 19,539,166.
(3)	Denominator is equal to the sum of the numerator and shares outstanding on March 19, 2015 of 19,539,166.
(4)	Denominator is equal to the sum of total shares repurchased in 2012, 2013 and 2014 and shares outstanding on March 19, 2015 of 19,539,166.

VOTING AND MEETING INFORMATION

Approval of the amendment to the 2010 Incentive Plan requires the affirmative vote of a majority of the shares of the Company’s outstanding common stock present, in person or by proxy, and entitled to vote at the annual meeting. If approved by the stockholders, the amendment to the 2010 Incentive Plan will become effective upon such approval. If the amendment to the 2010 Incentive Plan is not approved by stockholders, the 2010 Incentive Plan will continue in effect under its current terms and the Company will not have sufficient shares available to issue further grants of the Company’s common stock in future years beyond such amount.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 2010 INCENTIVE PLAN

Summary of the 2010 Incentive Plan, as Amended

Administration and Duration. The 2010 Incentive Plan is administered by the Compensation Committee. The Compensation Committee has the authority to interpret the 2010 Incentive Plan, and to make any other determinations it believes necessary or advisable for the administration of the 2010 Incentive Plan. Subject to the terms of the 2010 Incentive Plan, the Compensation Committee may determine, among other items: the selection of those to be granted awards under the 2010 Incentive Plan out of those eligible for participation; the level of participation of each participant; when and how each award under the 2010 Incentive Plan shall be granted; and what type or combination of types of awards shall be granted. Each member of the Compensation Committee must be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and meet the requirements of Nasdaq Rule 5605(d)(2)(A). Currently, the Compensation Committee is comprised of three (3) independent directors who fit each of these definitions. The Compensation Committee may delegate any or all of its authority to administer the 2010 Incentive Plan as it deems appropriate, to one or more of its members; to one (1) or more officers of the Company; or to one (1) or more agents or advisors. By resolution, the Compensation Committee may authorize one (1) or more officers of the Company to (i) designate employees to be award recipients under the 2010 Incentive Plan; or (ii) determine the size of any such awards; provided, however, that (x) the Compensation Committee shall not delegate such responsibilities to any officer for awards granted to an employee who is an executive officer; (y) the resolution sets forth the total number of shares such officer may grant in awards; and (z) the officer shall periodically report to the Compensation Committee regarding the nature and scope of the awards granted pursuant to such delegated authority.

The 2010 Incentive Plan will terminate on March 8, 2020, unless terminated earlier by the Board or the Compensation Committee.

Eligibility. All officers and designated employees of the Company (including employees who are members of the Board and employees who are members of senior management of entities acquired by the Company) and its affiliates, as well as the Company’s non-employee directors, will be eligible to participate in the 2010 Incentive Plan. From time to time, the Compensation Committee will determine who will be granted awards and the number of shares granted, subject to the limits described in “Limit on Awards to Any One Individual” below. As of December 31, 2014, the Company had 1,206 officers and designated employees (including one (1) employee Director) and seven (7) non-employee directors eligible to participate in the 2010 Incentive Plan.

Shares and Amounts Available for Awards. The aggregate number of shares of common stock that may be issued under all stock-based awards made under the 2010 Incentive Plan will be 5,090,000 for a total of 2,632,394 shares available for issuance. Shares that are related to awards that are forfeited or expire unexercised shall be added back and shall be available again under the 2010 Incentive Plan.

The following limits apply to the awards that may be granted to any one individual during any Plan Year (as defined in the 2010 Incentive Plan):

●	For stock options and SARs, a maximum of 600,000 shares;
●

For performance shares, a maximum of 500,000 shares (if payable in shares) and the maximum aggregate number of performance units that an individual may receive in a Plan Year may not exceed the value of $6,000,000 if payable in cash;

●	For restricted stock and/or restricted stock units (“RSUs”), 250,000 shares;
●	For cash-based awards; a maximum of $6,000,000; and
●	For all other stock-based awards, 250,000 shares.

Types of Awards

Cash-Based Awards. Cash-based awards granted under the 2010 Incentive Plan entitle each participant to receive a specified payment amount or payment range, in the form of cash or shares of common stock or other equity awards, as determined at the time of the award, upon the attainment of specified performance goals during a performance period, which may be one (1) or more years, as determined by the Compensation Committee at the time of the award.

Stock Awards. The 2010 Incentive Plan provides for the granting of restricted stock, RSUs, performance shares, performance units, and other stock awards. A performance award may include any of the performance measures, or a combination thereof, set forth in the 2010 Incentive Plan attached as Exhibit A to this Proxy Statement. Performance goals may be based on the achievement of specified levels of Company performance (or performance of an applicable subsidiary, affiliate or unit of the Company, or any combination thereof) under one (1) or more of the performance measures set forth in the 2010 Incentive Plan. Performance goals may be defined in absolute terms or measured relative to the performance of companies or against a predefined index that the Compensation Committee deems appropriate, or if utilizing the performance measure of share price, a comparison to various stock market indices. Performance goals may be adjusted for material business events. The performance goals will be set by the Compensation Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code. The performance measures include:

VOTING AND MEETING INFORMATION

●	Net earnings or net income (before or after taxes);
●	Earnings per share;
●	Gross or net sales or revenue growth;
●	Product invoice;
●	Net operating profit;
●	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
●	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
●	Earnings before or after taxes, interest, depreciation, and/or amortization;
●	Gross or operating margins;
●	Productivity ratios;
●	Share price (including, but not limited to, growth measures and total stockholder return);
●	Expense targets;
●	Cost reduction or savings;
●	Performance against operating budget goals;
●	Margins;
●	Operating efficiency;
●	Funds from operations;
●	Market share;
●	Customer satisfaction;
●	Working capital targets;
●	Gross Revenue;
●	Revenue after subcontractor costs;
●	Service Sales;
●	Contract Backlog;
●	Business Pipeline;
●	Economic value added or EVA (net operating profit after tax minus the product of capital multiplied by the cost of capital); and
●	Debt levels.

Stock Options. Stock options granted under the 2010 Incentive Plan may be either non-qualified stock options or incentive stock options (“ISOs”) qualifying under Section 422 of the Code. Under the Code, the aggregate fair market value (determined at the grant date) of the stock with respect to which ISOs are first exercisable by any individual during any calendar year shall not exceed $100,000. Stock options in excess of this limit are treated as non-qualified stock options. The stock option price may not be less than the fair market value of the stock on the date the stock option is granted. The stock option price is payable in cash or, if the grant provides, in common stock or other equity instruments. The Compensation Committee shall determine the expiration of stock options, although no stock option may be exercisable later than the tenth anniversary date of the grant. The Compensation Committee determines the terms of each stock option award at the time of grant.

Stock Appreciation Rights. SARs may, but need not, be granted in conjunction with options or other equity awards. The Compensation Committee determines the terms of each SAR at the time of the grant. Any freestanding SAR (that is, a SAR not granted in conjunction with another equity award) may not be granted at less than the fair market value of the stock on the date the SAR is granted and cannot have a term longer than ten (10) years. Distributions to the recipient may be made in common stock, in cash, or in a combination of both as determined by the Compensation Committee at the time of grant.

Amendment and Revocation. The Compensation Committee or Board may amend or terminate the 2010 Incentive Plan or an outstanding award agreement. However, an amendment will be contingent upon stockholder approval to the extent required by law or the rules of any stock exchange on which the Company’s stock is traded. The 2010 Incentive Plan prohibits the terms of outstanding awards from being amended to reduce the exercise price of outstanding options or SARs and prohibits without stockholder approval the cancellation of outstanding options or SARs in exchange for cash, other awards, or new options or SARs with an exercise price that is less than the exercise price of the original options or SARs.

Certain Adjustments. In the event of a corporate event or transaction, the Compensation Committee, in its sole discretion, in order to prevent unintended dilution or enlargement of a participant’s rights under the 2010 Incentive Plan, may substitute or adjust, among other things:

●	the number and kind of shares that may be issued under the 2010 Incentive Plan or under particular forms of awards;
●	the number and kind of shares subject to outstanding awards;
●	the option or grant price applicable to outstanding awards;
●	the annual award limits applicable under the 2010 Incentive Plan; and
●	any other value determinations applicable to outstanding awards.

A corporate event or transaction (including, but not limited to, a change in the shares or capitalization of the Company) encompasses a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in-kind, or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction.

Transferability. Unless otherwise determined by the Compensation Committee, awards granted under the 2010 Incentive Plan may not be transferred except by will or the laws of descent and distribution or, subject to the consent of the Compensation Committee, pursuant to a domestic relations order entered into by a court of competent jurisdiction. During an employee’s lifetime, any options or awards may be exercised only by the employee.

Other Provisions. Except for 5% of the shares available for equity awards, there is a one (1) year minimum vesting/restriction/performance period requirement for equity awards. In addition, upon a change of control of the Company, equity awards will not have accelerated vesting unless the employee or non-employee director has a termination of employment or board service, without cause, within twenty-four (24) months following the change of control of the Company.

VOTING AND MEETING INFORMATION

U.S. Tax Treatment of Options and Awards

Incentive Stock Options. An ISO results in no taxable income to the optionee or deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an ISO for at least two (2) years from the date of the grant and one (1) year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of prior to the end of this period, however (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). In that event, the excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In addition, the Company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an ISO is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options. A non-qualified stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize compensation income taxable at ordinary income tax rates in the amount of the difference between the then market value of the shares and the option price. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the optionee.

The optionee’s basis in such shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term gain (or loss), depending upon the holding period of the shares.

If a non-qualified option is exercised by tendering previously owned shares of the Company’s common stock in payment of the option price, then, instead of the treatment described above, the following will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income taxable at ordinary income tax rates equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income; and the holding period in such shares will begin on the date of exercise.

Stock Appreciation Rights. Generally, the recipient of a freestanding SAR will not recognize taxable income at the time the SAR is granted. Upon the exercise of a SAR, if an employee receives the appreciation inherent in the SAR in cash, the cash will be taxed as compensation income to the employee at the time it is received. If an employee receives the appreciation inherent in the SAR in stock, the fair market value of the stock will be taxed as compensation income to the employee at the time such stock is received.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Restricted Stock/RSU Awards/Performance Awards. No income will be recognized at the time of grant by the recipient of a restricted stock, RSU, or performance award if such award is subject to a substantial risk of forfeiture. Generally, at the time the substantial risk of forfeiture terminates with respect to a stock award, the then fair market value of the stock will constitute ordinary income to the employee. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in an amount equal to the compensation realized by the employee.

Tax Treatment of Awards to Non-Employee Directors and to Employees Outside of the United States

The grant and exercise of options and awards under the 2010 Incentive Plan to non-employee directors and to employees outside of the United States may be taxed on a different basis.

VOTING AND MEETING INFORMATION

Interests of Certain Persons in Certain Proposals

Our executive officers and directors have interests in matters that will be acted upon at the annual meeting that may be different from the interests of our stockholders generally. At the annual meeting, stockholders will be asked to vote on a proposal to approve the amendment to the 2010 Incentive Plan. If the proposal is adopted, each of our executive officers and directors will be eligible to receive a portion of their compensation for services in the form of stock option grants, awards of restricted stock or other equity or equity-linked awards. The Board was aware of these interests and took them into account when determining whether to recommend that the stockholders vote in favor of the proposal to approve the amendment to the 2010 Incentive Plan. Ultimately, the Board determined that the benefits to the Company and stockholders of the amendment to the 2010 Incentive Plan exceed any potential conflict of interest with stockholders.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information as of our fiscal year end about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans:

Plan Category	(a) Number of Securities to be Issued Upon Exercise Of Outstanding Options, Warrants And Rights	(b) Weighted-Average Exercise Price Of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved By Security Holders(1)	1,410,811	$28.20	1,557,693
Equity Compensation Plans Not Approved By Security Holders	—	—	—
Total	1,410,811	$28.20	1,557,693

(1) Includes 766,924 shares of outstanding stock options and 643,887 restricted stock units outstanding under the 2010 Plan.

As of March 19, 2015, 1,092,394 shares remain available for issuance of future awards. A total of 756,260 stock options remain outstanding with a weighted average exercise price of $28.29 and weighted remaining term of 7.13 years. Stock awards totaling 727,260 (including shares of restricted stock units and performance shares) are outstanding.

VOTING AND MEETING INFORMATION

Proposal 3
Approval of the Material Terms of the Performance Goals Under the 2010 incentive Plan for Purposes of Internal Revenue Code Section 162(m)

In addition to seeking approval of amendment to the 2010 Incentive Plan discussed in Proposal 2 above, stockholders are also being asked to reapprove the material terms of the performance goals contained in the 2010 Incentive Plan, and which will remain intact in the 2010 Incentive Plan, for purposes of Section 162(m) of the Code. The approval sought includes approval of the corporate performance goals to which the payment of certain awards made under the 2010 Incentive Plan (as may be amended pursuant hereto) may be tied in order to qualify those awards as performance-based compensation under Section 162(m) of the Code.

Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the Chief Executive Officer (the “CEO”) and the next three (3) most highly compensated executive officers (excluding the principal financial officer). However, the $1 million deduction limit does not apply to “qualified performance-based compensation.” To be considered qualified performance-based compensation, awards under the 2010 Incentive Plan must be subject to performance goals. The material terms of the performance goals under which compensation may qualify as “performance-based compensation,” must be approved by stockholders within the five (5) years preceding the award. Five (5) years have passed since the 2010 approval of the 2010 Incentive Plan. Accordingly, we are submitting Proposal 3 to stockholders for reapproval of the material terms of the performance goals of the 2010 Incentive Plan. If our stockholders reapprove these terms, the Compensation Committee will have the ability to make awards and payments under the 2010 Incentive Plan that qualify as tax-deductible performance-based compensation under Section 162(m) of the Code.

The material terms of the performance goals contained in the 2010 Incentive Plan (and the amendments proposed hereto) are disclosed above in Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE 2010 INCENTIVE PLAN FOR PURPOSES OF INTERNAL REVENUE CODE SECTION 162(M).

VOTING AND MEETING INFORMATION

Proposal 4
Advisory Vote Regarding ICF International’s
Overall Pay-For-Performance Executive Compensation Program

In June of 2011, the Board approved a resolution providing that the Company would hold an annual stockholder advisory vote on executive compensation, as advised by the Company’s stockholders at the 2011 annual meeting. Pursuant to that resolution, this proposal, commonly known as a “Say on Pay” proposal, which is provided as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), gives you as a stockholder the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:

“Resolved, that the stockholders approve ICF International’s overall pay-for-performance executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this Proxy Statement.”

Approval of the Say on Pay proposal requires the affirmative vote of a majority of the votes entitled to vote thereon present in person or by proxy at the annual meeting.

The Compensation Committee and the Board believe that the Company’s executive compensation program, as described in the Compensation Discussion and Analysis and other sections noted in the resolution set forth above, reflects a pay-for-performance culture at the Company that is rooted in our values. The Compensation Committee and the Board believe that the executive compensation program is rational and effective in that it aligns the interests of the executives with both the short-term and long-term interests of stockholders, while reducing incentives for unnecessary and excessive risk taking.

In 2014, the Compensation Committee of the Board examined and debated a performance-based equity program (the “Performance Program”) that would provide for the issuance of performance shares from time to time pursuant to the 2010 Incentive Plan. The Performance Program was ultimately adopted in 2015 and is designed to provide an incentive compensation opportunity that balances the Company’s internal financial objectives and external market performance. The first awards made under the Performance Program were granted to the Company’s named executive officers (the “NEOs”) on March 16, 2015, as disclosed in a Current Report on Form 8-K, filed with the SEC on March 11, 2015.

In making a decision, the Board asks that stockholders consider the following:

–	ICF International’s NEO compensation is competitive and in line with its market peers.
–	ICF International’s executive compensation program is incentive based and reflects a pay-for-performance culture.
–

ICF International’s executive compensation program relies heavily on stock-based awards vesting over a period of time-restricted stock units vesting over a period of four (4) years and non-qualified stock options vesting over a period of three (3) years.

–	The examination, and ultimately adoption, of a Performance Program further emphasizes ICF’s commitment to a pay-for-performance culture that links compensation to positive results.
–	ICF International offers only limited perquisites.

In addition, at the Company’s 2014 annual meeting, 96% of the votes cast on the Say on Pay proposal were voted in favor of the Company’s executive compensation program. The Compensation Committee and the Board believe this affirms the stockholders’ support of the Company’s approach to executive compensation.

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Board, but will not be binding. The Compensation Committee of the Board will seriously consider the outcome of this vote when determining future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADVISORY VOTE REGARDING ICF INTERNATIONAL’S OVERALL PAY-FOR-PERFORMANCE EXECUTIVE COMPENSATION PROGRAM.

VOTING AND MEETING INFORMATION

Proposal 5
Ratification of the SELECTION OF THE Independent Registered Public Accountant

The Audit Committee has appointed Grant Thornton to serve as our independent registered public accounting firm for fiscal year 2015 and requests that stockholders confirm such appointment. Grant Thornton audited our consolidated financial statements for 2014. Representatives of Grant Thornton will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions by stockholders. Ratification of the appointment of Grant Thornton as our independent registered public accounting firm requires a majority of the votes entitled to vote thereon present in person or by proxy at the annual meeting. If our stockholders do not ratify Grant Thornton as our independent registered public accounting firm, the Audit Committee will reconsider its decision. Even if stockholders vote in favor of the appointment, the Audit Committee may, in its discretion, and without re-submitting the matter to the Company’s stockholders, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

DESCRIPTION OF PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees incurred for services provided by Grant Thornton for the fiscal years ended December 31, 2014 and 2013:

Type of Fees	2014	2013
Audit fees	$1,150,600	$979,125
Audit-related fees	—	2,500
Tax fees	—	—
All other fees	—	—
Total fees	$1,150,600	$981,625

Audit Fees

These are fees for professional services rendered by Grant Thornton for the audits of our annual consolidated financial statements, the audit of internal controls over financial reporting, the review of consolidated financial statements included in our quarterly reports on Form 10-Q, and the audit of our compliance with OMB Circular A-133.

Audit-Related Fees

Audit-related fees comprise fees for professional services rendered by Grant Thornton that are reasonably related to the performance of the audit or review of our consolidated financial statements and internal controls over financial reporting that are not reported in “Audit Fees.” There were no such services rendered by Grant Thornton in 2014 that meet the above category description. There were $2,500 in audit-related fees rendered by Grant Thornton in 2013 that meet the above category description.

Tax Fees

These are fees for professional services rendered by Grant Thornton with respect to tax compliance, tax advice and tax planning. Additional professional services with respect to tax compliance, tax advice and tax planning were performed by other tax services providers. There were no such services rendered by Grant Thornton in 2014 and 2013 that meet the above category description.

All Other Fees

These are fees for professional services rendered by Grant Thornton for products and services other than the services reported in “Audit Fees”, “Audit-Related Fees” or “Tax Fees”. There were no such services rendered by Grant Thornton in 2014 and 2013 that meet the above category description.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee is authorized by its charter to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform audit services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Audit Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Audit Committee has delegated to the Chair of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between Audit Committee meetings. If the Chair so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting.

Our Audit Committee has reviewed all of the fees described above, and believes that such fees are compatible with maintaining the independence of Grant Thornton.

AUDIT COMMITTEE REPORT

Audit Committee RePORT

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States (“US GAAP”) and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board.

The Audit Committee has reviewed and discussed with our management and with our independent registered public accounting firm, Grant Thornton, the consolidated financial statements of ICF International and its subsidiaries as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The Audit Committee has: (a) discussed with Grant Thornton those matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as issued by the Public Company Accounting Oversight Board; (b) received from Grant Thornton the written communications required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T; and (c) discussed with Grant Thornton its independence from us and our management. Grant Thornton has confirmed to us that it is in compliance with all rules, standards, and policies of the Independence Standards Board and the SEC governing auditor independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to US GAAP. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with US GAAP and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with US GAAP, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States, or that the Company’s independent registered public accounting firm is in fact “independent.”

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended December 31, 2014, be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC. The Audit Committee has also approved the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Audit Committee

/s/ Dr. Edward H. Bersoff
Dr. Edward H. Bersoff,
Audit Committee Chairperson

/s/ Leslye G. Katz
Leslye G. Katz

/s/ S. Lawrence Kocot
S. Lawrence Kocot

/s/ Peter M. Schulte
Peter M. Schulte

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance And Board Matters

Board and Committee Meetings in 2014

The table below shows the number of Board and Committee meetings held in 2014. Our Board has six (6) regularly scheduled meetings per year and special meetings are called as the need arises. These meetings are usually held at our headquarters in Fairfax, Virginia. Directors are expected to attend Board meetings, our annual stockholders’ meeting, and the meetings of the committees on which they serve. During 2014, each director attended at least 75% of the total meetings of the Board and those committees on which he or she served. Each director attended our annual meeting of stockholders held in 2014.

Number of Meetings Held
Board of Directors	8
Audit Committee	8
Compensation Committee	5
Governance and Nominating Committee	4

Corporate Governance Guidelines

Our Board has established a set of Corporate Governance Guidelines that addresses such matters as director qualifications, director nominations, Board composition, director meetings, Board committees, and other matters. The Board believes such guidelines, which are reviewed from time to time, are appropriate for the Company in its effort to maintain “best practices” as to corporate governance.

Director Independence

The Board has affirmatively determined that Mses. Eileen O’Shea Auen, Cheryl W. Grisé and Leslye G. Katz, Drs. Edward H. Bersoff and Srikant M. Datar, and Mr. Peter M. Schulte, are independent directors in accordance with the requirements of Nasdaq and the rules of the SEC. We believe we comply with all applicable requirements of the SEC and Nasdaq relating to director independence and the composition of the committees of our Board.

Board Leadership Structure; Lead Independent Director

The Board believes that when there is a combined Chairman and CEO, it is in the best interests of the Company and its stockholders to designate a lead director who is an independent director and, among other duties:

●	presides over executive sessions of the independent directors;
●	consults with the Chairman and CEO regarding scheduling and agendas for Board meetings;
●	chairs Board meetings in the Chairman’s absence;
●	acts as a liaison between the independent directors and management;
●	meets with any director whom the lead director deems is not adequately performing his or her duties as a member of the Board or any committee;
●	consults with the Chairman and CEO on matters relating to corporate governance and Board performance;
●

and leads the deliberation and action by the Board or a Board committee regarding any offer, proposal, or other solicitation or opportunity involving a possible acquisition or other change of control of the Company.

The Company believes that having a lead director, particularly in presiding over executive sessions of independent directors, effectively encourages full engagement of all directors. Dr. Bersoff has served as our lead director from June 5, 2008 to the present.

Each of our directors other than Mr. Kesavan is independent, and the Board believes that the independent directors provide effective oversight of management. The Board has complete access to the Company’s management team, and the Board and its committees regularly receive reports from management on the Company’s business affairs and the issues it faces.

The charter of the Governance and Nominating Committee calls for the annual review of the lead director position. At the Board meeting on June 6, 2014, the Company’s Governance and Nominating Committee considered whether the Board’s leadership structure, which includes a lead director and Mr. Kesavan serving as both Chairman and CEO, should be changed. Based on the Company’s favorable experience with this Board leadership structure and the factors outlined above, the Committee concluded that the current leadership structure serves the Company well and there is no need to alter that structure at the present time. Both the Governance and Nominating Committee and the full Board re-affirmed the appointment of Dr. Bersoff as the Board’s lead director.

The Board believes that its programs for overseeing risk, as described under “Risk Oversight” below, would be effective under a variety of leadership frameworks and, therefore, do not materially affect its choice of structure.

Risk Oversight

Our business is subject to various types of risk. Some of the Company’s most significant risks are outlined in our 2014 Annual Report on Form 10-K under Item 1A, “Risk Factors.” Our Board oversees our risk management processes that are implemented by management, including ensuring that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout our organization. Each of our directors other than Mr. Kesavan is independent, and the Board believes that this independence provides effective oversight of management. The Board as a whole regularly reviews information and reports from members of senior management on areas of material risk, including risks related to the markets served by the Company and contract execution risks. The full Board also considers the risks associated with potential acquisitions. The Audit Committee reviews and evaluates the Company’s overall risk profile, and the procedures and policies implemented by management to identify and manage such risks. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Governance and Nominating Committee manages risks associated with the independence of the Board and potential conflicts of interest.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Committees

The Board has three (3) committees: the Audit Committee, Compensation Committee, and Governance and Nominating Committee, each composed entirely of independent directors as defined by Nasdaq. Each committee has a charter and a current copy of each charter can be found in the “Investor Relations – Corporate Governance” portion of our website (www.icfi.com).

	Audit Committee	Compensation Committee	G&N Committee
Eileen Auen		•	C
Dr. Edward H. Bersoff*–	C		•
Dr. Srikant M. Datar			•
Cheryl W. Grisé		C
Sudhakar Kesavan
Leslye Katz–	•
Peter M. Schulte	•	•

•	Member
C	Chair
–	Audit Committee Financial Expert
*	Lead Independent Director

Audit Committee. The Board has a separately designated standing Audit Committee as defined in Section 3(a)(58)(A) of the Exchange Act. It is currently composed of Dr. Bersoff, Mr. Schulte and Ms. Katz, with Dr. Bersoff serving as the Committee Chair. Ms. Katz joined the Audit Committee effective October 2, 2014. Mr. Kocot was a member of the Audit Committee prior to his resignation. The Audit Committee met eight (8) times during 2014. The Board has determined that each Audit Committee member is financially literate and has determined that Dr. Bersoff and Ms. Katz are each an “audit committee financial expert” as defined under SEC rules and regulations by virtue of his or her background and experience. Dr. Bersoff and Ms. Katz also qualify as financial experts in accordance with the listing standards of Nasdaq applicable to Audit Committee members. Each member of the Audit Committee is “independent” as defined by Rule 10A-3 of the Exchange Act and in accordance with the listing standards of Nasdaq. We expect the Audit Committee to meet at least four (4) times per year.

The Audit Committee: appoints our independent registered public accounting firm; reviews the financial reports and related financial information provided by the Company to governmental agencies and the general public; monitors compliance with the Company’s Code of Business Ethics and Conduct (the “Code of Ethics”); reviews the Company’s system of internal and disclosure controls and the effectiveness of its control structure; and reviews the Company’s accounting, internal and external auditing, and financial reporting processes. The Audit Committee also reviews other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. As a matter of practice, the Audit Committee also approves the engagement of other firms engaging in audit services for the Company, such as in an acquisition capacity. All of the non-audit services provided by the independent registered public accounting firm were pre-approved by the Audit Committee in accordance with its pre-approval procedures. The report of the Audit Committee required by the rules of the SEC is included in this Proxy Statement under “Audit Committee Report.”

Compensation Committee. The Compensation Committee is currently composed of Mses. Auen and Grisé and Mr. Schulte, with Ms. Grisé serving as the Committee Chair. The Compensation Committee met five (5) times during 2014. The Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to management, organization, performance, and compensation. In discharging its responsibilities, the Compensation Committee considers and authorizes our compensation philosophy, evaluates our senior management’s performance, and approves all material elements of the compensation of our executive officers. The Compensation Committee also reviews the administration of our incentive compensation, retirement, and equity-based plans. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management, and compensation consultants in determining and/or recommending the amount and form of executive compensation. The report of the Compensation Committee required by the rules of the SEC is included in this Proxy Statement under “Compensation Committee Report.”

We expect the Compensation Committee to meet at least two (2) times per year. Each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act, as an “outside director” under Section 162(m) of the Code and meets the requirements of Nasdaq Rule 5605(d)(2)(A).

Governance and Nominating Committee. The Governance and Nominating Committee is currently composed of Ms. Auen and Drs. Bersoff and Datar, with Ms. Auen serving as Committee Chair. The Governance and Nominating Committee met four (4) times during 2014.

The Governance and Nominating Committee: identifies and recommends candidates to be nominated for election as directors at our annual meeting, consistent with criteria approved by the full Board; annually evaluates and reports to the Board on its performance and effectiveness; annually reviews the composition of each Board committee and presents recommendations for committee membership to the full Board as needed; researches, evaluates, and recommends director compensation; considers and advises the Board on matters relating to the affairs or governance of the Board; considers matters relating to senior management succession; and reviews and approves all potential “related person transactions” as defined under SEC rules. We expect the Governance and Nominating Committee to meet at least three (3) times per year.

CORPORATE GOVERNANCE AND BOARD MATTERS

Compensation Committee Interlocks and Insider Participation

Mses. Auen and Grisé and Mr. Schulte were the members of our Compensation Committee during the year ended December 31, 2014. None of them is or was an officer or employee of the Company. None of our executive officers served as a member of the Board or the compensation committee of any entity that has one (1) or more executive officers serving as a member of our Board or Compensation Committee.

Process for Selecting and Nominating Directors

The Governance and Nominating Committee is responsible for nominating director candidates and considering director nominees. The Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for director and regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, professional search firms, stockholders, or other persons. It is expected that the Governance and Nominating Committee will have direct input from the Chairman and CEO and the Lead Director, as appropriate.

Identified candidates are evaluated at regular or special meetings of the Governance and Nominating Committee and may be considered at any point during the year. As described below, the Governance and Nominating Committee considers properly submitted stockholder recommendations for Board candidates to be included in the Company’s proxy statement. Following verification of the stockholder status of any person proposing a candidate, recommendations are considered by the Governance and Nominating Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Governance and Nominating Committee. The Governance and Nominating Committee also reviews materials provided by professional search firms and other parties in connection with a nominee who is not proposed by a stockholder.

The Governance and Nominating Committee maintains and periodically updates its non-exclusive “Board membership criteria” to assist the committee in evaluating candidates for the Board, which are summarized above under “Proposal 1: Election of Directors.”

As suggested by our Board selection criteria summarized above, the Governance and Nominating Committee and Board believe that diversity should play a role in the selection of directors, although neither has developed a formal policy regarding the consideration of diversity. Accordingly, the Governance and Nominating Committee takes into account factors such as race, gender, and national origin in evaluating nominees for Board membership. A diverse Board, made up of directors with a mix of opinions, perspectives, professional and personal experiences, race, gender and age will allow the Board to make effective decisions for the Company, our stockholders, and our clients.

There are no stated minimum criteria for director nominees, and the Board may also consider such factors as it deems appropriate and in the best interests of the Company and our stockholders.

As mentioned above, we will consider candidates for director who are recommended by stockholders. Stockholder recommendations should be submitted in writing to: ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Mollie Roy, Corporate Secretary. Such stockholder’s notice shall set forth, for each nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named as a nominee and to serving as a director if elected). Among other information, the notice shall also include, as to the stockholder giving notice: (i) the name and address of the stockholder; (ii) the class or series and number of shares of the Company which are, directly or indirectly, owned by such stockholder, as well as options, warrants, convertible securities, stock appreciation rights, and similar instruments of the Company (“Derivative Instruments”) that are held by the stockholder; (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right, directly or indirectly, to vote any shares of any security of the Company; (iv) any short interest in any security of the Company directly or indirectly owned by such stockholder; (v) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company; (vi) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (vii) any performance-related fees (other than an asset-based fee) to which such stockholder is entitled based on any increase or decrease in the value of shares of the Company or Derivative Instruments.

To be eligible to be a nominee for election or reelection as a director of the Company, a person must submit to the Corporate Secretary (in accordance with the time periods prescribed for delivery of notice under the Company’s Bylaws) at the above address a written response to a questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the Corporate Secretary upon written request) and a written representation and agreement (in the form provided by the Corporate Secretary upon written request) that such person: (i) is not and will not become a party to (x) any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed therein; and (iii) would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Company.

CORPORATE GOVERNANCE AND BOARD MATTERS

Instead of filling the vacancy left by the departure of S. Lawrence Kocot, the Board will reduce its size by one (1) member so that the Board will consist of seven (7) members.

Executive Stock Ownership Policy

The Company strives to ensure alignment with stockholder interests by means of ensuring that Company executives have wealth accumulation that is consistent with the long-term performance of the Company. In May 2014, the Compensation Committee, upon recommendation from Company management, adopted a revised Executive Stock Ownership Policy (the “Executive Stock Ownership Policy”) that became effective on January 1, 2015. The policy: (i) expanded the group of executives who would be subject to the policy; (ii) increased the levels of stock ownership executives are required to hold; and (iii) clarified the types of equity that would be considered for purposes of complying with an updated policy. Currently, certain designated executives of ICF International are subject to the policy. The Chairman and CEO is required to hold Company common stock valued at four (4) times his base salary; NEOs are required to hold Company common stock valued at two (2) times their base salary; and other designated executives are required to hold Company common stock valued at one (1) times their base salary. The following types of equity count towards satisfying the stock ownership requirement: (i) any shares held outright as a result of vested restricted stock units or performance shares, (ii) shares acquired through the exercise of stock options or purchased through the Employee Stock Purchase Plan, (iii) unvested restricted stock units, and (iv) vested in-the-money stock options. In addition, designated executives are required to hold all shares acquired from restricted stock units awarded, vested performance shares and stock option exercises, net of shares withheld for taxes, until they meet the policy’s requirements. For designated executives (including NEOs) as of January 1, 2015, ownership levels are to be achieved within five (5) years of that date, and for newly appointed designated executives, such levels are to be achieved by the later of the fifth (5th) anniversary of becoming a designated executive, or December 31 of that year. As of April 6, 2015, each of our NEOs either met these stock ownership guidelines or are expected to meet the applicable ownership guidelines within the specified time period.

Board Stock Ownership Guidelines

The Board believes that its members should be incentivized to focus on the Company’s long-term stockholder value. In March 2011, upon the recommendation of the Governance and Nominating Committee, the Board adopted a revised Board member stock ownership policy establishing, as a guideline (but not an absolute requirement), that non-employee members of the Board of the Company be expected to own shares of Company common stock valued at five (5) times such director’s annual cash meeting retainer, which may include shares of unvested restricted stock (i.e., directors are strongly encouraged to hold common stock valued at $300,000 (or five (5) times $60,000)). Such ownership level is to be achieved over a period of four (4) years after becoming a member of the Board. As of April 6, 2015, each of our non-employee directors either met these stock ownership guidelines or are expected to meet the applicable ownership guidelines within the specified time period.

Director Continuing Education

The Board believes that director continuing education is important for maintaining a current and effective Board, and adopted a Director Continuing Education Policy on March 1, 2013. The Company’s policy encourages directors to participate in continuing education and accredited director education programs, with the intent of becoming and remaining well informed about the Company, its industry and business, its relative performance to its competitors and regulatory issues and economic trends affecting the Company.

Prohibitions on Derivatives Trading, Hedging and Pledging

Pursuant to the Company’s “Policy on Insider Information and Securities Trading,” the Company considers it improper and inappropriate for any employee, officer or director of the Company to engage in short-term or speculative transactions in the Company’s securities. The policy specifically prohibits directors, officers and other employees from engaging in short sales of the Company’s securities and transactions in puts, calls or other derivative securities (sometimes referred to as “hedging”). In addition, stock grant agreements prohibit the pledging or assignment of awards. Each of the NEOs and directors complied with this policy during fiscal year 2014.

Stockholder Communications with the Board

You may contact the Board by sending a letter marked “Confidential” and addressed to the Board, ICF International, Inc., c/o Corporate Secretary, 9300 Lee Highway, Fairfax, Virginia 22031. In accordance with instructions from the Board, the Corporate Secretary reviews all correspondence, organizes the communications for review by the Board, and posts communications to the full Board, specific committees or individual directors, as appropriate. Communications that are intended specifically for the lead director, the independent directors, or non-management directors should be marked as such.

Director Compensation

The following discussion outlines the compensation that was earned by non-employee directors during 2014, as well as our anticipated director compensation structure for 2015. The compensation of our Board is evaluated from time to time by our Governance and Nominating Committee, and will be evaluated at its June 2015 meeting.

Directors who are employed by us do not receive additional compensation for their service on the Board. All directors are entitled to reimbursement of expenses for attending each meeting of the Board and each committee meeting.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Compensation Table for 2014

The following table provides the compensation earned by individuals who served as non-employee directors of the Company during 2014.

Name(1)	Fees Earned or Paid in Cash ($)(2)		All Other Compensation ($)(3)		Total Compensation ($)
(a)	(b)		(g)		(h)
Eileen O’Shea Auen	$86,000	(4)	$120,000	(6)	$206,000
Dr. Edward H. Bersoff	$120,000		$120,000	(5)	$240,000
Dr. Srikant M. Datar	$68,000		$120,000	(5)	$188,000
Cheryl W. Grisé	$78,000		$120,000	(6)	$198,000
Leslye G. Katz(7)	$18,000		$30,000	(6)	$48,000
S. Lawrence Kocot	$72,000		$120,000	(6)	$192,000
Peter M. Schulte	$80,000	(4)	$120,000	(6)	$200,000

____________________

(1)

Sudhakar Kesavan is not included in this table because during 2014 he was an employee of the Company and therefore received no compensation for his director service. The compensation received by Mr. Kesavan as an employee of the Company is shown in the 2014 Summary Compensation Table below.

(2)	Represents the meeting retainers earned in 2014. Directors may elect to receive those fees in the form of cash, stock or a combination thereof.

(3)

Pursuant to our Annual Equity Election Program, each director has the option to choose to receive his or her $120,000 annual payment in the form of cash, unregistered stock or a combination of the two, issued on a pro rata basis as of the last business day of each calendar quarter.

(4)

Includes quarterly payments made in the form of unregistered stock in lieu of cash at the election of the director, representing the grant date fair value for such unregistered stock computed in accordance with FASB ASC Topic 718.

(5)	Represents the quarterly pro rata issuance of the $120,000 annual payment in the form of cash at the election of the director.

(6)

Director has elected to receive all or a portion of the quarterly pro rata issuance of the $120,000 annual payment in the form of unregistered stock, representing the grant date fair value for such unregistered stock computed in accordance with FASB ASC Topic 718.

(7)	Ms. Katz joined the Company’s Board on October 2, 2014; accordingly, her compensation reflects only a partial year.

2014 Board Compensation

Each director has the option to choose to receive a $120,000 annual payment in the form of cash, unregistered stock or a combination of the two, issued on a pro rata basis as of the last day of each calendar quarter. Shares issued pursuant to this annual payment are issued from treasury stock.

In addition to the $120,000 annual payment for 2014, the annual cash meeting retainer was $60,000, covering the five (5) regular Board meetings during a year, one (1) annual meeting, and a reasonable number of special Board meetings. The chair of the Audit Committee received a retainer of $32,000 (including member fee) and each other Audit Committee member received a retainer of $12,000. The chair of the Compensation Committee received a retainer of $18,000 (including member fee) and each other Compensation Committee member received $8,000. The chair of the Governance and Nominating Committee received a retainer of $18,000 (including member fee) and each other Governance and Nominating Committee member received $8,000. Compensation for the lead director is an annual fee of $20,000.

Our non-employee directors receive compensation quarterly, based upon a quarterly amount of the aggregate annual payment they each are entitled to receive depending upon each director’s committee membership. Board members may elect to convert their quarterly cash compensation into our common stock at the fair value of our common stock on the first business day of the quarter.

Code of Ethics

On May 4, 2010, the Board adopted an updated Code of Ethics that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Ethics requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Code of Ethics and all Board committee charters are posted in the “Investor Relations – Corporate Governance” portion of our website (www.icfi.com). A copy of any of these documents is available in print (free of charge to any stockholder) who requests a copy by writing to: ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Mollie Roy, Corporate Secretary. The Company will disclose on its website at www.icfi.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K, the nature of any amendment to the Code of Ethics (other than technical, administrative, or other non-substantive amendments) and our approval of any material departure from a provision of the Code of Ethics that has been made known to any of our executive officers.

Certain Relationships and Transactions with Related Persons

Our Code of Ethics, which applies to all directors, executive officers and employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with the best interests of us and/or our stockholders. In addition, the Board has adopted a written policy on interested director transaction reporting and approval designed to alert the Board, and in particular the Governance and Nominating Committee, of material transactions involving the Company and directors and their affiliates so that the Board may be aware of and consider such transactions in advance, on a case-by-case basis. As to matters coming before the Board in which individual directors may have a personal interest, the Board has adopted procedures to ensure that all directors voting on such a matter disclose the personal interest, abstain from voting on the matter, and discuss the transaction with counsel if necessary. The Board has delegated the task of discussing, reviewing, and approving transactions between the Company and any of our executive officers or Board members to the Governance and Nominating Committee.

There have not been any transactions during the last fiscal year to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock had or will have a direct or indirect material interest other than equity and other compensation, termination, change-in-control and other arrangements, which are described in the section captioned “Executive Compensation —Potential Payments upon Termination or Change of Control.”

Other Transactions Considered for Independence Purposes

For each director and nominee for director who is identified as independent, the SEC rules require the description of transactions, relationships or arrangements that are not required to be disclosed as related person transactions, but that were considered by the Board in determining that the director is independent. Each transaction that the Company believes is a related person transaction, if any, is described immediately above under the caption “Certain Relationships and Transactions with Related Persons.” There were, however, transactions with independent directors that did not rise to the level of a related person transaction, but that were considered for independence purposes. The Board affirmatively determined that each of such transactions did not impair the applicable director’s independence.

Executive Officers Of The Company During 2014

The following table includes information with respect to the individuals who served as our executive officers during 2014. On April 8, 2015, Ms. Reiff notified the Company that, after more than 25 years of service, she would retire from the Company as of July 31, 2015. The age indicated for each individual is as of December 31, 2014. The biographical information for Mr. Kesavan is found under “Directors Whose Term of Office Expires in 2017—Class II Directors.”

Name	Age	Title
Sudhakar Kesavan	60	Chairman and Chief Executive Officer
John Wasson	53	President and Chief Operating Officer
James C. Morgan	49	Executive Vice President and Chief Financial Officer
Ellen Glover	59	Executive Vice President – Technology & Management Solutions
Isabel S. Reiff	65	Executive Vice President – Corporate Growth and Strategic Accounts

John Wasson serves as President and Chief Operating Officer (“COO”) of ICF International and has been with the Company since 1987. On June 7, 2010, Mr. Wasson was named President of the Company, replacing his former title of Executive Vice President. Mr. Wasson has served the Company in various capacities over the last twenty-seven (27) years, joining the Company as an associate in 1987, becoming a senior associate in 1989, a project manager in 1991, vice president in 1994, senior vice president in 1998, executive vice president in 2001 and Chief Operating Officer in 2003. Mr. Wasson previously worked as a staff scientist at the Conservation Law Foundation of New England and as a researcher at the Massachusetts Institute of Technology Center for Technology, Policy and Industrial Development. Mr. Wasson holds a Master of Science degree in Technology and Policy from the Massachusetts Institute of Technology and a Bachelor of Science in Chemical Engineering from the University of California, Davis.

James C. Morgan serves as the Company’s Executive Vice President and Chief Financial Officer (“CFO”). He joined the Company in 2012. From 2011 until his employment by the Company, Mr. Morgan served as a member of the Board and as the Executive Vice President and Chief Financial Officer of Serco, Inc., a division of Serco Group PLC. From 1993 until 2011, Mr. Morgan held a number of positions at Science Applications International Corporation; in particular, Senior Vice President and Senior Financial Officer, Strategic and Operational Finance from 2005 until 2011 and Senior Vice President, Business Transformation Officer from 2008 until 2011. Previously, Mr. Morgan was an Experienced Senior Consultant in the Special Services and Contracting Group at Arthur Andersen & Company. Mr. Morgan received his Bachelor of Science in Accounting from North Carolina State University and his Masters in Business Administration from George Washington University. Mr. Morgan has been a Certified Public Accountant; his license is currently inactive.

EXECUTIVE OFFICERS OF THE COMPANY DURING 2014

Ellen Glover joined the Company in 2005 as an Executive Vice President of the group now known as Technology and Management Solutions. Prior to joining the Company, Ms. Glover served as the Vice President and General Manager of Dynamics Research Corporation, a former publicly traded professional and technical services contractor to government agencies. Dynamics Research Corporation had previously acquired Impact Innovations Group, a provider of information technology services to federal and commercial markets, where Ms. Glover served as President from 2002 to 2004. From 1983 to 2002, Ms. Glover was an officer of Advanced Technology Systems, a provider of information technology services to the U.S. Department of Defense and civilian agencies, including serving as President and Chief Operating Officer from 1994 to 2002. In December 2014, Ms. Glover was elected to a second term as the Chair of the Board of the Professional Services Council, where she has served on the Board since 2010, and been a member of the Executive Committee since 2011. Ms. Glover was the Chair of the Industry Advisory Council from 2005 to 2006, and Executive Vice Chair from 2004 to 2005. Ms. Glover won the 2007 Janice K. Mendenhall Spirit of Leadership Award, as well as the 2001 Federal Computer Week Federal 100 Eagle Award. Ms. Glover holds a Master of Science in Urban Planning and a Bachelor of Arts in History and Political Science from the University of Pittsburgh.

Isabel S. Reiff serves as an Executive Vice President for Corporate Growth and Strategic Accounts for the Company. She joined ICF International in 1989 and has more than thirty (30) years of experience in public policy and program consulting. She became an Executive Vice President on February 27, 2010 and she leads the Company’s business development, marketing and communications functions. At ICF International, she has managed client engagements in housing and community development, environmental, and transportation sectors. Prior to joining ICF, she held positions with US federal and local governments. She holds a Bachelor of Arts from Mount Holyoke College and an M.A. in Architecture and Urban Planning (with a concentration in environmental planning and management) from the University of California, Los Angeles.

Security Ownership Of Directors, Executive
Officers And Certain Beneficial Owners

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 6, 2015, by:

–	each person, or group of affiliated persons, known to us to beneficially own more than 5% of the outstanding shares of our common stock;
–	each of our directors and nominees for director;
–	each person who was a NEO; and
–	all of our directors and NEOs as a group.

The percentages shown in the following table are based on 19,555,426 shares of common stock outstanding as of April 6, 2015. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. The number of shares beneficially owned by a person includes shares subject to options and restricted stock units (“RSUs”) held by that person that were exercisable as of April 6, 2015, or within 60 days of that date. The shares issuable under those options and RSUs are treated as if they were outstanding for computing the percentage ownership of the person holding those options or RSUs, but are not treated as if they were outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE
OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares of our common stock beneficially owned by the indicated parties. Unless otherwise indicated, the address of each person is: c/o ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031.

	Shares beneficially owned
Name and Address of Beneficial Owner	Number	Percentage

Directors & Executive Officers
Sudhakar Kesavan(1)	393,206	1.99%
John Wasson(2)	165,977	*
James C. Morgan(3)	29,106	*
Ellen Glover(4)	93,648	*
Isabel S. Reiff(5)	11,987	*
Eileen O’Shea Auen	34,892	*
Dr. Edward H. Bersoff	42,352	*
Dr. Srikant M. Datar(6)	28,893	*
Cheryl W. Grisé	10,007	*
Leslye G. Katz	1,466	*
Peter M. Schulte(7)	237,064	1.21%
Directors, Director Nominees and Executive Officers as a group (11 persons)	1,048,598	5.24%
Beneficial Owners Holding More Than 5%
BlackRock, Inc. and affiliates as a group(8) 55 East 52nd Street New York, NY 10022	1,121,500	5.73%

FMR LLC(9) 245 Summer Street Boston, MA 02210	2,811,209	14.38%

Sagard Capital Partners, L.P.(10) 325 Greenwich Avenue Greenwich, CT 06830	1,531,488	7.83%

Vaughan Nelson Investment Management, L.P.(11) 600 Travis Street, Suite 6300 Houston, TX 77002	1,347,550	6.89%

William Blair & Company, L.L.C.(12) 222 W. Adams Chicago, IL 60606	2,176,959	11.13%

____________________

*	Represents beneficial ownership of less than 1%.

(1)	The total number of shares listed as beneficially owned by Sudhakar Kesavan includes options to purchase 243,757 shares of common stock.

(2)	The total number of shares listed as beneficially owned by John Wasson includes options to purchase 103,206 shares of common stock.

(3)	The total number of shares listed as beneficially owned by James C. Morgan includes options to purchase 24,721 shares of common stock.

(4)	The total number of shares listed as beneficially owned by Ellen Glover includes options to purchase 70,554 shares of common stock.

(5)	The total number of shares listed as beneficially owned by Isabel S. Reiff includes options to purchase 9,265 shares of common stock.

(6)	The total number of shares listed as beneficially owned by Dr. Srikant M. Datar includes 18,627 shares of common stock held in an estate planning trust of which Dr. Datar is a co-trustee.

(7)

The total number of shares listed as beneficially owned by Peter Schulte includes 205 shares of common stock that are held indirectly as a result of a gift to an immediate family member in his household.

(8)

Based upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 2, 2015, BlackRock beneficially owned 1,121,500 shares of common stock as of December 31, 2014, with sole voting power over 1,059,683 shares, shared voting power over no shares, sole dispositive power over 1,121,500 shares and shared dispositive power over no shares.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE
OFFICERS AND CERTAIN BENEFICIAL OWNERS

(9)

Based upon information contained in the Schedule 13G/A filed by FMR LLC (“FMR”) with the SEC on February 13, 2015, FMR beneficially owned 2,811,209 shares of common stock as of December 31, 2014, with sole voting power over 7,910 shares, shared voting power over no shares, sole dispositive power over 2,811,209 shares and shared dispositive power over no shares.

(10)

Based upon information contained in the Schedule 13D/A filed by Sagard Capital Partners, L.P. (“Sagard”) with the SEC on October 8, 2013, Sagard beneficially owned 1,531,488 shares of common stock as of October 8, 2013, with sole voting power over no shares, shared voting power over 1,531,488 shares, sole dispositive power over no shares and shared dispositive power over 1,531,488 shares.

(11)

Based upon information contained in the Schedule 13G/A filed by Vaughan Nelson Investment Management, L.P. (“Vaughan”) with the SEC on February 13, 2015, in its capacity as an investment adviser, Vaughan may be deemed to beneficially own 1,347,550 shares of common stock as of December 31, 2014, with sole voting power over 1,033,648 shares, shared voting power over no shares, sole dispositive power over 1,224,223 shares and shared dispositive power over 123,327 shares.

(12)

Based upon information contained in the Schedule 13G/A filed by William Blair & Company, L.L.C. (“William Blair”) with the SEC on February 4, 2015, William Blair beneficially owned 2,176,959 shares of common stock as of December 31, 2014, with sole voting power over 2,176,959 shares, shared voting power over no shares, sole dispositive power over 2,176,959 shares and shared dispositive power over no shares.

EXECUTIVE COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our NEOs, whose compensation is set forth in the 2014 Summary Compensation Table and other compensation tables contained in this Proxy Statement:

NEOs:

►	Sudhakar Kesavan, Chairman and CEO
►	John Wasson, President and COO
►	James C. Morgan, Executive Vice President and CFO
►	Ellen Glover, Executive Vice President
►	Isabel Reiff, Executive Vice President

We also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why the Compensation Committee of our Board (for purposes of this discussion and analysis, the “Committee”) arrived at the specific compensation decisions involving the NEOs for fiscal year 2014.

The Committee has responsibility for establishing, implementing, and monitoring adherence to the Company’s compensation philosophy. The Committee strives to ensure that the total compensation paid to the Company’s executives is fair, reasonable, and competitive. Generally, the types of compensation and benefits provided to the Company’s executive officers are similar to those provided to other Company designated employees. The five (5) executives included in the Summary Compensation Table on page 43 are referred to as our NEOs. On April 8, 2015, Ms. Reiff notified the Company that, after more than 25 years of service, she would retire from the Company as of July 31, 2015.

Fiscal 2014 – Financial Highlights

Fiscal year 2014 was a record year for ICF International in contract wins. Continued investments in business development over the last several years yielded strong returns, and our added scale combined with subject matter knowledge enabled ICF International to capture an increasing number of implementation contracts. Financial highlights for 2014 included the following:

●	Total revenues increased 11% to $1.05 billion, led by 19% growth in commercial revenue.
●	Diluted EPS was $2.00, up from $1.95 from 2013.
●	Record contract wins of $1.3 billion, an increase of 11% over the comparable year-ago period.
●	Adjusted EBITDA was $98.6 million, or 9.4% of revenues.
●	Acquisitions completed in 2014 brought digital services and strategic communications revenue run rate to more than $300 million.

Compensation Highlights

The Compensation Committee took the following actions in fiscal 2014 and to date to maintain and improve the pay-for-performance nature of our executive compensation program:

●	Extensively reviewed external executive compensation trends to ensure the Company’s executive compensation practices align with market best practices.

●

Reviewed the work of management’s compensation consultant, Semler Brossy Consulting Group, LLC “Semler Brossy”, and then, with input from the Compensation Committee’s compensation consultant AonHewitt, made determinations on the design of a Performance Program to add performance shares to the mix of ICF International’s long-term incentive program beginning in 2015. Performance shares are performance contingent awards where executives may earn zero to maximum performance shares depending on the Company’s actual performance against pre-established performance measures. The performance periods of the performance shares focus on the long-term (i.e., more than one (1) year) to align executive’s interests with the interests of long-term stockholders. Performance shares were granted to members of ICF International’s executive leadership team on March 16, 2015 (as reported by a Form 8-K filed with the SEC on March 11, 2015).

●

Enhanced the Executive Stock Ownership Policy by expanding the executives (including the NEOs) subject to it and increased the level of stock ownership that executives are required to hold. Under the policy, the executive may not sell, transfer or dispose of shares of Company common stock if he or she does not meet the requisite stock ownership policy.

●

Revised the Annual Incentive Program to make it more formulaic. Previously, “on plan” performance was defined as achieving 85% to 115% of performance goals. Beginning in 2015, threshold, target and maximum performance goals are established with appropriate payouts at each level.

●

Reviewed the 2010 Incentive Plan against key institutional investors’ voting policies on equity plans and proxy advisory firms’ equity plan evaluation criteria, which resulted in recommendations for the amendment to the 2010 Incentive Plan, as described in this Proxy Statement including, consistent with best corporate governance practices, “double-trigger” change of control equity vesting and one (1) year minimum vesting of equity awards (except for pre-existing employment or severance agreements), the approval of which will be voted upon at the 2015 annual meeting of stockholders.

EXECUTIVE COMPENSATION

●	Revised the peer group to include a broader array of companies to reflect the evolution of ICF International’s business strategy.

Stockholder-Aligned Executive Compensation Practices

The Company implements and maintains leading practices in its executive compensation programs. These practices include the following:

●	Target compensation is benchmarked against peers at the median level while actual compensation may increase or decrease depending on performance.
●	Our selection of peer companies is balanced such that the Company’s revenue is close to the median of the peer group.
●	The Committee has engaged an independent compensation consultant.
●	We prohibit our executive officers and directors from hedging Company shares.
●	Individual equity grant agreements prohibit the pledging or assignment of stock grants.
●	All NEOs are subject to stock ownership guidelines, which further aligns their interests with stockholders.
●	Our 2010 Incentive Plan prohibits the repricing of equity awards or cash-buyout of underwater stock options and performance shares.
●	Our 2010 Incentive Plan does not allow share recycling where tendered shares for option exercises and tax withholding are not reused.
●	Our clawback policy covers cash and equity awards and applies to all employees.
●	Our annual equity award grants provide for vesting over four (4) years for RSUs and over three (3) years for stock options and performance shares.
●	“Double trigger” accelerated vesting for equity awards in the event of a change of control of the Company plus termination within 24 months following the change of control for our NEOs.
●	In accordance with their severance agreements, the CEO and COO have a “double-trigger” in connection with any benefits paid in the event of a change of control.
●	We require one (1) year minimum vesting for our equity awards.
●	We have limited perquisites and we do not provide tax gross-ups on such limited perquisites to our executive officers.
●	We do not provide excise tax gross-ups in agreements.

Compensation Philosophy and Objectives

The Company’s fundamental compensation philosophy, which has the objectives set forth below, remains:

Reward performance and contribution to our business. Our compensation programs should be designed to reward extraordinary performance with higher compensation; likewise, where individual performance falls short of expectations and/or Company performance lags behind budgeted plan performance, the programs should deliver lower payouts.

Pay-for-performance and retention must be balanced. Although performance is a key element of the Company’s compensation philosophy, in order to attract and retain a highly skilled work force, we must remain competitive with the pay of our peer companies that compete with us for talent. In general terms, the objective is to target a market benchmark of appropriate size (in terms of revenue) that factors in ICF’s relative size compared to the size of the peer group companies through regression analysis, where possible. In situations where regression analysis is not available, the Company targets the compensation surveys at the 50th percentile.

Compensation should be aligned with stockholder interests. Key employees should have a substantial proportion of their compensation in the form of equity participation to align their individual financial interests with those of our stockholders.

The relationship between overall Company goals and each individual’s personal goals should be clear. Employees should be able to understand easily how their efforts can affect their pay, both directly through individual performance and indirectly through contributing to the business unit’s and Company’s achievement of its strategic and operational goals.

Provide only necessary perquisites for NEOs. Our compensation programs should include only those perquisites necessary to attract and retain the NEOs and/or improve the NEOs’ ability to carry out his or her responsibilities safely and effectively.

Guidelines for the 2014 Executive Officer Compensation Program

Development of Financial/Strategic Performance Goals. Each year, Company management presents its budget, revenue forecast, and strategy to the Board in the November/December timeframe, allowing the Board and management to develop a consensus on financial and strategic goals for the following year. These goals are reflected in the compensation program for the following year and the metrics that will drive individual performance goals, total compensation targets and actual compensation levels.

Elements of Compensation Program. The actual awards are based on the performance of the Company and the executive. This means that the mix of pay may be different each year based on the identified targets for each pay component, providing the Committee with the greatest amount of flexibility in awarding incentive compensation and pay adjustments each year. In general, the mix of compensation consists of base salary and both short-term incentives (which will normally take the form of cash) and long-term equity incentives. During 2014, the long-term equity incentives for NEOs were based on an equity distribution as follows:

●	50% options with a three (3)-year vesting schedule of one-third each year following the grant; and

●	50% RSUs with a four (4)-year vesting schedule of one-quarter each year following the grant.

The Committee also reviews a “tally sheet” for each NEO that assigns a dollar amount to each of the above compensation elements, as well as current and potential wealth accumulation based on outstanding equity awards. The Committee believes that the tally sheet is a useful tool to ensure that there is sufficient retention capability built within existing pay packages and that the current and potential wealth accumulation of the executives is tied to the interests of stockholders.

EXECUTIVE COMPENSATION

Target Payout for On Plan Performance. During 2014, “on plan” performance was defined as achieving 85% to 115% of performance goals. If the Company fails to achieve “on plan” performance, such failure would affect both overall and individual incentive awards, although the effects of shortfalls on cash bonuses would likely be more pronounced than on long-term incentives. The Company’s actual performance as compared to the goals would be assessed and applied to ranges within “on plan” target compensation in establishing the appropriate payout levels.

Potential Payout for Above Plan Performance. The potential to earn more compensation is at the discretion of the Committee, subject to any restrictions imposed by Section 162(m) of the Code and the terms of the 2010 Incentive Plan. Potential payouts are established for performance that exceeded 115% of the annual performance goals. In 2014, the maximum total direct compensation that may be earned for superior performance for all NEOs was 160% of total targeted compensation, unless the Committee determines otherwise.

Performance-Based and Discretionary Incentive Compensation. The NEOs’ annual incentive compensation is weighted as follows:

●	80% in the form of a potential “performance-based bonus” tied to one (1) or more financial goals set forth in the 2010 Incentive Plan, that is designed to comply with Section 162(m) of the Code; and

●

20% in the form of a separate “discretionary bonus,” payable at the discretion of the Committee based on specific business challenges the executives face during the fiscal year, with the bonus contingent on achievement of non-financial goals identified as to each executive but not contingent on the achievement of, or failure to achieve, any of the financial goals established for such executive with respect to the “performance-based bonus” discussed above. In extraordinary situations, the Committee retains the right to increase the discretionary portion of the bonus.

Threshold. The minimal level of performance that must be achieved before bonus and equity distributions can be earned and/or distributed is 85%. If the Company achieves less than 85% of its aggregate annual performance goals, then no cash bonuses will be distributed.

CEO and COO Total Compensation Relationship. The Committee has determined that generally the President and COO’s total targeted annual compensation should be approximately 60% of the CEO’s total targeted annual compensation.

Impact of Acquisitions. Because merger and acquisition transactions are an integral element of our growth strategy, the executives’ compensation structure reflects the time and effort to successfully identify, negotiate and integrate acquisitions. Typically, our executives are rewarded for this activity through share price appreciation in the long-term incentive component, rather than through an explicit cash award tied to merger and acquisition transactions. However, assuming a transaction exceeds 10% of the Company’s prior year’s gross revenue, then based on the timing and size of the acquisition, executives may be given an opportunity to earn an extra incentive, with no change in previously established performance targets.

Assessment of Annual Performance. For purposes of compensation awards:

●	The CEO’s performance is assessed by the Committee.

●	The President and COO’s and CFO’s performance is assessed by the Committee and the CEO.

‒	The remaining executive officers’ performance is assessed by the CEO, President and COO, and CFO

Implementing Our Objectives

Use of Market Data

The peer group, selected by the Committee, is comprised of publicly traded U.S.-based professional services companies. The companies comprising the 2014 compensation peer group (the “2014 Peer Group”) were the following:

Booz Allen Hamilton Holding Corp.	Exponent, Inc.	MAXIMUS, Inc.
CACI International Inc.	FTI Consulting, Inc.	Navigant Consulting, Inc.
CBIZ, Inc.	Huron Consulting Group Inc.	NCI, Inc.
CRA International, Inc.	IHS Inc.	Resources Connection, Inc.
Dynamics Research Corp.	ManTech International Corp.	Sapient Corp. Tetra Tech, Inc.

In the fall of 2014, as part of the annual review process, management reviewed the 2014 Peer Group to determine if additional companies were warranted in the peer group given the Company’s evolving business and strategy. Due to our recent acquisitions of OCO Holdings, Inc. and its subsidiaries (collectively known as “Olson”), Mostra S.A. and CityTech, Inc., we have broadened our services and increased our activity in certain market areas, particularly those related to technology.

Five (5) guiding principles were established in the selection of additional peer companies for our peer group for 2015 (the “2015 Peer Group”):

●

Size: The revenue of the selected peer companies should range between 0.5x to 2.5x of our revenue. In cases where the selected peer companies exceed this range, the objective is to have the median of the peer group close to our revenue.

EXECUTIVE COMPENSATION

●	Similar business characteristics: Selected companies either compete with us or have similar market demands.
●	Talent pool: Selected companies compete with us for talent.
●	External constituents: Selected peer companies were named by our equity research analysts as peers, companies that identify ICF as a peer or companies identified as peers in our 2014 Peer Group.
●

Sectors: In addition to focusing on Professional Services (our designated Global Industry Classification Standard GICs), other relevant sectors including IT Services, Health Care Technology and Commercial Services were also reviewed.

As a result, we believe the companies selected in the new 2015 Peer Group better reflect our current mix of services. The ten (10) companies added to the 2015 Peer Group are denoted in the table below. Notably, the 2015 Peer Group excludes Dynamic Research Corporation which was acquired in 2014. The Committee reviewed the recommendations and approved the 2015 Peer Group. The companies comprising the 2015 Peer Group were the following:

Number	Company Name	2014 Revenue (millions)

1	Leidos Holdings, Inc.*	$5,772
2	Booz Allen Hamilton Holding Corp.	$5,479
3	Science Applications International Corp.*	$4,121
4	CACI International Inc.	$3,565
5	Unisys Corporation*	$3,356
6	Convergys Corporation*	$2,856
7	IHS Inc.	$2,231
8	Gartner Inc.*	$2,021
9	Tetra Tech, Inc.	$1,860
10	ManTech International Corp.	$1,774
11	FTI Consulting, Inc.	$1,756
12	Maximus, Inc.	$1,701
13	Sapient Corp.(1)	$1,305
14	CDI Corp.*	$1,123
	ICF International, Inc.	$1,050
15	Corporate Executive Board Co*	$ 909
16	Huron Consulting Group Inc.	$ 889
17	Navigant Consulting, Inc.	$ 860
18	CBIZ, Inc.	$ 719
19	Resources Connection, Inc.	$ 567
20	The Advisory Board Company*	$ 521
21	GP Strategies Corp.*	$ 502
22	VSE Corporation*	$ 424
23	NCI, Inc.	$ 317
24	CRA International, Inc.	$ 306
25	Exponent, Inc.	$ 305

__________________

* Denotes companies added to the Peer Group for 2015.

(1)     Sapient Corp.’s revenue reflects 2013 and the Company was subsequently acquired in 2015.

In the fall of 2014, the Committee also continued its engagement of AonHewitt, which has served as the Committee’s independent compensation consultant since 2009, to assist the Committee in reviewing the Company’s compensation policies and practices for 2015. In particular, AonHewitt was asked to discuss with the Committee the current executive compensation trends in companies and provide feedback regarding management’s competitive assessment for executive positions. For additional information regarding Aon Hewitt and its relationship with the Committee, see “Role of Compensation Consultants in Compensation Decisions” below.

In making its compensation determinations, the Committee reviewed and assessed the analysis and recommendations of Company management. The Committee also requested the views of AonHewitt, as well as obtained Semler Brossy Consulting Group, LLC’s (“Semler Brossy”) assessment of management’s analysis. The Committee determined that, based on a combination of management’s assessment, discussions with AonHewitt and Semler Brossy (with respect to management’s analysis), the Company’s executive compensation opportunities are generally aligned with the market. This conclusion was reflected in the Committee’s compensation decisions. In connection with its evaluation of management’s recommendations, as well as its discussions with AonHewitt and Semler Brossy (with respect to management’s analysis), the Committee determined that while the peer group compensation data was the appropriate primary focus, the Company does compete with many larger companies for top executive-level talent. Thus, the peer group assessment is just one of many inputs into the Committee’s decisions.

Role of Management in Compensation Decisions. Starting in late 2013, and again in early 2014 and early 2015, the Committee made compensation determinations for all NEOs. In the case of executives other than the CEO, the CEO annually reviews the performance of the executive team, provides a summary of the fiscal year accomplishments by the executive team and Company as a whole to the Committee, and then makes recommendations to the Committee based on these reviews and an analysis of competitive market data. The Committee considers these CEO recommendations when making its determinations as to the President and COO and CFO, and takes into account input from the CEO, President and COO, and CFO with respect to other named executives.

EXECUTIVE COMPENSATION

In developing its recommendations on 2015 target total compensation, management reviewed the short-term incentive design framework as prepared by Semler Brossy and found that, like the Company, most members of the 2014 Peer Group use a combination of measures to evaluate performance for the calculation of incentive awards, such as earnings per share and revenue, as well as including a discretionary component. In the review of the competitive pay assessment, management determined that long-term incentive compensation for Mr. Kesavan, Mr. Wasson, Ms. Glover, Mr. Morgan and Ms. Reiff was near the peer group median, except for Mr. Morgan who was below the peer group median and his target long-term incentive compensation was adjusted accordingly. These findings were taken into account by management in making its recommendations to the Committee.

Role of Compensation Consultants in Compensation Decisions. The Committee continued its engagement of AonHewitt in 2014, to assist in its analysis of the Company’s compensation practices. In retaining AonHewitt, the Committee determined, and periodically re-assesses such determination, that AonHewitt’s engagement does not present any conflicts of interest. In making this determination, the Committee considered:

(i) the provision of other services to the Company by AonHewitt (including without limitation, the engagement of AonHewitt by the Governance and Nominating Committee);

(ii) the fees to be paid to AonHewitt by the Committee and by the Governance and Nominating Committee;

(iii) the policies and procedures of AonHewitt that are designed to prevent conflicts of interest;

(iv) any business or personal relationship between AonHewitt and a member of the Committee;

(v) any stock of the Company owned by AonHewitt or the AonHewitt personnel providing services to the Committee; and

(vi) any business or personal relationships between the executive officers of the Company and AonHewitt or the AonHewitt personnel providing services to the Committee.

The Committee’s charter provides that the Committee has the sole authority to retain, terminate and approve fees of a compensation consultant to the Committee and that all such fees, as determined by the Committee, shall be paid by the Company.

This year, AonHewitt was not asked to prepare a competitive assessment of the Company’s compensation structure for each NEO. Rather, AonHewitt served in an advisory capacity to review and discuss with the Committee the competitive assessment performed by the Company’s management, offer suggestions and provide insight into market compensation trends.

In addition, as noted above, management retained Semler Brossy to assist in developing its recommendations to the Committee with regard to the short-term incentive design framework and the new 2015 performance share program.

The Committee considered management’s assessment and recommendations, as well as the information provided by both AonHewitt and Semler Brossy (with respect to management’s assessment), in making its compensation determinations. Pursuant to its charter, however, the Committee retains final approval of all material elements of executive compensation.

Effect of 2014 Say on Pay Vote

At the Company’s 2014 annual meeting, stockholders cast an advisory vote regarding the Company’s executive compensation. Ninety-six percent (96%) of the votes cast on the Say on Pay proposal were voted in favor of the Company’s executive compensation program. Given this significant level of support from the Company’s stockholders, the Committee and the Board believe that the Company is taking a measured, informed and responsible approach to executive compensation which incorporates all of the Company’s objectives and policies set forth above, including, but not limited to, a pay-for-performance culture that retains executives who perform strongly. For 2015, and as set forth below, the Board and the Committee considered this substantial affirmation as one of many factors in crafting its compensation program.

Executive Compensation Components

For the fiscal year ended December 31, 2014, the principal components of compensation for our NEOs included: (i) base salary; and (ii) incentive compensation in the form of cash bonuses and equity awards.

For the NEOs, the Committee has discretion with respect to the size, types, amounts, and principal components of compensation, and, in the case of cash bonuses and equity awards, whether to make any available. For incentive compensation, the Committee establishes pre-determined percentage weights for each component of cash bonus, and pre-determined percentage weights for equity awards. The following section summarizes the role of each compensation component and how decisions are made for the NEOs.

2014 Base Compensation

Taking into account management’s assessment that the base compensation paid to our named executives for 2014 was generally consistent with the 2013 peer group, management’s recommendation and the Committee’s discussions with AonHewitt, the Committee decided to increase the base compensation levels of the Company’s executive officers by 3%, except for Isabel Reiff, who received a 7.7% increase to better align her base compensation with her role at the Company resulting from a recent organizational change which increased her scope of responsibilities. Therefore, the annualized base compensation for Mr. Kesavan was increased to $816,358; Mr. Wasson’s to $601,411; Mr. Morgan’s to $472,805; Ms. Glover’s to $362,419; and Ms. Reiff’s to $345,530. Such increases were effective as of March 8, 2014.

EXECUTIVE COMPENSATION

2015 Base Compensation

Taking into account management’s assessment that the base compensation paid to our named executives for 2015 is generally consistent with the 2014 peer group, and management’s recommendation and the Committee’s discussions with AonHewitt, the Committee decided to increase the base compensation levels of the Company’s executive officers by 3%, except for James Morgan, whose compensation was below the peer group median, and as a result he received a 6% increase. Therefore, the base compensation for Mr. Kesavan was increased to $840,861; Mr. Wasson’s to $619,466; Mr. Morgan’s to $500,011; Ms. Glover’s to $373,298; and Ms. Reiff’s to $355,909. Such increases were effective as of March 7, 2015.

Incentive Compensation

Both our cash bonuses and equity awards are made pursuant to our 2010 Incentive Plan. The 2010 Incentive Plan is designed to: (i) optimize the profitability and growth of the Company through incentives consistent with the Company’s goals; (ii) link and align the personal interests of participants with an incentive for excellence in individual performance; and (iii) promote teamwork.

Tax Implications. Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to each of the CEO and the three (3) next most highly compensated executive officers, other than the CFO. The 2010 Incentive Plan provides for ongoing compliance with Section 162(m) of the Code. Awards relating to targeted cash bonus opportunities (including equity awards that may be made in lieu of such cash bonuses) payable under the annual incentive program pursuant to the 2010 Incentive Plan are intended to comply with Section 162(m) of the Code.

Annual Incentive Program for 2014. As discussed above, each executive who receives an award under the incentive program (the “Annual Incentive Program”) for 2014 will receive an award of which 80% is in the form of a “performance-based” bonus opportunity tied to financial/strategic goals and 20% of which is in the form of a “discretionary” bonus opportunity based on specific business challenges facing the executives during each fiscal year. The discretionary bonus will be contingent on achievement of non-financial goals identified for each executive, but will not be contingent on the achievement of, or failure to achieve, any of the financial goals established for such executive with respect to the performance-based bonus discussed above. The Committee set each of the goals for the executives at levels that it believes are attainable, but still require consistent performance at a high level by each executive.

With respect to the targeted level of incentive compensation, the Committee decided to define “target” performance as being overall Company performance between 85% and 115% of target. Performance falling below 85% of target goals can result in forfeiture of an incentive compensation award. The maximum payout under the Annual Incentive Program is 160% of target. Based on the same factors, the Committee concluded that target cash incentive awards as a percentage of base compensation would be as follows: Mr. Kesavan, 100%; Mr. Wasson, 80%; Mr. Morgan, 70%; Ms. Glover, 50%; and Ms. Reiff, 60%. Mr. Morgan’s target cash incentive award as a percentage of base compensation adjusted in 2014 from 60% to 70% to better align his incentive award with market. Ms. Reiff’s target cash incentive award as a percentage of base compensation adjusted in 2014 from 70% to 60%, which better aligned her incentive award with market. The other NEOs’ target cash incentive awards as a percentage of base compensation remained the same as the prior year.

The performance factors to be taken into account in defining each NEO’s eligibility for an incentive award remained largely consistent with 2013, with adjustments made to the contract backlog items to more accurately reflect the Company’s current balance between U.S. federal and commercial contracts. For Messrs. Kesavan, Wasson and Morgan, the performance-based bonus was based on the following factors (percentage references are to percentages of aggregate bonus opportunities):

●	gross revenue (35%),
●	adjusted earnings per share (35%) and
●	total contract backlog (10%).

The discretionary bonus was based on contributions to the Company’s strategic goals, known acquisitions, collaboration, and people development (20%).

The performance goals for Ms. Glover’s performance-based bonus were based on the following factors:

●	company gross revenue (15%),
●	adjusted earnings per share (25%),
●	group gross revenue (15%),
●	group operating margin (15%) and
●	group contract backlog (10%).

Her discretionary bonus (20%) was based on the same factors identified for Messrs. Kesavan, Wasson and Morgan.

Ms. Reiff’s performance-based bonus was based on the following factors:

●	gross revenue (25%),
●	adjusted earnings per share (10%),
●	total contract backlog (22.5%) and
●	total pipeline (22.5%).

Her discretionary bonus (20%) was also based on the same factors identified for Messrs. Kesavan, Wasson and Morgan.

The underlying financial targets that make up these performance factors are meant to be motivational to our NEOs. For this reason, the target financial goals used for calculating incentive awards may be higher than our publicly disclosed financial targets.

In early 2015, the Committee reviewed the Company’s performance against the previously-identified 2014 performance metrics, including gross revenue, adjusted earnings per share and total contract backlog. These metrics were reviewed in the context of both the Company’s core operations and overall performance. The “core” Company performance as a percentage of target in the applicable categories ranged from 95% to 112%, with all “core” performance percentages exceeding the 85% threshold. Thus, the Company’s aggregate performance was in the range of “on-plan” performance as defined by the 2014 incentive program. While the Company met or exceeded its 2014 performance objectives, it was necessary to conduct a significant staff reduction initiative mid-year to reduce costs and enhance competitiveness. As a result, management recommended, and the Committee agreed, that the NEO bonus awards be reduced by 15%. In addition, and upon the recommendation of management, the Committee decided that the range of payouts for the NEO’s discretionary portion of compensation would be allocated at 15% of the targeted 20%.

EXECUTIVE COMPENSATION

With respect to individual NEOs, the Committee’s determinations took into account each person’s relevant performance factors; the Committee also took into account the Company’s performance in 2014 as evidenced by the aggregate performance-based targets meeting the threshold. Taking into account the total targeted compensation for 2014 for the NEOs, the Committee elected to fund the cash portion of each executive’s targeted compensation at 80% of the bonus target for Messrs. Kesavan, Wasson and Morgan, 80% for Ms. Glover; and 85% for Ms. Reiff. This funding level equated to a cash bonus of $656,184 for Mr. Kesavan, $382,639 for Mr. Wasson, $263,213 for Mr. Morgan, $144,739 for Ms. Glover, and $174,870 for Ms. Reiff.

Annual Incentive Program for 2015. The Committee requested that management, in conjunction with Semler Brossy, management’s executive compensation consultant, review the Company’s annual incentive program for the NEOs against the peer companies, with the goal of developing a more robust framework for determining the annual bonuses. After reviewing peer companies’ practices, and considering two annual incentive models, the Committee decided to set a threshold, target and maximum performance target for each of the 2015 performance targets. The threshold ranges from 80% to 90% of the target, which is considered 100%. The maximum ranges from 110% to 120% of the target. The payouts for achieving at the various performance levels are:

●     Threshold      50%

●     Target           100%

●     Maximum     175%

Performance between threshold and maximum will be determined by straight line interpolation between the targeted amounts. Performance below any threshold results in no bonus amount for that performance target.

With the exception of the new threshold, target and maximum performance targets established per the above, the structure of the 2015 incentive program is similar to the program used in 2014. In particular, each executive who receives an award under the incentive program for 2015 will receive an award of which 80% is in the form of a “performance-based” bonus opportunity tied to financial and strategic goals and 20% of which is in the form of a discretionary bonus opportunity based on specific business challenges facing the executives during each fiscal year. The discretionary bonus will be contingent on achievement of non-financial goals identified for each executive, but will not be contingent on the achievement of, or failure to achieve, any of the financial goals identified for such executive with respect to the performance-based bonus discussed above. The Committee sets each of the goals for the executives at levels that it believes are attainable, but still require consistent performance at a high level by each executive.

Performance falling below threshold goals will result in forfeiture of an incentive compensation award. The threshold payout under the Annual Incentive Program is 50% of target and the maximum payout is 175% of target. Based on the same factors, the Committee concluded that target cash incentive awards as a percentage of base compensation would remain the same as the prior year as follows: Mr. Kesavan, 100%; Mr. Wasson, 80%; Mr. Morgan, 70%; Ms. Glover 50%; and Ms. Reiff, 60%.

The performance factors to be taken into account in defining each NEO’s eligibility for an incentive award remain fairly consistent with 2014, with certain adjustments. For Messrs. Kesavan, Wasson and Morgan, the performance-based bonus will be based on the following factors (percentage references are to percentages of aggregate bonus opportunities):

●	gross revenue (35%),
●	adjusted earnings per share (35%) and
●	total government contract backlog (10%).

Their discretionary bonus (20%) will be based on:

●	progress against rebalancing the Company’s book of business towards commercial and international activity, and improved profitability of the international business,
●	the successful integration of Olson and specifically with the Company’s Commercial Interactive Division,
●	the successful development of talent for leadership succession, and
●	progress against the goal to integrate ICF’s financial system.

The performance goals for Ms. Glover’s performance-based bonus will be based on the following factors:

●	gross revenue (15%);
●	adjusted earnings per share (25%);
●	group gross revenue (15%);
●	group operating margin (15%); and
●	group government contract backlog (10%).

Her discretionary bonus (20%) will be based on:

●	increasing the group’s market share in key civilian agencies,
●	the successful development of talent for leadership succession and
●	growth of the group’s public sector digital and cyber businesses.

Ms. Reiff’s performance-based bonus will be based on the following factors:

●	gross revenue (25%);
●	adjusted earnings per share (10%);
●	government contract backlog (22.5%); and
●	total pipeline (22.5%);

Her discretionary bonus (20%) will be based on:

●	the development of systems and infrastructure to drive and support commercial sales and marketing at the Company level,

EXECUTIVE COMPENSATION

●	ensuring an appropriate depth of talent in corporate growth ready to succeed the top two (2) levels of senior leaders, and
●	the development of federal, state and international government contract pipeline that supports continued growth.

The underlying financial targets that make up these performance factors are meant to be motivational to our NEOs. For this reason, the target financial goals used for calculating incentive awards may be higher than our publicly disclosed financial targets.

Equity Awards. Apart from utilizing equity grants to pay all or a portion of certain 2014 annual incentive awards referred to above, the equity component of the Company’s compensation program has historically consisted of grants of stock options and/or RSUs. Such awards are designed to:

●	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

●	encourage participants to focus on long-term Company performance;

●	provide an opportunity for increased equity ownership by executives;

●	provide a retention tool for key talent; and

●	maintain competitive levels of total compensation.

Equity awards vary among participants based on their positions within the Company, their individual contributions, and the value they have added to the organization. In determining awards to the NEOs, the Committee considers current value and expected value at grant.

Beginning in 2015, we are adding a performance-based equity award component. Performance-based equity awards will be tied to the Company’s compounded annual growth rate in earnings per share (“EPS”) and the Company’s cumulative total shareholder return relative to its peer group (“rTSR”). The number of performance shares that the participant will receive in connection with any award (an “Award”) under the Program will be based on the Company’s performance during two (2) periods. The initial performance period (the “Initial Performance Period”) will begin on January 1, 2015 and end on December 31, 2016 (two years), and at the end of such period the Award will be adjusted based on EPS. The secondary performance period (the “Secondary Performance Period”) will begin on January 1, 2015 and will end on December 31, 2017 (three years), with the Award further adjusted and paid out at the end of such period based on rTSR. The performance shares will be eligible to vest only following the expiration of the Secondary Performance Period. Full vesting of the performance-based awards will occur in the event that the target financial measures are achieved in the applicable performance period. For payouts above target, there will be a linear interpolation between target and maximum. Actual shares vested will be based on the actual financial measures achieved within a minimum (37.5%) and maximum (187.5%). There will be no payout if EPS does not meet or exceed threshold performance. Performance between threshold and maximum will be determined by straight line interpolation between the targeted amounts.

The Board believes that certain designated executives, including the NEOs, should have a financial stake in ICF International so that their interests are aligned with those of the stockholders, and therefore, will more effectively represent ICF International’s stockholders. The Committee adopted the Company’s Executive Stock Ownership Policy, pursuant to which each of the Chairman and CEO, and the other NEOs are expected to own shares of ICF International common stock with a value equal to or in excess of the salary multiple shown below:

●     CEO                  4x

●     Other NEOs     2x

For NEOs who are executives of the Company on January 1, 2015, ownership levels are to be achieved within five (5) years of that date, and for newly appointed NEOs, such levels are to be achieved by the later of the fifth (5th) anniversary of joining the ELT, or December 31 of that year. As of April 6, 2015, each of our NEOs either met these stock ownership guidelines or are expected to meet the applicable ownership guidelines within the specified time period. Our primary focus is to retain executives in light of prevailing competitive conditions and to motivate executives in ways that support stockholder value.

The Committee approves annual awards at a pre-determined quarterly meeting of the Committee, and such awards are effective at a pre-determined date. In most cases, newly hired named executives whose compensation offer included an equity award are granted such awards during the first open trading window following their hire date.

2014 Equity Awards. During 2014, Mr. Kesavan’s target equity grant was 175% of his base compensation; Mr. Wasson’s was 125% of his base compensation; Mr. Morgan’s was 80%, which increased from 60% to more closely to align his compensation with market; and for each of Ms. Glover and Ms. Reiff, 60% of base 2014 compensation. Based on these targets, the Committee approved the following equity awards to our named executives in 2014, such grants taking the form of 50% RSUs vesting over a period of four (4) years, and 50% non-qualified stock options vesting over a period of three (3) years:

EXECUTIVE COMPENSATION

	Equity Incentive Awards
	Stock Options		RSUs
Name	Grant Date Fair Value ($)(1)	Underlying Shares (#)	Grant Date Fair Value ($)(1)	Underlying Shares (#)
Sudhakar Kesavan, Chairman and CEO	$714,445	54,989	$714,300	17,559
John Wasson, President and COO	375,951	28,936	375,843	9,239
James C. Morgan, Executive Vice President and CFO	189,158	14,559	189,121	4,649
Ellen Glover, Executive Vice President	108,734	8,369	108,697	2,672
Isabel S. Reiff, Executive Vice President	103,667	7,979	103,653	2,548

____________________

(1)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718.

With respect to these grants, the dollar amount recognized for financial statement purposes for 2014, in accordance with FASB ASC Topic 718, is reflected as 2014 compensation in the Summary Compensation Table below.

2015 Equity Awards. As discussed above, beginning in 2015, we are moving to a performance-based equity award structure. Performance-based equity awards will be tied to the Company’s EPS and the Company’s rTSR. The number of performance shares that the participant will receive in connection with any Award under the Program will be based on the Company’s performance during two (2) periods. The Initial Performance Period will begin on January 1, 2015 and end on December 31, 2016 (two years), and at the end of such period the Award will be adjusted based on EPS. The Secondary Performance Period will begin on January 1, 2015 and will end on December 31, 2017 (three years), with the Award further adjusted and paid out at the end of such period based on rTSR. The performance shares will be eligible to vest only following the expiration of the Secondary Performance Period.

The target long-term incentive percentages remained the same from 2014 to 2015 other than for Mr. Morgan. Mr. Kesavan’s target equity grant remained at 175% of his 2015 base compensation; Mr. Wasson’s remained at 125% of his 2015 base compensation; and each of Ms. Glover’s and Ms. Reiff’s target equity grants remained at 60% of their 2015 base compensation. Mr. Morgan’s target equity grant increased to 100% of his 2015 base compensation in order to bring Mr. Morgan in line with other CFOs in the 2015 Peer Group.

As a result, the Committee approved the following equity awards for our 2015 named executives, such grants taking the form of 50% RSUs vesting over a period of four (4) years, and 50% performance equity awards vesting upon achievement of certain financial measures within applicable performance periods, as discussed above.

	Equity Incentive Awards
	RSUs				Target Performance Shares
Name	Grant Date Fair Value ($)(1)		Underlying Shares (#)		Grant Date Fair Value ($)(1)	Underlying Shares (#)
Sudhakar Kesavan, Chairman and CEO	$738,777		17,997		$795,663	17,997
John Wasson, President and COO	388,744		9,470		418,677	9,470
James C. Morgan, Executive Vice President and CFO	753,062	(2)	18,345	(2)	270,349	6,115
Ellen Glover, Executive Vice President	112,436		2,739		121,094	2,739
Isabel S. Reiff, Executive Vice President	107,182		2,611		115,435	2,611

____________________

(1)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718.

(2)	Includes 12,230 RSUs, vesting over a period of four (4) years, equal to the amount of $500,000 granted as a special retention award.

Retirement and Other Benefits

Savings Plan. Our NEOs are eligible to participate in our tax-qualified defined contribution profit-sharing plan, which has a Section 401(k) feature. Under the terms of this plan:

●	Eligible employees may elect to contribute up to 70% of their eligible compensation as salary deferral contributions to the plan, subject to statutory limits.

●	We make matching contributions each pay period equal to 100% of an employee’s 401(k) contributions up to the first 3% of the employee’s compensation.

EXECUTIVE COMPENSATION

●	We also make matching contributions equal to 50% of the employee’s 401(k) contributions up to the next 2% of the employee’s compensation.

●	We do not make matching contributions for employee 401(k) contributions in excess of 5% of the employee’s compensation.

Our contributions to this plan for our named executives are included under the “All Other Compensation” column of the Summary Compensation Table below.

Perquisites. The Company does not provide any material perquisites or personal benefits to its named executives.

Severance Benefits. As of December 31, 2014, we were a party to severance protection agreements with Messrs. Kesavan and Wasson. We also have an employment agreement with Mr. Kesavan and severance letter agreements with each of Mr. Wasson, Mr. Morgan, Ms. Glover and Ms. Reiff that provide severance benefits both in the event of a termination in conjunction with a change of control and in certain other situations. We believe these agreements, which provide severance in certain situations, serve to promote stability and continuity among our named executives. The terms of these agreements and information regarding applicable payments under such agreements are provided under “Payments Pursuant to Employment Agreement,” “Payments Pursuant to Severance Letter Agreements,” and “Payments in the Event of a Change of Control” below.

Compensation Practices and Risk

We do not believe the Company’s compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company in connection with risk management practices and risk-taking incentives. The Company has a diverse revenue base that is continuing to expand. The Company’s government services revenues are derived from a variety of contract types, under which revenue is determined on a “time-and-materials,” “cost-based” or “fixed-price” basis. Further, the Company has increased its commercial and non-U.S. government revenue as a percent of total revenue, primarily attributable to its acquisition activity over the last few years. Although 51% of our revenue is still derived from the U.S. federal government, our revenue base continues to diversify. Our operations are also subject to both routine and non-routine federal and state government audits and reviews. These audits and reviews lessen the likelihood of risk-taking behavior by our employees. The performance factors that serve as the basis for the incentive compensation of the Company’s executive officers, described above, are adjusted each year to account for changes in our business and related risks. Those performance factors have a healthy diversity in the context of risk management. We believe that our emphasis on continuing to have a significant component of compensation in the form of equity aligns management with the interests of stockholders in terms of risk management.

Summary Compensation Table

The table below summarizes the actual compensation earned by persons who were our named executives during 2014.

Name and principal position (a)	Year (b)		Salary ($)(1) (c)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Compensation(3) (g)	All Other Compensation ($)(4) (i)	Total ($) (j)
Sudhakar Kesavan	2014		$810,867	$714,300	$714,445	$656,184	$19,783	$2,915,579
Chairman and CEO	2013		782,877	693,482	693,492	634,264	19,173	2,823,288
	2012		759,235	679,862	679,878	233,102	19,173	2,371,250

John Wasson	2014		$597,365	$375,843	$375,951	$382,639	$10,828	$1,742,626
President and COO	2013		576,741	364,905	364,924	371,822	10,828	1,689,220
	2012		564,938	357,752	357,751	137,380	10,828	1,428,649

James C. Morgan	2014		$469,622	$189,121	$189,158	$263,213	$10,540	$1,121,654
Executive Vice President	2013		453,406	137,691	137,702	219,231	10,540	958,570
and CFO	2012	(5)	190,388	124,978	125,061	270,000	100,228	810,655

Ellen Glover	2014		$359,981	$108,697	$108,734	$144,739	$11,548	$733,699
Executive Vice President	2013		347,553	105,552	105,553	123,484	11,548	693,690
	2012		341,885	103,461	103,479	51,742	11,548	612,115

Isabel S. Reiff	2014		$339,827	$103,653	$103,667	$174,870	$14,444	$736,461
Executive Vice President	2013		316,898	96,227	96,239	194,162	12,376	715,902
	2012		311,723	94,352	94,351	88,065	12,376	600,867

_____________

(1)	The annual base compensation adjustments for our executive officers are made in March of each evaluation year and effective immediately.

(2)

The amounts reported in the “Stock Awards” (column (e)) and “Option Awards” (column (f)) columns of the table above reflect the aggregate grant date fair value of stock awards and option awards. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in the “Stock Awards” (column (e)) and “Option Awards” (column (f)) columns, please see the discussion of stock awards and stock option awards contained in Note K to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Additionally, the 2014 closing per share prices used to calculate the value of restricted stock awards, as well as the grant date fair value amounts of each individual 2014 stock award and option award are found below in the table “Grants of Plan-Based Awards in 2014.”

EXECUTIVE COMPENSATION

(3)

Amounts shown consist of payouts under the Annual Incentive Program for 2014 (amounts earned during the applicable fiscal year but paid after the end of the fiscal year). For additional information on these payouts, see “Annual Incentive Program for 2014” under “Executive Compensation — Executive Compensation Components” above.

(4)	Details of the amounts reported in the “All Other Compensation” column for 2014 are provided in the table below.

	Sudhakar Kesavan	John Wasson	James C. Morgan	Ellen Glover	Isabel S. Reiff
Imputed Income	$3,931	$828	$540	$1,548	$4,572
Employer Contributions to 401(k) Plan	$9,782	$10,000	$10,000	$10,000	$9,872
Life Insurance Premiums	$6,070	—	—	—	—

(5)	Mr. Morgan’s 2012 compensation is from July 16, 2012 (his date of hire) through December 31, 2012.

Employment Agreement

We entered into an amended and restated employment agreement with Sudhakar Kesavan as of the effective date of our initial public offering on September 27, 2006, which we later amended and restated on December 29, 2008, for the purpose of bringing it into compliance with Section 409A of the Code. The agreement provides that Mr. Kesavan will serve as our CEO and Chairman of the Board and he will receive annual increases to his base salary at least equal to the increase in the consumer price index. The Committee may further increase Mr. Kesavan’s base salary under that agreement based on the performance of the Company and other factors deemed relevant by the Committee. Mr. Kesavan will also be eligible to receive annual incentive bonuses equal to up to 100% of his base salary in the discretion of the Committee. We are also required to maintain a life insurance policy in an amount of at least $1 million, payable to Mr. Kesavan’s immediate family. Mr. Kesavan may terminate this agreement by giving 45 days’ notice to the Company, and the Company may terminate this agreement either without cause or for cause upon written notice. The benefits that Mr. Kesavan and other executive officers will receive upon termination of their employment or change of control are described under “Potential Payments upon Termination or Change of Control.”

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards in 2014

The following table provides information concerning all award grants made to the Company’s named executives during 2014.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Sudhakar Kesavan, Chairman and CEO	1/1/2014	$816,358	—	—	—	—
	3/17/2014	—	17,559	—	—	$714,300
	3/17/2014	—	—	54,989	$40.68	$714,445

John Wasson, President and COO	1/1/2014	$481,129	—	—	—	—
	3/17/2014	—	9,239	—	—	$375,843
	3/17/2014	—	—	28,936	$40.68	$375,951

James C. Morgan, Executive Vice President and CFO	1/1/2014	$330,964	—	—	—	—
	3/17/2014	—	4,649	—	—	$189,121
	3/17/2014	—	—	14,559	$40.68	$189,158

Ellen Glover, Executive Vice President	1/1/2014	$181,210	—	—	—	—
	3/17/2014	—	2,672	—	—	$108,697
	3/17/2014	—	—	8,369	$40.68	$108,734

Isabel S. Reiff, Executive Vice President	1/1/2014	$207,318	—	—	—	—
	3/17/2014	—	2,548	—	—	$103,653
	3/17/2014	—	—	7,979	$40.68	$103,667

___________________

(1)

Amounts represent the target cash bonus payouts for fiscal 2014 awards under the Annual Incentive Program. The actual payout amounts under the Annual Incentive Program for 2014 are reported in the Non-Equity Incentive Compensation column of the Summary Compensation Table above. The maximum payout under the Annual Incentive Program is 160% of target, and the minimum is zero if the Company achieves less than 85% of its aggregate annual performance goals.

(2)	These RSU awards vest in four (4) equal installments on each March 17, beginning March 17, 2015. The closing price of the Company’s common stock on the date of grant was $40.68.

(3)	These options vest in three (3) equal installments on each March 17, beginning March 17, 2015. The closing price of the Company’s common stock on the date of grant was $40.68.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive outstanding as of December 31, 2014.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $(1)
Sudhakar Kesavan	46,339	—	$24.84	3/31/2020	6,430	(2)	263,501
Chairman and CEO	61,002	—	21.77	4/1/2021	13,247	(3)	542,862
	45,830	22,914	25.66	3/19/2022	19,242	(4)	788,537
	24,671	49,341	27.03	3/18/2023	17,559	(5)	719,568
	—	54,989	40.68	3/17/2024	—		—

John Wasson	22,011	—	24.84	3/31/2020	3,100	(2)	127,038
President and COO	19,412	—	21.77	4/1/2021	6,970	(3)	285,631
	24,116	12,057	25.66	3/19/2022	10,125	(4)	414,923
	12,982	25,964	27.03	3/18/2023	9,239	(5)	378,614
	—	28,936	40.68	3/17/2024	—		—

James C. Morgan	10,070	5,034	21.98	8/7/2022	2,842	(6)	116,465
Executive Vice President and CFO	4,899	9,797	27.03	3/18/2023	3,820	(4)	156,544
	—	14,559	40.68	3/17/2024	4,649	(5)	190,516

Ellen Glover	30,000	—	18.31	3/23/2017	1,142	(2)	46,799
Executive Vice President	8,952	—	24.84	3/31/2020	2,016	(3)	82,616
	10,839	—	21.77	4/1/2021	2,928	(4)	119,989
	6,976	3,487	25.66	3/19/2022	2,672	(5)	109,499
	3,755	7,510	27.03	3/18/2023	—		—
	—	8,369	40.68	3/17/2024	—		—

Isabel S. Reiff	—	3,180	25.66	3/19/2022	1,041	(2)	42,660
Executive Vice President	1	6,847	27.03	3/18/2023	1,838	(3)	75,321
	—	7,979	40.68	3/17/2024	2,670	(4)	109,417
	—	—	—	—	2,548	(5)	104,417

______________

(1)	Based upon the closing market price of our common stock on the Nasdaq on December 31, 2014, which was $40.98.

(2)	These unvested shares are time-based RSUs that vest in four (4) equal installments on each April 1, beginning April 1, 2012.

(3)	These unvested shares are time-based RSUs that vest in four (4) equal installments on each March 19, beginning March 19, 2013.

(4)	These unvested shares are time-based RSUs that vest in four (4) equal installments on each March 18, beginning March 18, 2014.

(5)	These unvested shares are time-based RSUs that vest in four (4) equal installments on each March 17, beginning March 17, 2015.

(6)	These unvested shares are time-based RSUs that vest in four (4) equal installments on each August 7, beginning on August 7, 2013.

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested During 2014

The following table provides information concerning the vesting of stock awards and exercise of options for each NEO, on an aggregate basis, during 2014.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercising (#) (b)	Value Realized on Exercising ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Sudhakar Kesavan, Chairman and CEO	16,666	$328,154	38,320	$1,539,407
John Wasson, President and COO	10,000	192,300	20,607	826,969
James C. Morgan, Executive Vice President and CFO	—	—	2,696	101,775
Ellen Glover, Executive Vice President	—	—	6,012	241,667
Isabel S. Reiff, Executive Vice President	26,152	406,127	5,139	203,664

_____________

(1)	The value of options realized on exercising shown equals the value of the shares on the date of exercise minus option price.

(2)	The value of RSUs realized on vesting shown equals the value of the shares underlying the RSUs on the date of vesting.

Deferred Compensation Plan

We maintain a non-qualified deferred compensation plan (the “Deferred Compensation Plan”) for a select group of key management and highly compensated employees who have been designated to be eligible to participate in the Deferred Compensation Plan by the Board or the Committee.

The Deferred Compensation Plan became effective on May 1, 2008, and allows participants to defer up to 80% of base salary and/or up to 100% of bonus and commissions. All amounts deferred are 100% vested. In addition, the Company may credit a participant’s Deferred Compensation Plan account with Company contributions required under an employment agreement or any other agreement and/or with discretionary Company contributions; however, the Company does not make such contributions currently. Company contributions are vested pursuant to the terms of any relevant agreement or, if none, on the anniversary of the date on which such Company contribution was credited to the participant’s account balance, in accordance with the following schedule; provided, however, that the participant must be in the service of the Company as an employee on such anniversary to receive vesting credit:

Less than 1 year—0%
1 year but less than 2 years—33%
2 years but less than 3 years—67%
3 or more years—100%

Only two (2) of the named executives designated to participate in the Deferred Compensation Plan elected to do so in 2014. No Company contributions were credited under the Deferred Compensation Plan for 2014. Deferred Compensation Plan accounts are deemed to be invested in one (1) or more investment options selected by each participant from investment options offered under the Deferred Compensation Plan.

Deferred Compensation Plan participants are entitled to receive distributions from their Deferred Compensation Plan accounts upon separation from service, death, disability, and/or upon a specified date. Subject to the provisions of Section 409A of the Code, Deferred Compensation Plan participants may elect to receive distributions from the Deferred Compensation Plan in single lump-sum payments or installment payments over a period of two (2) to five (5) years for deferrals to specified dates or two (2) to fifteen (15) years for deferrals until after death, disability or other separation from service. If no such election is made, a participant shall be deemed to have elected a lump-sum form of payment.

The following table sets forth information as of December 31, 2014, regarding contributions and balances of NEOs under the Deferred Compensation Plan:

	Executive Contributions in 2014 FY	Company Contributions for 2014 FY	Aggregate Earnings in 2014 FY	Aggregate Distributions in 2014 FY	Aggregate Balance at 12/31/14
Sudhakar Kesavan	$162,173	—	$31,481	—	$367,195
John Wasson	182,560	—	103,038	—	1,189,812
James C. Morgan	—	—	—	—	—
Ellen Glover	—	—	—	—	—
Isabel S. Reiff	—	—	—	—	—

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

We maintain employment, severance, and change of control agreements with certain of our named executives who also participate in our long-term incentive plans. The following summaries describe and quantify the payments that each named executive would receive if his or her employment with us were terminated or if we had a change of control and such named executive’s employment were terminated following the change of control. The summaries assume that the termination and/or change of control occurred on December 31, 2014, and that the relevant stock price is the closing market price for our common stock on Nasdaq on December 31, 2014, which was $40.98 per share.

Payments Pursuant to Employment Agreement

We entered into an amended and restated employment agreement with Mr. Kesavan on September 27, 2006, which was amended and restated on December 29, 2008, for compliance with Section 409A of the Code, under which he serves as our CEO and Chairman of the Board. If we terminate Mr. Kesavan’s employment for cause, we will be obligated to him only for his base salary and bonus accrued but not yet paid as of the termination date, continuance of his healthcare coverage as required by law, vesting of outstanding options and other equity awards through the date of termination with payment in compliance with Section 409A, and reimbursement for any outstanding reasonable business expenses incurred in the performance of his duties. As defined in the employment agreement, “cause” means the following: (i) material violation of our written policies; (ii) willful conduct materially and demonstrably injurious to the Company; (iii) being charged with certain criminal conduct; or (iv) abuse of drugs or alcohol in the workplace.

If we terminate Mr. Kesavan’s employment without cause or Mr. Kesavan terminates his employment for “good reason,” Mr. Kesavan will receive the following: (i) the amounts he would have received if terminated for cause; (ii) two (2) times his annual base salary (which will be paid in two (2) tranches: (y) the first tranche will be paid monthly in approximately equal installments over the 24-month period following the termination date, with the aggregate amount not to exceed certain limitations set forth in Section 409A; and (z) the second tranche will be comprised of the difference of the total of two (2) times his annual base salary minus the aggregate amount paid in the first tranche, and will be paid in a single lump sum payment on the first business day after six (6) months from the termination date); (iii) accelerated vesting of all outstanding options and other equity awards; (iv) a pro rata share of his annual incentive compensation award for the fiscal year in which he was terminated payable in a lump sum on the later of the (a) date that is 90 days following the end of that fiscal year or (b) date that is six (6) months after the date of such termination; and (v) continuation, at the Company’s expense, of Mr. Kesavan’s family health and dental insurance policy in effect as of the date of termination for 24 months following termination (or, if the Company cannot continue coverage of such policy, the Company shall pay for equivalent coverage). Also, while not specifically stated in his employment agreement, Mr. Kesavan is entitled to outplacement services for a period of 12 months, or his first acceptance of an employment offer, if shorter. Termination by the Company without cause includes: (i) any reason other than cause (as defined in the employment agreement and summarized above); (ii) death of Mr. Kesavan; or (iii) in the Company’s sole discretion, if Mr. Kesavan becomes disabled (as defined in the employment agreement). Termination by Mr. Kesavan for good reason is any voluntary termination by Mr. Kesavan upon 45 days’ written notice to the Company.

All amounts and benefits under the employment agreement shall be paid in a manner or form that complies with Section 409A or an exception thereunder.

Mr. Kesavan’s employment agreement requires that he comply with certain covenants and requirements upon termination. Mr. Kesavan must maintain the confidentiality of all of our information and must not solicit present or prospective clients or employees for a period of two (2) years following termination.

The payments that would have been made to Mr. Kesavan, pursuant to Mr. Kesavan’s employment agreement, if he had incurred a termination of his employment as of December 31, 2014, are as follows:

Name	Pro Rata Bonus Share	Severance	Welfare Benefits	Outplacement Services	Unvested and Accelerated Awards
S. Kesavan
With Cause	$—	$—	$—	$—	$3,370,315
Without Cause for any Reason	656,184	1,632,716	9,729	8,500	3,370,315
Death or Disability	656,184	1,632,716	9,729	8,500	3,370,315

Payments Pursuant to Severance Letter Agreements

We entered into a severance letter agreement with Mr. Wasson, which was amended and restated on December 12, 2008, for compliance with Section 409A of the Code and for extension of the term from December 20, 2008 to December 31, 2011, with automatic one-year extensions thereafter unless: (i) notice by either party is given no later than the prior October 1; or (ii) a change of control of the Company, as more fully described in “Payments in the Event of a Change of Control.” No such notice was given by either party in 2014 and no change of control occurred. Mr. Wasson is entitled to certain payments in the event of termination of employment, prior to a change of control, by the Company other than for cause (as defined in the severance protection agreement discussed below) or a voluntary resignation after a material adverse change in job responsibilities, compensation, or work location. In the event of a termination of employment under such an agreement, Mr. Wasson is entitled to (i) continuation of his base salary for 12 months or, if greater, the period during which he is subject to non-compete obligations, and (ii) an amount equal to the average annual bonus paid to the executive over the three (3) years prior to his termination. The base salary severance benefits will be paid on the 26 biweekly pay dates following separation from service pursuant to the Company’s normal payroll practices or, if longer, on the biweekly pay dates during the time period the executive is subject to any non-competition restrictions with the Company. The bonus severance benefit will be paid within the 15-day period following the last payment of such biweekly base salary severance benefits. In addition, Mr. Wasson is entitled to accelerated vesting of all stock options, restricted stock, and other equity awards, and continuation of health care coverage (including medical, hospitalization, dental and vision) for Mr. Wasson and his dependents on the same terms as in effect on his termination date for as long as salary continues to be paid under the agreement (and, thereafter, he and his dependents may elect group health plan continuation coverage under COBRA). Finally, while not specifically stated in his employment agreement, Mr. Wasson is entitled to outplacement services for a period of 12 months, or his first acceptance of an employment offer, if shorter. Payment of these severance benefits is subject to Mr. Wasson’s compliance with certain covenants and requirements upon termination.

EXECUTIVE COMPENSATION

On February 21, 2012, we entered into severance letter agreements with Ms. Glover and Ms. Reiff. On July 16, 2012, we entered into a severance letter agreement with Mr. Morgan. Subject to certain restrictions and terms, each severance letter agreement provides that, in the event of an involuntary termination of employment without cause (as defined in the 2010 Incentive Plan), then Ms. Glover, Ms. Reiff and Mr. Morgan are each entitled to nine (9) months’ severance based on such executive’s: (i) then-current base salary; and (ii) the bonus payment in the prior 12-month period. Such severance will be paid in bi-weekly installments in accordance with the Company’s scheduled pay dates. Mses. Glover and Reiff and Mr. Morgan are further entitled to continue their group health plan coverage under COBRA and, for the duration of the severance payments, the Company will pay a portion of their monthly COBRA premiums equal to the employer’s monthly portion of the group health plan premiums as an active employee of the Company. Each of them is also eligible for six (6) months of executive career transition assistance. Such agreements also contain change of control provisions as discussed below under “Payments in the Event of a Change of Control.”

All amounts and benefits under these agreements shall be paid in a manner and form that complies with Section 409A or an exception thereunder.

The payments that would have been made to such named executives if termination of employment without cause or, in the case of Mr. Wasson, a voluntary resignation after a material adverse change in job responsibilities, compensation or work location, had occurred as of December 31, 2014, and all severance letter agreements had been in effect on such date, are presented in the following table.

Name	Salary Continuation	Bonus Payment	Welfare Benefits	Outplacement Services	Unvested Awards
J. Wasson	$601,411	$313,737	$13,370	$8,500	$1,761,797
J. Morgan	354,604	164,423	10,033	4,600	—
E. Glover	271,814	92,613	6,536	4,600	—
I. Reiff	259,148	145,622	2,309	4,600	—

Payments in the Event of Death or Disability

If any NEO dies or becomes disabled while employed by us, any unvested options or RSUs held by that named executive will vest and become exercisable immediately. Performance based equity awards will vest according to the target earnings per share for the period and the actual performance of the relative total stockholder return.

Payments in the Event of a Change of Control

We have entered into severance protection agreements with Messrs. Kesavan and Wasson that provide for payments in the event of termination of employment resulting from a change of control. We amended and restated the severance protection agreement of: (i) Mr. Wasson on December 12, 2008; and (ii) Mr. Kesavan on December 29, 2008, for the purpose of bringing each such severance protection agreement into compliance with Section 409A of the Code. In the event payments are made pursuant to these agreements, those payments supersede any other agreement between us and the named executive.

Under the severance protection agreements, both Messrs. Kesavan and Wasson have a “double trigger” in that neither executive will receive certain payments and benefits in connection with a change of control unless they are terminated without cause or resign for good reason within twenty-four (24) months following such change of control. A change of control is defined as follows: (i) the acquisition by an individual, group, or entity of beneficial ownership of 35% or more of our outstanding voting shares, subject to certain exceptions; (ii) a change in our Board under certain circumstances such as an actual or threatened (x) election contest, (y) solicitation of proxies, or (z) tender offer; (iii) the consummation of a reorganization, merger or consolidation, or sale of all or substantially all of our assets, subject to certain limitations and conditions set forth in the agreement; and/or (iv) approval by our stockholders of a liquidation or dissolution of the Company.

Termination without cause means any termination other than one for: (i) material violation of our material written policies; (ii) willful conduct materially and demonstrably injurious to the Company; (iii) being charged with certain criminal conduct; and/or (iv) drug or alcohol abuse in the workplace. Termination for “good reason” includes: (i) material adverse change in the executive’s job duties or responsibilities, compensation, or location of employment; (ii) bankruptcy of the Company; (iii) material breach by the Company of the severance protection agreement; and/or (iv) failure to require any successor of the Company to assume the severance protection agreement.

EXECUTIVE COMPENSATION

In the event of a change of control and a termination of the employment of Messrs. Kesavan and Wasson without cause or their resignation for good reason within twenty-four (24) months of the change of control, these named executives will be entitled to the following payments:

●	base salary earned through date of termination and pro rata bonus for the year of termination;
●	lump-sum payment equal to three (3) times the named executive’s average annual taxable W-2 compensation during the three (3) years prior to the calendar year in which the termination occurs;
●

continued coverage for thirty-six (36) months after termination for the named executive and the named executive’s dependents and beneficiaries under the same or equivalent life insurance, medical, dental, hospitalization, financial counseling and tax consulting benefits provided by the Company to similarly situated executives during the continuation period of such coverage (any such coverage and benefits thereunder shall comply with Section 409A);

●	outplacement services for a period of 12 months, or the named executive’s first acceptance of an employment offer, if shorter; and
●

100% vesting of all equity awards granted under the 2006 Long-Term Equity Incentive Plan or 2010 Incentive Plan, except that performance based award for earnings per share will vest according to the target for the applicable period and performance based awards based on relative stockholder return will vest according to actual performance at termination. Each payment or distribution of any such awards subject to Section 409A will be made in a manner that complies with Section 409A.

Further, adjustment shall be made to minimize the amount of compensation payable in the event of a change of control that is subject to Section 280G of the Code.

Messrs. Kesavan’s and Wasson’s agreements provide for an expiration date of December 31, 2011; however, on December 31, 2011, and each anniversary thereafter, the term is extended for one (1) additional year unless, not later than October 1 of such year, the Company or executive shall give notice not to extend the term. No such notice was given by the Company or Messrs. Kesavan and Wasson by October 1, 2014, so the agreements were automatically renewed until December 31, 2015.

All amounts and benefits under these agreements shall be paid in a manner and form that complies with Section 409A or an exception thereunder. The payments that would have been made to Messrs. Kesavan and Wasson, if termination of employment related to a change of control had occurred as of December 31, 2014, are as follows:

Name	Pro Rata Salary and Bonus	Lump-Sum Payment	Welfare Benefits	Outplacement Services	Unvested Awards
S. Kesavan	$1,467,051	$5,991,639	$14,593	$8,500	$3,370,315
J. Wasson	980,004	3,688,939	40,110	8,500	1,761,797

As mentioned above, we entered into severance letter agreements with Ms. Glover and Ms. Reiff on February 21, 2012 and with Mr. Morgan on July 16, 2012. Such agreements also contain change of control provisions, which are triggered if, within twelve (12) months of a change of control (as defined in the 2010 Incentive Plan) there is: (i) a material reduction of the nature and scope of any such executive’s authorities, powers, functions or duties, (ii) a material reduction in the their compensation or (iii) a relocation of their primary work location by more than 50 miles from their work location immediately prior to such change of control. In the event of such a change of control, each of Ms. Glover, Ms. Reiff and Mr. Morgan will be paid (a) a lump sum based on a pro-rated share of their then-current year’s bonus target, and (b) twelve (12) months of severance based on their then-current base salary, plus the bonus payment each received in the prior twelve (12) months. The change of control payment will be paid in bi-weekly installments in accordance with the Company’s scheduled pay dates.

In addition, any RSUs or non-qualified stock options held by each of Ms. Glover, Ms. Reiff and Mr. Morgan will immediately vest upon a change of control. The fair market value (as defined in the 2010 Incentive Plan) of any RSUs will be paid to Ms. Glover, Ms. Reiff and Mr. Morgan in a lump sum within three (3) days of the change of control and non-qualified stock options will either be cancelled and replaced with a replacement award (as defined in the 2010 Incentive Plan) or cancelled in exchange for a lump sum payment of the fair market value of such non-qualified stock options. Performance based award for earnings per share will vest according to the target for the applicable period and performance based awards based on relative stockholder return will vest according to actual performance upon the change of control.

Ms. Glover, Ms. Reiff and Mr. Morgan are further entitled to continue their group health plan coverage under COBRA and, for the duration of the severance payments, the Company will pay a portion of their monthly COBRA premiums equal to the employer’s monthly portion of the group health plan premiums as an active employee of the Company. Each of them is also eligible for six (6) months of executive career transition assistance.

The payments that would have been made to each of Ms. Glover, Ms. Reiff and Mr. Morgan, if termination of employment related to a change of control had occurred as of December 31, 2014 are as follows:

COMPENSATION COMMITTEE REPORT

Name	Pro Rata Bonus Target	Severance Payment	Welfare Benefits	Outplacement Services	Unvested Awards
J. Morgan	$330,964	$692,036	$13,378	$4,600	$700,207
E. Glover	181,210	485,903	8,715	4,600	519,599
I. Reiff	207,318	539,692	3,078	4,600	478,442

During the time a named executive receives payment under an agreement, the executive agrees not to solicit employees from our successor and to maintain the confidentiality of our and our successor’s information. The named executive also must provide a general release of all claims and causes of action against us and our successors arising from, or relating to, the named executive’s employment with us.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement and was appropriate for incorporation by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC.

Compensation Committee

/s/ Cheryl W. Grisé
Cheryl W. Grisé Compensation Committee Chairperson

/s/ Eileen O’Shea Auen
Eileen O’Shea Auen

/s/ Peter M. Schulte
Peter M. Schulte

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon our review of copies of the reports we received and written representations provided to us from the individuals required to file such reports, we believe that each of our executive officers, directors, and greater than 10% stockholders has complied with applicable reporting requirements for transactions in our common stock during the year ended December 31, 2014.

Stockholders’ Proposals For The 2016 Annual Meeting

Under applicable SEC rules, any stockholder who intends to present a proposal at the 2016 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting must deliver the proposal to us at our executive offices no later than December 26, 2015, or, if next year’s annual meeting is held on a date more than 30 calendar days from June 7, 2016, a stockholder proposal must be received a reasonable time before the Company begins to post, print, and mail its proxy materials for such annual meeting. All stockholder proposals must comply with all applicable rules and regulations adopted by the SEC.

The Company’s Bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary no earlier than the close of business on the 120th day, and not later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting (for next year’s 2016 annual meeting, these dates would be February 6, 2016 and March 7, 2016, respectively). However, if the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be received no earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting. Further, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, and the first public announcement of the date of such annual meeting is less than 100 days prior to the annual meeting date, notice must be delivered no later than the close of business on the 10th day following the public announcement date. A copy of the Bylaws may be obtained from the Company by writing to ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Mollie Roy, Corporate Secretary. In addition to the timing requirements set forth above, any stockholder nominations for the election of directors or proposals for business must comply with all other requirements set forth in the Company’s Bylaws.

Solicitation By Board; Expenses Of Solicitation

We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronically, in writing or in person, without receiving any extra compensation for such activities. We have retained The Proxy Advisory Group, LLC, a proxy soliciting firm, to provide proxy related advice and informational support, and may seek additional assistance with the solicitation of proxies from stockholders for a services fee, plus customary disbursements. The fees to The Proxy Advisory Group, LLC are not expected to exceed $25,000 in the aggregate. We also will reimburse brokers and nominees who hold shares in their names for expenses they incur to furnish proxy materials to the beneficial owners of such shares.

Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this Proxy Statement.

ICF INTERNATIONAL, INC.
Mollie Roy
Corporate Secretary

Exhibit A

ICF International, Inc.

2010 Omnibus Incentive Plan

Amended June 7, 2013 and June 5, 2015

ICF International, Inc.

2010 Omnibus Incentive Plan

Amended June 7, 2013 and June 5, 2015

ICF International, Inc.

2010 Omnibus Incentive Plan

Amended June 7, 2013 and June 5, 2015

ARTICLE 1
Establishment, Purpose, and Duration

1.1     Establishment. ICF International, Inc., a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as ICF International, Inc. 2010 Omnibus Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards. This Plan became effective upon approval by the Company’s Board of Directors on March 8, 2010 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2     Objectives of This Plan. The objectives of this Plan are to optimize the profitability and growth of the Company through incentives consistent with the Company’s goals and that link and align the personal interests of Participants with an incentive for excellence in individual performance, and to promote teamwork.

This Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3     Duration of This Plan. This Plan shall remain in effect, subject to the right of the Board of Directors to amend or terminate this Plan at any time pursuant to Article 18, until all Shares subject to it shall have been purchased or acquired according to this Plan’s provisions. However, in no event may an Award be granted under this Plan on or after ten (10) years from the Effective Date.

ARTICLE 2
Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1     “Affiliate” means any entity (a) which, directly or indirectly, is controlled by, controls or is under common control with, the Company, or (b) in which the Company has a significant equity interest, in either case as determined by the Committee, and which is designated by the Committee as such for purposes of the Plan.

2.2     “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3     “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4     “Award Agreement” means either: (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other non-paper Award Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5     “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6     “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7     “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.8     “Cause” means any of the following, unless otherwise specified in an Award Agreement or in an applicable employment agreement between the Company and a Participant, with respect to any Participant:

(a)	any act that would constitute a material violation of the Company’s material written policies;

(b)

willfully engaging in conduct materially and demonstrably injurious to the Company, provided, however, that no act or failure to act, on the Participant’s part, shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action or omission was in the best interest of the Company;

(c)

being indicted for, or if charged with but not indicted for, being tried for (i) a crime of embezzlement or a crime involving moral turpitude, or (ii) a crime with respect to the Company involving a breach of trust or dishonesty, or (iii) in either case, a plea of guilty or no contest to such a crime;

(d)	abuse of alcohol in the workplace, use of any illegal drug in the workplace or a presence under the influence of alcohol or illegal drugs in the workplace;

(e)

failure to comply in any material respect with the Foreign Corrupt Practices Act, the Securities Act of 1933, the U.K. Anti-Bribery Act, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and the Truth in Negotiations Act, or any rules and regulations issued thereunder; and

(f)	failure to follow the lawful directives of the Company’s Chief Executive Officer, the Chief Operating Officer or the Board of Directors

2.9     “Change of Control” means a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Code Section 409A and the regulations thereunder.

2.10     “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations and notices thereunder and any successor or similar provision.

2.11     “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board and shall be composed of not less than two Directors, each of whom is a nonemployee director (within the meaning of Rule 16b-3) and an outside director (within the meaning of Code Section 162(m) to the extent Rule 16b-3 and Section 162(m) of the Code, respectively, are applicable to the Company and the Plan. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.12     “Company” means ICF International, Inc., a Delaware corporation, and any successor thereto as provided in Article 20 herein.

2.13     “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of: (a) ninety (90) days after the beginning of the Performance Period provided the outcome for the Performance Period is substantially uncertain, or (b) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.14     “Director” means any individual who is a member of the Board of Directors of the Company.

2.15     “Effective Date” has the meaning set forth in Section 1.1.

2.16     “Employee” means any individual performing services for the Company, an Affiliate, or a Subsidiary and designated as an employee of the Company, an Affiliate, or a Subsidiary on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, or Subsidiary during such period. An individual shall not cease to be an Employee in the case of: (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, any Affiliates, or any Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute "employment" by the Company. For purposes of Awards other than Incentive Stock Options, a leave of absence may continue so long as the Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Company, a Subsidiary, or an Affiliate under an applicable statute or by contract.

2.17     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.18     “Extraordinary Items” means (a) extraordinary, unusual, and/or nonrecurring items of gain or loss; (b) gains or losses on the disposition of a business; (c) changes in tax or accounting regulations or laws; or (d) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s Annual Report on Form 10-K.

2.19     “Fair Market Value” or “FMV” means the fair market value of a Share as determined in accordance with Code Section 409A in good faith by the Committee.

2.20     “Full-Value Award” means an Award which is in a form other than an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.21     “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.22     “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.23     “Incentive Stock Option” or “ISO” means an Option to purchase Shares that is granted under Article 6 to an Employee, that is designated as an Incentive Stock Option, and that is intended to meet the requirements of Code Section 422 or any successor provision thereto.

2.24     “Insider” means an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.25     “Nonemployee Director” means a Director who is not an Employee.

2.26     “Nonemployee Director Award” means any NQSO, SAR, or Full-Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or the Committee may establish in accordance with this Plan.

2.27     “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.28     “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.29     “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.30     “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.31     “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.32     “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.33     “Performance Measures” mean measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.34     “Performance Period” means the period of time, as determined by the Compensation Committee, during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award; provided, however, that in no event shall such a period be less than 12 consecutive months.

2.35     “Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which applicable Performance Measures have been achieved during a Performance Period.

2.36     “Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which applicable Performance Measures have been achieved during a Performance Period.

2.37     “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.38     “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.39     “Plan” means ICF International, Inc. 2010 Omnibus Incentive Plan, as amended.

2.40     “Plan Year” means the Company’s fiscal year which begins January 1 and ends December 31.

2.41     “Prior Plan” means ICF International, Inc. 2006 Long-Term Incentive Plan.

2.42     “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.43     “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the Grant Date.

2.44     “Retirement” shall mean the Termination of Employment by a Participant who is at least 62 years old, provided that (a) such Participant has a minimum of ten (10) years of service with the Company or any Affiliate and (b) the Committee does not determine, at the time of such Participant’s Termination of Employment, that the Participant has accepted (or is reasonably likely to accept in the immediate future) full-time employment with another business in a similar professional capacity.

2.45     “Share” means a share of common stock of the Company, no par value per share.

2.46     “Share Pool” means the number of Shares authorized for issuance under Section 4.1, as adjusted for Awards and payouts under Section 4.2 and as adjusted for changes in corporate capitalization under Section 4.3.

2.47     “Specified Employee” means a “specified employee” within the meaning of Code Section 409A and any specified employee identification policy or procedure of the Company.

2.48     “Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.

2.49     “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.50     “Termination of Employment” or “terminates employment” means a separation from service of a Participant within the meaning of Code Section 409A.

ARTICLE 3
Administration

3.1     General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2     Authority of the Committee. Subject to any express limitations set forth in the Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the Plan including, but not limited to, the following:

(a)

To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award, and the number of Shares subject to an Award;

(b)

To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission, or inconsistency in the Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(c)	To approve forms of Award Agreements for use under the Plan;

(d)	To determine Fair Market Value of a Share in accordance with Section 2.19 of the Plan;

(e)	To amend the Plan or any Award Agreement as provided in the Plan;

(f)

To adopt subplans and/or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than and outside of the United States, which may take precedence over other provisions of the Plan, but unless otherwise superseded by the terms of such subplans and/or special provisions, shall be governed by the provisions of the Plan;

(g)	To authorize any person to execute on behalf of the Company any instrument required to effect the grant of a stock award previously granted by the Board;

(h)	To determine whether Awards will be settled in Shares of common stock, cash, or in any combination thereof;

(i)

Subject to Article 14, to determine whether Awards will be adjusted for dividend equivalents, with “Dividend Equivalents” meaning a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant;

(j)

To impose such restrictions, conditions, or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares, including, without limitation: (i) restrictions under an insider trading policy and (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

Notwithstanding the powers and authorities of the Committee set forth in this Article 3:

(aa)

The Committee shall not, without the prior approval of the stockholders of the Company or as otherwise provided in Article 17, permit the repricing of Options or SARs by any method, including by exchanges for other Awards involving Shares or by cancellation and re-issuance or cash buyout. (2015 Effective Date).

(bb)

The Committee may, subject to the minimum one (1) year vesting, Period of Restriction, and Performance Period provisions of the Plan applicable to Awards to Employees, only accelerate the vesting or exercisability of an Award: upon death or disability of a Participant or a Change of Control. (2015 Effective Date).

(cc)	The Committee shall not provide a tax gross-up to any Participant in connection with any Award. (2015 Effective Date)

3.3     Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

3.4     Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of this Plan and all related orders and resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

ARTICLE 4
Shares Subject to This Plan and Maximum Awards

4.1     Number of Shares Available for Grants. Subject to adjustment under Section 4.4, Awards (including ISOs) may be made under the Plan for up to the number of Shares that is equal to the sum of 5,090,000 Shares plus (a) any Shares not issued or subject to outstanding awards under the Company’s Prior Plan as of the Effective Date and (b) any Shares subject to outstanding awards, other than ISOs, under the Prior Plan as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares). Awards of ISOs may be made under the Plan for up to 750,000 Shares. (2015 Effective Date)

4.2     Share Usage. Any Shares that are subject to Awards of Options or Stock Appreciation Rights are counted as one (1) Share for every one (1) Share delivered under the Awards. Any Shares that are subject to Awards that are not Options or Stock Appreciation Rights are counted as 1.93 Shares for every one (1) Share delivered under those Awards. Any Shares related to Awards under this Plan or under the Prior Plan that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of the Shares, or are settled in cash in lieu of Shares, or are exchanged, with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. The following Shares, however, may not again be made available for grant in respect of Awards under this Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right; (ii) Shares delivered to or withheld by the Company to pay the Option or Grant Price of or the withholding taxes with respect to an Award, and (iii) Shares repurchased on the open market with the proceeds from the payment of the Option Price of an Option. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3     Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Sections 4.4 and 18.2, shall apply to grants of such Awards under this Plan:

(a)	Options and SARs: The maximum aggregate number of Shares subject to Options and SARs granted to any one Participant in any one Plan Year shall be 600,000.

(b)

Restricted Stock and Restricted Stock Units: The maximum aggregate number of Shares subject to Restricted Stock and Restricted Stock Units granted to any one Participant in any one Plan Year shall be 250,000.

(c)

Performance Units: The maximum aggregate amount awarded or credited with respect to Performance Units to any one Participant in any one Plan Year may not exceed $6,000,000, determined as of the date of payout.

(d)	Performance Shares: The maximum aggregate number of Performance Shares that a Participant may receive in any one Plan Year shall be 500,000 Shares.

(e)

Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed $6,000,000, determined as of the date of payout.

(f)	Other Stock-Based Awards: The maximum aggregate amount awarded or credited with respect to Other Stock-Based Awards to any one Participant in any one Plan Year may not exceed 250,000 Shares.

Determinations made pursuant to the above limits shall be made in a manner that is consistent with Code Section 162(m).

4.4     Adjustments in Authorized Shares. Adjustment in authorized Shares available for issuance under the Plan or under an outstanding Award and adjustments in Annual Award Limits shall be subject to the following provisions:

(a)

In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in-kind, or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards; provided that the Committee, in its sole discretion, shall determine the methodology or manner of making such substitution or adjustment.

(b)

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods.

(c)	The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

(d)

Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Code Sections 422, 424, and 409A as and where applicable.

4.5     Exception to Minimum One (1) Year Vesting, Period of Restriction, and Performance Period. Notwithstanding anything contained in the Plan to the contrary, Awards up to a maximum of five percent (5%) of the Shares available for Awards pursuant to Section 4.1 may be granted without regard to the minimum one (1) year vesting, Period of Restriction, and Performance Period requirements of Sections 6.5, 7.5, 8.2, 9.1 and 10.2.

ARTICLE 5
Eligibility and Participation

5.1     Eligibility. Persons eligible to participate in this Plan include (a) all officers and key Employees of the Company, as determined by the Committee, including Employees who are members of the Board, and (b) all Nonemployee Directors.

5.2     Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

ARTICLE 6
Stock Options

6.1     Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion.

6.2     Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3     Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of a Share as of the Option’s Grant Date.

6.4     Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. In addition, except to the extent permitted by Code Section 409A, no extension of the exercise period fixed on the Grant Date of an Option shall be permitted. Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee may provide for a longer term to accommodate regulations in non-U.S. jurisdictions that require a minimum exercise or vesting period following a Participant’s death to achieve favorable tax results or comply with local law.

6.5     Minimum Vesting Period and Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant; provided, however, that Options granted to Participants shall become vested and exercisable no earlier than one (1) year after the Grant Date. (2015 Effective Date)

6.6     Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any exercised Option shall be payable to the Company in accordance with one of the following methods:

(a)	In cash or its equivalent;

(b)

By tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that such Shares are not the subject of any pledge or other security interest and have been owned by the Participant for at least six months);

(c)	By a cashless (broker-assisted) exercise;

(d)	By any combination of (a), (b), and (c); or

(e)	Any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s). Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.

6.7     Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.8     Special Rules Regarding ISOs. Notwithstanding any provision of the Plan to the contrary, an ISO granted to a Participant shall be subject to the following rules:

(a)	Special ISO Definitions.

(i)	“Parent Corporation” shall mean as of any applicable date a corporation in respect of the Company that is a parent corporation within the meaning of Code Section 424(e).

(ii)	“ISO Subsidiary” shall mean as of any applicable date any corporation in respect of the Company that is a subsidiary corporation within the meaning of Code Section 424(f).

(iii)

A “10% Owner” is an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its Parent Corporation or any ISO Subsidiary, as determined under Section 424(d) of the Code.

(b)	Eligible Employees. ISOs may be granted solely to eligible Employees of the Company, Parent Corporation, or ISO Subsidiary (as permitted under Code Sections 422 and 424).

(c)	Specified as an ISO. The Award Agreement evidencing the grant of an ISO shall specify that such grant is intended to be an ISO.

(d)

Option Price. The Option Price of an ISO granted under the Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must at least equal one hundred percent (100%) of the Fair Market Value of a Share as of the ISO’s Grant Date (in the case of 10% Owners, the Option Price may not be less than 110% of such Fair Market Value). (2015 Effective Date)

(e)	Right to Exercise. Any ISO granted to a Participant under the Plan shall be exercisable during his or her lifetime solely by such Participant.

(f)	Exercise Period. The period during which a Participant may exercise an ISO shall not exceed ten (10) years (five (5) years in the case of a Participant who is a 10% Owner) from the Grant Date.

(g)

Termination of Employment. In the event a Participant terminates employment due to death or disability, as defined under Code Section 22(e)(3), the Participant (or his beneficiary, in the case of death) shall have the right to exercise the Participant’s ISO Award during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of his death or disability, as applicable; provided, however that such period may not exceed one (1) year from the date of such termination of employment or, if shorter, the remaining term of the ISO. In the event a Participant terminates employment for reasons other than death or disability, as defined under Code Section 22(e)(3), the Participant shall have the right to exercise the Participant’s ISO Award during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of such termination of employment; and provided further, that such period may not exceed three (3) months from the date of such termination of employment or, if shorter, the remaining term of the ISO.

(h)

Dollar Limitation. To the extent that the aggregate Fair Market Value of: (i) the Shares with respect to which Options designated as Incentive Stock Options plus (ii) the Shares of common stock of the Company, Parent Corporation, and any Subsidiary with respect to which other Incentive Stock Options are exercisable for the first time by a holder of an ISO during any calendar year under all plans of the Company and any Affiliate and Subsidiary exceeds one hundred thousand dollars ($100,000), such Options shall be treated as Nonqualified Stock Options. For purposes of the preceding sentence, Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option or other Incentive Stock Option is granted.

(i)	Duration of Plan. No Incentive Stock Options may be granted more than ten (10) years after the earlier of: (i) adoption of this Plan by the Board, or (ii) the Effective Date.

(j)

Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO, such Participant shall notify the Company of such disposition within thirty (30) days thereof. The Company shall use such information to determine whether a disqualifying disposition as described in Code Section 421(b) has occurred.

(k)

Transferability. No ISO granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided, however, at the discretion of the Committee, an ISO may be transferred to a U.S. grantor trust under which a U.S. Participant making the transfer is the sole beneficiary.

6.9     No Deferral Feature. Except to the extent permitted under Code Section 409A, no NQSO or ISO shall contain any feature for the deferral of compensation (other than the deferral of recognition of income until the exercise of a NQSO).

ARTICLE 7
Stock Appreciation Rights

7.1     Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

7.2     Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the FMV of a Share as of the Grant Date.

7.3     SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, the number of Shares subject to the SAR, and such other provisions as the Committee shall determine.

7.4     Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee may provide for a longer term to accommodate regulations in non-U.S. jurisdictions that require a minimum exercise or vesting period following a participant’s death to achieve favorable tax results or comply with local law.

7.5     Minimum Vesting Period and Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes; provided, however, that SARs granted to Participants shall become vested and exercisable no earlier than one (1) year after the Grant Date. (2015 Effective Date)

7.6     Settlement of SARs. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

7.7     Form of Payment. Payment, if any, with respect to an SAR settled in accordance with Section 7.6 of the Plan shall be made in accordance with the terms of the applicable Award Agreement, in cash, Shares, or a combination thereof, as the Committee determines.

7.8     Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, Affiliates, or Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.9     No Deferral Feature. Except to the extent permitted under Code Section 409A, no SAR shall contain any feature for the deferral of compensation (other than the deferral of recognition of income until the exercise of the SAR).

7.10     Other Restrictions. The Committee shall impose such other conditions or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

ARTICLE 8
Restricted Stock and Restricted Stock Units

8.1     Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the Grant Date.

8.2     Restricted Stock or Restricted Stock Unit Agreement; Minimum Vesting and Period of Restriction. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock, or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine; provided, however, that Awards of Restricted Stock and Restricted Stock Units to Participants shall have a vesting period and Period of Restriction of at least one (1) year. (2015 Effective Date)

8.3     Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units. To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse. Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.

8.4     Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion: The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in ICF International, Inc. 2010 Omnibus Incentive Plan, as amended and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from ICF International, Inc.

8.5     Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6     Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

ARTICLE 9
Performance Units/Performance Shares

9.1     Grant of Performance Units/Performance Shares; Minimum Vesting and Performance Period. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine; provided, however, that Awards of Performance Units and Performance Shares to Participants shall have a vesting period and Performance Period of at least one (1) year. (2015 Effective Date)

9.2     Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3     Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4     Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares within ninety (90) days after the close of the applicable Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award. In absence of other payment arrangements in the Award Agreement in accordance with Code Section 409A, payments related to Performance Units/Performance Shares shall be made in a lump sum within ninety (90) calendar days of the end of the Performance Period; provided, however, that if such ninety (90) day period begins in one calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment. Notwithstanding any other provision to the contrary in this Article 9, Performance Units/Shares payable upon a termination of employment of a Specified Employee during the six (6) month period following such termination of employment, to the extent that they constitute nonqualified deferred compensation subject to Code Section 409A, shall not be paid or issued until within the thirty (30) day period commencing with the first day of the seventh month following the month of the Specified Employee’s termination of employment (provided that if such thirty (30) day period begins in one calendar year and ends in another calendar year, the Participant shall have no right to designate the calendar year of payment).

9.5     Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

9.6     Compliance with Section 162(m). The Plan shall be interpreted and construed in accordance with Code Section 162(m) with respect to any Performance Shares and Performance Units. A Participant shall be eligible to receive payment with respect to a Performance-Based Compensation Award only to the extent that the performance goals for such Performance Period are achieved and the terms of the Award applied against such performance goals determines that all or a portion of such Participant’s Performance-Based Compensation Award has been earned for the Performance Period. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance-Based Compensation Award for the Performance Period was achieved and then the amount thereof.

ARTICLE 10
Cash-Based Awards and Other Stock-Based Awards

10.1     Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2     Other Stock-Based Awards; Minimum Vesting and Performance Period. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine; provided, however, that such Awards to Participants containing a vesting period or Performance Period shall have a vesting period or Performance Period of at least one (1) year. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. (2015 Effective Date)

10.3     Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4     Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines in accordance with Code Section 409A to the extent applicable.

10.5     Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

ARTICLE 11
Transferability of Awards and Shares

11.1     Transferability of Awards. Except as provided in Section 11.2, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relation order entered into by a court of competent jurisdiction; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation of this Section 11.1 shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.

11.2     Committee Action. Except as provided in Section 6.8(k), the Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards shall be transferable to and exercisable by such transferees, and be subject to such terms and conditions as the Committee may deem appropriate; provided, however, no Award may be transferred for value without stockholder approval.

11.3     Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded, or under any blue sky or state securities laws applicable to such Shares.

ARTICLE 12
Performance Measures

12.1     Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Gross or net sales or revenue growth;

(d)	Product invoice;

(e)	Net operating profit;

(f)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(g)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(h)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(i)	Gross or operating margins;

(j)	Productivity ratios;

(k)	Share price (including, but not limited to, growth measures and total stockholder return);

(l)	Expense targets;

(m)	Cost reduction or savings;

(n)	Performance against operating budget goals;

(o)	Margins;

(p)	Operating efficiency;

(q)	Funds from operations;

(r)	Market share;

(s)	Customer satisfaction;

(t)	Working capital targets;

(u)	Gross Revenue;

(v)	Revenue after subcontractor costs;

(w)	Service Sales;

(x)	Contract Backlog;

(y)	Business Pipeline;

(z)	Economic value added or EVA (net operating profit after tax minus the product of capital multiplied by the cost of capital); and

(aa)	Debt levels.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any one or more business units of the Company, Subsidiary, and/or Affiliate, or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (k) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12; provided, however, that any restrictions on acceleration of payment under Code Section 409A shall be observed.

12.2     Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, regulations or accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) Extraordinary Items, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility. (2015 Effective Date)

12.3     Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.4     Committee Discretion. In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.

ARTICLE 13
Nonemployee Director Awards

13.1     Awards to Nonemployee Directors. The Board or Committee shall determine and approve all Awards to Nonemployee Directors. The terms and conditions of any grant of any Award to a Nonemployee Director shall be set forth in an Award Agreement.

13.2     Awards in Lieu of Fees; Deferral of Award Payment. In accordance with Code Section 409A, the Board or Committee may permit a Nonemployee Director the opportunity to: (a) receive an Award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees and meeting fees) or other types Awards pursuant to such terms and conditions as the Board or Committee may prescribe and set forth in an applicable subplan or Award Agreement or (b) defer the grant or payment of an Award pursuant to such terms and conditions as the Board or Committee may prescribe and set forth in any applicable subplan or Award Agreement.

ARTICLE 14
Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, the Committee may not grant dividend equivalents based on the dividends declared on Shares that are subject to an Option, ISO, or SAR Award and further, no dividend or dividend equivalents shall be paid out with respect to any unvested performance awards.

ARTICLE 15
Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

ARTICLE 16
Rights of Participants

16.1     Employment. Nothing in this Plan or an Award Agreement shall: (a) interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, or (b) confer upon any Participant any right to continue his employment or service as a Director for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate or Subsidiary and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2     Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3     Rights as a Stockholder. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

ARTICLE 17
Change of Control and Retirement

17.1     Change of Control of the Company. Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 17 shall apply in the event of a Change of Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement.

(a)

Outstanding Options and SARs Exchanged for Replacement Awards. Upon a Change of Control, if an Award meeting the requirements of Section 17.2 (a “Replacement Award”) is provided to a Participant to replace the Participant's then-outstanding Options or Stock Appreciation Rights (the “Replaced Award”), then the Replaced Award shall be deemed cancelled and shall have no further force or effect and the Company shall have no further obligation with respect to the Replaced Award.

(b)

Outstanding Options and SARs Not Exchanged for Replacement Awards. Upon a Change of Control, to the extent a Participant's then-outstanding Options and Stock Appreciation Rights are not exchanged for Replacement Awards as provided for in Section 17.1(a), then such Options and Stock Appreciation Rights shall, subject to Section 17.3, continue to vest and become exercisable as set forth in the applicable Award Agreement. (2015 Effective Date)

(c)

Service-Based Outstanding Awards Other Than Options and SARs. Upon a Change of Control, all then-outstanding Awards, other than Options and SARs, that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by a Participant to the Company, Subsidiary, or Affiliate shall, subject to Section 17.3, continue to vest and be subject to the restrictions related to the vesting or transferability of such Awards. (2015 Effective Date)

(d)

Other Awards. Upon a Change of Control, the treatment of then-outstanding Awards not subject to subparagraphs (a), (b), or (c) above shall be determined by the terms and conditions set forth in the applicable Award Agreement.

(e)

Committee Discretion Regarding Treatment of Awards Not Exchanged for Replacement Awards. Except to the extent that a Replacement Award is provided to the Participant, the Committee may, in its sole discretion, (i) determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive for each Share subject to such Awards a cash payment (or the delivery of Shares, other securities or a combination of cash, Shares and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by stockholders of the Company in respect of a Share in connection with such transaction and the purchase price per Share, if any, under the Award multiplied by the number of Shares subject to such Award; provided that if such product is zero (0) or less or to the extent that the Award is not then exercisable, the Awards will be canceled and terminated without payment therefor; or (ii) provide that the period to exercise Options or Stock Appreciation Rights granted under the Plan shall be extended (but not beyond the expiration date of such Option or Stock Appreciation Right).

17.2     Replacement Awards. An Award shall qualify as a Replacement Award if: (a) it has a value at least equal to the value of the Replaced Award as determined by the Committee in its sole discretion; (b) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; and (c) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 17.2 are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

17.3     Termination of Service.

(a)

Nonemployee Directors. Upon a termination of directorship of a Nonemployee Director Participant occurring in connection with or during the period of two (2) years after such Change of Control, other than for Cause, all Awards described in Section 17.1(a), (b) and (c) above held by the Nonemployee Director Participant shall become fully vested and (if applicable) exercisable and free of restrictions. (2015 Effective Date)

(b)

Employees. Upon a Termination of Employment of an Employee Participant in connection with or during the period of two (2) years after such Change of Control, either by the Company without Cause, or by the Employee Participant who terminates employment as a result of:

(i)	a material reduction in the Employee’s authority duties or responsibilities;

(ii)	the Employee’s relocation by the Company of more than fifty (50) miles from the Employee’s then current work location;

(iii)	a reduction in the rate of Employee’s then annual base salary or target incentive compensation; or

(iv)	failure of the surviving company to assume the Employee’s employment agreement or other applicable agreement relating to Employee’s employment,

then the Employee Participant’s Awards described in Section 17.1 (a), (b) and (c) above shall become fully vested, exercisable, and free of restrictions. (2015 Effective Date)

17.4     Retirement. The Committee may provide special vesting and/or payment provisions in the case of a Participant's Retirement (including retirement not as otherwise defined herein), which provisions will be set forth in the Participant's Award Agreement. Such provisions may be set forth in the original Award Agreement or may be added by amendment, with the Participant's consent, at any time.

ARTICLE 18
Amendment and Termination

18.1     Amendment and Termination of the Plan and Award Agreements.

(a)

Subject to subparagraphs (b) and (c) of this Section 18.1 and Section 18.3 of the Plan, the Board may at any time terminate the Plan or an outstanding Award Agreement and the Committee may, at any time and from time to time, amend the Plan or an outstanding Award Agreement.

(b)

Except in connection with a Change of Control or a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), without stockholder approval (i) the terms of an outstanding Award may not be amended to reduce the Option Price of outstanding Options or to reduce the Grant Price of outstanding SARs, or (ii) no outstanding Options or SARs may be cancelled in exchange for cash, other Awards, or Options or SARs with an Option Price or Grant Price, as applicable, that is less than the Option Price of the cancelled Options or the Grant Price of the cancelled SARs. (2015 Effective Date)

(c)

Notwithstanding the foregoing, no amendment of this Plan shall be made without stockholder approval if stockholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

18.2     Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 12.3, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 18.2 without further consideration or action.

18.3     Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, other than Sections 18.2, 18.4, or 21.14, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

18.4     Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 18.4 to any Award granted under the Plan without further consideration or action.

ARTICLE 19
Reporting and Withholding

19.1     Reporting and Tax Withholding. The Company shall have the power and the right to report income and to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

19.2     Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares or Performance Units, or any other taxable event arising as a result of an Award granted hereunder (collectively and individually referred to as a “Share Payment”), Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold from a Share Payment the number of Shares having a Fair Market Value on the date the withholding is to be determined equal to the minimum statutory withholding requirement but in no event shall such withholding exceed the minimum statutory withholding requirement. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 20
Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 21
General Provisions

21.1     Forfeiture Events; Recoupment and Clawbacks.

(a)

The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for Cause, termination of the Participant’s provision of services to the Company, Affiliate, or Subsidiary, violation of material Company, Affiliate, or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, any Affiliate, or Subsidiary.

(b)

If any of the Company’s financial statements are required to be restated resulting from errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any Award granted or paid to a Participant with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from the Participant shall be the amount by which the Award exceeded the amount that would have been payable to the Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Committee shall determine. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law (including but not limited to amounts that are required to be recovered or forfeited under Section 304 of the Sarbanes-Oxley Act of 2002). The Committee shall determine whether the Company shall effect any such recovery: (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program, or arrangement maintained by the Company, an Affiliate, or any Subsidiary, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.

21.2     Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.3     Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.4     Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.5     Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.6     Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)

Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.7     Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.8     Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

21.9     Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees and/or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees and Directors outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees and Directors outside the United States to comply with applicable foreign laws;

(d)

Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

21.10     Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.11     Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, its Subsidiaries, or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate or Subsidiary under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary or Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or the Subsidiary or Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

21.12     No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.13     Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

21.14     Deferred Compensation.

(a)

The Committee may grant Awards under the Plan that provide for the deferral of compensation within the meaning of Code Section 409A. It is intended that such Awards comply with the requirements of Code Section 409A so that amounts deferred thereunder are not includible in income and are not subject to an additional tax of twenty percent (20%) at the time the deferred amounts are no longer subject to a substantial risk of forfeiture.

(b)

Notwithstanding any provision of the Plan or Award Agreement to the contrary, if one or more of the payments or benefits to be received by a Participant pursuant to an Award would constitute deferred compensation subject to Code Section 409A and would cause the Participant to incur any penalty tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Committee may reform the Plan and Award Agreement to comply with the requirements of Code Section 409A and to the extent practicable maintain the original intent of the Plan and Award Agreement. By accepting an Award under this Plan, a Participant agrees to any amendments to the Award made pursuant to this Section 21.14(b) without further consideration or action.

21.15     Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant. Notwithstanding anything contained to the contrary in this Plan or Awards made hereunder, such other compensation arrangements (including, but not limited to, letter agreements, employment agreements, and severance or similar agreements) may contain different or additional vesting provisions (or other provisions) with respect to Awards made under this Plan and, in such case, the terms of such other compensation arrangements shall apply.

21.16     No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

21.17     Governing Law. The Plan and each Award Agreement shall be governed by the laws of the state of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

21.18     Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may: (a) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the SEC) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements), and (b) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

21.19     No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of the Plan to the contrary, the Company, its Affiliates and Subsidiaries, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

21.20     Indemnification. Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

* * *

ICF INTERNATIONAL

ICF INTERNATIONAL, INC.
ATTN: MOLLIE D. ROY
9300 LEE HIGHWAY
FAIRFAX, VA 22031-1207

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Cheryl W. Grisé 02 Eileen O'Shea Auen

The Board of Directors recommends you vote FOR proposals 2., 3., 4. and 5..

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000246124_1 R1.0.0.51160

Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the ICF International Annual Meeting of Stockholders, including the 2014 Annual Report and the proxy statement, are available over the Internet. To view the proxy materials, please have the reverse side of this notice available and visit www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

ANNUAL MEETING OF STOCKHOLDERS OF ICF INTERNATIONAL, INC.

JUNE 5, 2015

This Proxy is solicited on behalf of the Board of Directors

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 26, 2015, and revoking all prior proxies, hereby appoints Edward H. Bersoff, Sudhakar Kesavan, Srikant Datar, Leslye G . Katz and Peter Schulte (with full power to act alone and with power of substitution and revocation) to represent the undersigned and to vote, as designated on this proxy card, all shares of common stock of ICF International, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ICF International, Inc. to be held at 10:30 a.m., local time, on Friday, June 5, 2015, at the offices of ICF International, Inc., located at 9300 Lee Highway, Fairfax, Virginia, 22031, and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this proxy card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof, including on whether to adjourn or postpone the meeting.

The proxies will vote as the Board of Directors recommends where a choice is not specified.

0000246124_2 R1.0.0.51160

Continued and to be signed on reverse side